UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant		☑
Filed by a Party other than the Registrant		☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CREATING INNOVATIVE STEEL SOLUTIONS AK STEEL NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

AK Steel Holding Corporation	Dr. James A. Thomson	Roger K. Newport
9227 CENTRE POINTE DRIVE WEST CHESTER, OHIO 45069	NON-EXECUTIVE CHAIR OF THE BOARD	CHIEF EXECUTIVE OFFICER

April 10, 2019

Dear Fellow Stockholders:

It is our pleasure to invite you to the 2019 Annual Meeting of Stockholders of AK Steel Holding Corporation (“Annual Meeting”). The meeting will be held at 1:30 p.m., Eastern Time, on Thursday, May 23, 2019, and will be a webcast meeting of stockholders.

You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKS2019. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held on a virtual-only basis in order to facilitate participation by the broadest number of stockholders possible and to save costs relative to holding a physical meeting.

Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 25, 2019, or their duly appointed proxies. We strongly encourage you to participate by voting your proxy in one of the methods explained in the Notice of Annual Meeting of Stockholders that you received in the mail.

®

This year we have once again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need in an accessible format, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions for each of your voting options as described in the Proxy Statement and the Notice.

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important. The Board of Directors recommends that you vote your shares as follows for each proposal included in the Proxy Statement:

1.  FOR the election of each of the ten nominee Directors (Proposal No. 1).

2.  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019 (Proposal No. 2).

3.  FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4.  FOR the approval of the 2019 Omnibus Supplemental Incentive Plan (Proposal No. 4).

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important.

On behalf of your Board of Directors, we thank you for your continued support. Your interest and investment in our company is greatly appreciated.

Sincerely,

Dr. James A. Thomson	Roger K. Newport

2019 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

OF AK STEEL HOLDING CORPORATION (THE “COMPANY”)

Date:	Thursday, May 23, 2019

Time:	The meeting will begin at 1:30 p.m., Eastern Time.

Place:	The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/AKS2019. There is no physical location for the Annual Meeting.

Purposes:	1. To elect as Directors the ten candidates nominated by the Board;

2. To ratify, by a non-binding advisory vote, the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019;

3. To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers; 4. To approve the 2019 Omnibus Supplemental Incentive Plan; and

5. To transact such other business as properly may come before the meeting.

Who Can Vote:	AK Steel stockholders of record as of the close of business on March 25, 2019.

How You Can Vote:

You may vote in advance of the meeting via the Internet, by telephone, or by using the proxy card that will be enclosed with these materials (if you received a printed copy of the proxy materials). If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice or proxy card that you received (if you received a printed copy of the proxy materials). Your vote is important!

Right to Revoke Your Proxy:

You may revoke your proxy at any time before the vote is taken at the virtual meeting. If you are a stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (2) providing a written notice of revocation to our Corporate Secretary at AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, OH 45069, prior to your shares being voted; or (3) participating in the virtual meeting and voting. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.

Who May Attend:

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/AKS2019. The webcast will start at 1:30 p.m. Eastern Time. You will need the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while attending the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting.

Additional Details on Virtual Meeting Participation:

Our goal for the Annual Meeting is to enable the broadest number of stockholders to participate in the meeting at the lowest cost to them, while providing substantially the same access and exchange with the Board and Management as an in-person meeting. As such, we believe that we observe best practices for virtual stockholder meetings, including by providing a support line for technical and other assistance, addressing as many stockholder questions as time allows, and by posting all questions and answers posed at the Annual Meeting on our website within a reasonable time. Accordingly, additional information on how you can participate in the virtual Annual Meeting to the fullest extent is set forth in the “Questions and Answers About the Proxy and Annual Meeting” section of this Proxy Statement, which begins on page 1.

By Authorization of the Board of Directors,

Joseph C. Alter, Corporate Secretary

West Chester, Ohio

April 10, 2019

2019 Proxy Statement

2019 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our 2018 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2018, a copy of which is available at the Investors section of our website at www.aksteel.com.

Voting Matters and Recommendation

Our Board’s Recommendation

PROPOSAL 1. Election of Directors (page 7)

The Board and the members of the Nominating and Governance Committee believe that the ten Director nominees possess the necessary and preferred qualifications to provide effective oversight of the business and quality guidance and counsel to our Management to maximize long-term value for our stockholders.

FOR each Director Nominee
PROPOSAL 2. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm (page 103)

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm for the year ending 2019 is in our and our stockholders’ best interests. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public account firm. Ernst & Young has served as our auditor since 2013.

FOR
PROPOSAL 3. Advisory vote to approve Named Executive Officer Compensation (page 104)

We seek a non-binding advisory vote from our stockholders to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis (“CD&A”) section beginning on page 41. The Board values stockholders’ opinions and the Management Development and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions, as it has done each year since the inception of our annual advisory vote.

FOR
PROPOSAL 4. Approval of the 2019 Omnibus Supplemental Incentive Plan (page 108)

We seek approval of a new 2019 Omnibus Supplemental Incentive Plan (“2019 Plan”). The 2019 Plan is described in detail in Proposal 4, beginning on page 108. The principal purposes for the new 2019 Plan include, among other things, the need for sufficient shares of common stock for the future grant of stock option, restricted stock, restricted stock unit and performance share awards. The Board believes that the 2019 Plan is in the best interests of the Company and our stockholders, as it will enable the continuation of the most important aspect of our compensation program – namely, to align Management’s compensation with our performance in order to incentivize the creation of long-term stockholder value.

FOR

i	2019 Proxy Statement

Governance Highlights

We are committed to the highest standards of corporate governance, which we believe promote the long-term interests of our business and maximize returns for our stockholders, while strengthening Board and Management accountability. The following are some highlights of our governance framework:

❖	9 of 10 Director nominees are independent
❖	Independent leadership of the Board through our Non-Executive Chair
❖	All Committees comprised entirely of independent Directors
❖	4 of 10 Director nominees (40%) are diverse in terms of gender, race and/or ethnicity
❖	Annual election of Directors
❖	Majority voting for Directors
❖	Mandatory retirement age for Directors and Executive Officers
❖	Robust risk oversight by the Board and its Committees
❖	Pay-for-performance-based executive compensation program
❖	Executive compensation clawback policy
❖	Annual Board self-evaluation, including periodic use of third party evaluation facilitator
❖	Annual Committee self-evaluations
❖	Regular Executive Sessions of independent Directors
❖	Bi-annual stockholder outreach program
❖	Stock ownership guidelines for Directors and Executive Officers
❖	Majority of Director compensation in the form of restricted stock units
❖	Policy prohibiting insider trading, hedging transactions and pledging of securities by any employee or Director
❖	Proxy access rights – our By-laws include proxy access provisions permitting eligible stockholders to include in our proxy statement nominees for election to our Board.

ii	2019 Proxy Statement

Director Nominee Snapshot

Set forth below is a summary of relevant biographical information for each of our Director nominees.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships(1)	Other Public Boards

Dennis C. Cuneo	69	2008	Yes	Partner, Fisher & Phillips, LLP; President, DC Strategic Advisors, LLC	CS (Chair), N&G	1
Sheri H. Edison	62	2014	Yes	Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.	MD&C, N&G	0
Mark G. Essig	61	2013	Yes	President and Chief Executive Officer, Phoenix Services LLC	Audit, Finance (Chair)	0
William K. Gerber	65	2007	Yes	Managing Director, Cabrillo Point Capital LLC	Audit (Chair), Finance	1
Gregory B. Kenny	66	2016	Yes	Retired Chief Executive Officer & President of General Cable Corporation	Finance, CS	2
Ralph S. Michael, III	64	2007	Yes	Chairman, Fifth Third Bank, Greater Cincinnati Region	Finance, MD&C (Chair)	1
Roger K. Newport	54	2016	No	Chief Executive Officer, AK Steel Holding Corporation	None	1
Dwayne A. Wilson	60	2017	Yes	Retired Senior Vice President, Fluor Corporation	N&G, CS	1
Vicente Wright	66	2013	Yes	Retired President and Chief Executive Officer, California Steel Industries	Audit, CS	0
Arlene M. Yocum	61	2017	Yes	Retired Executive Vice President and Managing Executive of Client Service, PNC Asset Management	Audit, MD&C	0

(1)	MD&C = Management Development and Compensation Committee; N&G = Nominating and Governance Committee; CS = Corporate Sustainability Committee (formerly the Public and Environmental Issues Committee)

iii	2019 Proxy Statement

Director Average Age and Average Board Tenure Snapshot

The below charts provide the respective ages and tenures of service for each of our Director nominees, in addition to the average age and tenure.

iv	2019 Proxy Statement

Director Skill/Experience Snapshot

Set forth below is information for each of our Director nominees detailing their tenure and skills and illustrating the high level of experience and expertise each brings to the Board. The Director nominees are presented in order of their respective mandatory retirement dates under the Board’s mandatory retirement age policy of 74 years.

2019 AK Steel Board of Directors Skills/Experience Matrix

Director
Board Tenure
Year of Election	2008	2016	2013	2007	2007	2014	2013	2017	2017	2016
Mandatory Retirement Date	2024	2026	2027	2028	2029	2032	2032	2032	2033	2038
Compliance
Independent (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Outside Director (IRS § 162m)	yes	yes	yes	yes	yes	yes	no	yes	yes	no
Non-employee Director	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Financially Literate (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	n/a
Audit Comm. Financial Expert	n/a	n/a	yes	yes	n/a	n/a	yes	yes	n/a	n/a
Industry Experience
Present CEO or Executive					x	x	x			x
Past CEO		x	x				x		x
Executive Officer (past or present)	x	x	x	x	x	x	x	x	x	x
Steel Industry			x			x	x			x
Manufacturing or Related	x	x	x		x		x		x
Operations (including P&L)		x	x		x		x	x	x	x
International Business / Trade	x	x	x	x	x	x	x	x	x	x
Mergers and Acquisitions	x	x	x	x	x	x	x	x	x	x
Environmental or Energy	x		x		x		x	x	x
Specialty Skills / Experience
U.S. Public Company Board	x	x	x	x	x	x	x	x	x	x
Audit / Finance Committee (U.S. Public Company)	x	x	x	x	x	x	x	x		x
Compensation Committee (U.S. Public Company)	x	x		x	x	x	x	x	x
Governance Committee (U.S. Public Company)		x		x		x			x
Finance/Accounting/Audit	x	x	x	x	x	x	x	x		x
Legal	x					x		x
Human Resources	x		x				x
Technology/Engineering			x						x
Communications/Pub. Relations	x		x			x				x
Governmental Affairs	x		x			x				x
Diversity (ethnicity, gender, race, etc.)			x			x		x	x

Management Development and Compensation Committee’s Executive Compensation Philosophy

Pay-for-performance is the foundational principle of our executive compensation program. Our compensation philosophy, as shaped by the Management Development and Compensation Committee and approved by the Board, is that an executive compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our

v	2019 Proxy Statement

success. Consistent with that objective, the Committee believes that a significant portion of the overall compensation package for each of our Executive Officers should be performance-based, including performance-based vesting provisions for a significant portion of the equity incentives awarded to each Executive Officer. The Committee believes that a well-designed executive compensation program also includes both annual and long-term performance incentives. The Committee further believes that our compensation program should be designed to reward superior performance and to provide financial consequences for subpar performance.

As illustrated below, for 2018, 69% of the CEO’s target total direct compensation was performance-based and 64% of the other NEOs’ average target total direct compensation was performance-based.

vi	2019 Proxy Statement

Overview of 2018 Executive Compensation

Set forth below is the 2018 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules, plus an additional, final column, entitled “Total Not Including Change in Pension Value.” The amounts reported in this final column may differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in the final column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. See the 2018 Summary Compensation Table and the accompanying notes to the table beginning on page 82 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	SEC Total	Total Not Including Change in Pension Value

Roger K. Newport	$950,000	$0	$2,337,269	$1,010,944	$4,204,637	$3,729,492	$86,932	$12,319,574	$8,589,782
Chief Executive Officer
Kirk W. Reich	750,000	0	920,455	347,871	2,714,336	1,808,660	63,203	6,604,525	4,795,865
President and Chief Operating Officer
Jaime Vasquez	475,000	0	590,543	243,402	1,328,733	840,419	41,764	3,519,861	2,679,442
Vice President, Finance and Chief Financial Officer
Joseph C. Alter	400,000	0	301,787	111,290	974,168	19,811	43,979	1,851,035	1,831,224
Vice President, General Counsel and Corporate Secretary
Scott M. Lauschke	325,000	0	199,466	69,646	764,538	0	43,382	1,402,032	1,402,032
Vice President, Sales and Customer Service

vii	2019 Proxy Statement

Sustainability and Corporate Responsibility Highlights

We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, environment and the communities in which we live and work. We view sustainability as a key part of our strategy to maximize long-term shareholder value, as we believe that operating responsibly and providing products that help our customers achieve their sustainability goals provides us opportunities to grow our business; increase customer collaboration and loyalty; reduce our use of energy and natural resources; attract, retain and motivate employees; and differentiate us from our steel and non-steel competitors. In April 2019, we issued our 2018 Sustainability Report, which provides significantly increased disclosure and transparency regarding our corporate-wide sustainability efforts. We also disclose our steelmaking operations’ energy and water usage, emissions, waste generation and targets for reducing our environmental footprint. In addition, our Sustainability Report includes our scope 1 greenhouse gas (“GHG”) emissions, which are generally direct emissions from owned or controlled sources, and reduction targets for those emissions. Our Sustainability Report (which is not incorporated into this Proxy Statement) can be found in the “Corporate Citizenship” section of our website at https://www.aksteel.com/about-us/corporate-citizenship/sustainability. The following are some highlights of our sustainability program:

❖ Direct Oversight by the Corporate Sustainability Committee of the Board.

❖ Outperformed the domestic steel industry average in Occupational Safety and Health Administration (“OSHA”) recordable injury frequency for eleven consecutive years.

❖ Tremendous volume of recycled material—steel is the most recycled material on the planet.

❖ Another strong year for both air and water permit compliance.

❖ All steelmaking plants have ISO 14001 environmental management certification

❖ Committed to enhanced greenhouse gas emissions disclosure and targeted emissions reductions.

❖ Participating in research and development to advance technology, processes and approaches to reduce GHG emissions during the steelmaking process.

❖ Educating stakeholders that the production phase of steelmaking is less carbon-intensive than the processes for producing certain other competing materials, such as aluminum.

❖ Producing innovative steel solutions to further the sustainability goals of many of our automotive and other customers, including reduced GHG emissions and energy consumption.

❖ Contributing to our communities and being a responsible corporate citizen through the AK Steel Foundation, employee volunteer actions through AK Cares and other philanthropic programs.

viii	2019 Proxy Statement

Conformance with ISG Principles

One component of our corporate governance program is ensuring that we are responsive to our stockholders’ perspectives in terms of governance best practices. As part of this effort, the Nominating and Governance Committee and the Board evaluate our governance practices against key institutional frameworks. Among these frameworks are the Corporate Governance Principles for U.S. Listed Companies promulgated by the Investor Stewardship Group (“ISG”). ISG is a collective of some of the largest U.S.-based institutional investors and global asset managers, along with several of their international counterparts. As of the date of this Proxy Statement, ISG publicly discloses that its members cumulatively invest over $31 trillion in the U.S. equity markets. The following chart summarizes these ISG Corporate Governance Principles and our conformance with and commitment to each principle.

	ISG Principles	Implemented by AK Steel	Highlights of AK Steel Commitment to Principles
Principle 1	Board Accountability

•  Annual Board elections for all Directors

•  Majority voting and tendered resignation upon failure to receive majority of votes cast

•  Proxy access By-laws

•  Extensive disclosure of corporate governance and Board practices

Principle 2	Voting Rights Proportional to Economic Interest		• One share, one vote • No disparate voting rights
Principle 3	Responsiveness to Shareholder Proposals		• Stockholder outreach program • Track record of responsiveness to stockholder feedback and proposals • Independent Directors available to directly engage with stockholders
Principle 4	Strong, Independent Leadership Structure

•  Independent Chairperson with clearly defined and robust leadership role

•  All Committees chaired by and comprised of independent Directors

•  Regular “executive sessions” of the Board and Committees with independent Directors only

•  Board periodically reviews leadership structure

Principle 5	Board Structure that Enhances Effectiveness

•  Nine of ten Directors are independent

•  Experienced, well-rounded, diverse Board membership

•  Appropriate Committees and high level of attendance

•  Direct Board and Committee dialogue with, and participation by, independent auditors and mid-level Management

•  Robust annual self-evaluations by the Board and each Committee, including periodic use of an outside third-party facilitator

Principle 6	Long Term, Logical Management Incentive Structures

•  Combination of short- and long-term performance goals, with reasonable cash and equity mix, under Management compensation program

•  Pay-for-performance compensation program with incentives linked to sustainable economic value creation

•  Compensation plans clearly and fully disclosed

ix	2019 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company,” “AK Steel,” “us,” “we,” or “our”) of proxies to be voted at the 2019 Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 23, 2019, at 1:30 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/AKS2019, and at any and all postponements or adjournments thereof.

On or about April 10, 2019, we mailed to stockholders of record a notice containing instructions on how to access our 2019 Proxy Statement and 2018 Annual Report to Stockholders on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report to Stockholders via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

QUESTIONS AND ANSWERS ABOUT THE PROXY AND ANNUAL MEETING

1. Why is the Annual Meeting being webcast?

The Annual Meeting is being held on a virtual-only basis in order to enable participation by the broadest number of stockholders possible and to save costs compared to a physical meeting, particularly in view of the very low in-person attendance at Annual Meetings for many years leading up to our decision to hold virtual-only meetings (typically no more than a dozen individuals not associated with Management or the Board attended the meeting). In addition, a virtual meeting saves time and travel expense for our stockholders compared to a physical meeting. We are one of many prominent Delaware publicly-traded companies that have held virtual-only meetings and, as such, we are confident in the technology and believe that it enables stockholders to participate in the Annual Meeting more easily. In recent years, we have held the Annual Meeting of Stockholders as a virtual-only meeting and found it to be efficient and convenient for our stockholders.

2. How can I participate and ask questions at the Annual Meeting?

We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. All appropriate questions asked during the Annual Meeting will be read and addressed during the meeting. All questions and answers will be available on our website at www.aksteel.com in the “Investors” section, as soon as practicable following the Annual Meeting and retained until the next Annual Meeting. Stockholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their internet connectivity.

1	2019 Proxy Statement

3. What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

We have provided a toll-free technical support “help line” that can be accessed by any stockholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the Virtual Shareholder Meeting login page.

4. What is a “proxy?”

A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted by stockholders to us prior to the Annual Meeting. Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card for each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.

5. Whom am I appointing as my proxy?

The Proxy Committee consists of Roger K. Newport, our Chief Executive Officer; Kirk W. Reich, our President and Chief Operating Officer; and Joseph C. Alter, our Vice President, General Counsel and Corporate Secretary.

6. What is a Proxy Statement?

The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.

7. Why did I receive more than one Proxy Statement or proxy card?

You may receive more than one Proxy Statement or proxy card if you hold our stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.

8. Why are you soliciting my proxy?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because, at the close of business on March 25, 2019, the record date, you were: (1) a “stockholder of record,” which means that you were shown on our records as the owner of our common stock, or (2) the beneficial owner of shares held in street name. All stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues. In addition, stockholders who vote by proxy are deemed to be in attendance at the meeting for purposes of determining if there is a quorum.

9. What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name?”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other institution, then you are the “beneficial owner” of shares held in “street name.” The entity holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that entity on how to vote the shares held in your account.

2	2019 Proxy Statement

10. How do I obtain voting instructions if my stock is held in “street name?”

If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.

11. If I hold my stock in street name and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?

Not on all matters. If you hold your shares in street name and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.

12.   If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals will a vote not be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:

•	the election of Directors (Proposal No. 1);

•	the advisory vote on Named Executive Officer compensation (Proposal No. 3); and

•	the approval of the 2019 Omnibus Supplemental Incentive Plan (Proposal No. 4).

13.   If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals may a vote be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, that entity may cast a vote on your behalf only with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).

14. What are “broker non-votes” and how are they counted for voting purposes?

“Broker non-votes” occur when a broker (or a bank or other institution holding someone’s shares) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the holder on how to vote them and the holder does not have discretionary voting power with respect to the proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting.

15. What documentation must I provide to be admitted to the online Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/AKS2019 at least 15 minutes

3	2019 Proxy Statement

prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/AKS2019 until the 2020 Annual Meeting of Stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

16. What documentation must I provide to vote online at the Annual Meeting?

If you are a stockholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

17. Is there any way for me to vote my shares other than during the webcast of the Annual Meeting?

Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet in advance of the Annual Meeting. Our proxy card that you received in the mail contains instructions for voting by these methods. If you hold your shares in street name, you must follow the instructions contained in the Voting Instruction Form provided to you by the broker, bank or other institution holding your shares on your behalf.

18. Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?

You are entitled to one vote for each share of our common stock that you held as of the close of business on March 25, 2019.

19. How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/AKS2019, simply type your question in the “ask a question” box and click “submit”.

20. When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting we hold a question-and-answer session following the formal business of the meeting during which stockholders may submit questions to us. We anticipate having such a question-and-answer session at the 2019 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

21. What is a quorum and why is it important?

In the context of the Annual Meeting, a quorum is the presence at the meeting, either virtually or by proxy, of stockholders holding the minimum number of shares of stock necessary to make the proceedings of that meeting valid under our By-laws and applicable law. More specifically, the presence of stockholders at the meeting, virtually or represented by proxy, holding a majority of our issued and outstanding shares constitutes a quorum. As of March 25, 2019, there were 316,307,945 issued and outstanding shares of our common stock, which is the only class of stock outstanding. The number of shares necessary to constitute a quorum in the context of the Annual Meeting is 158,153,973.

4	2019 Proxy Statement

22. What are my choices when voting on a particular proposal?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each proposal.

23. How many votes are needed for the proposals to pass?

Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for a nominee to be elected. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a Director Nominee’s election exceeds the number of votes cast “AGAINST” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes in this context.

Advisory vote to ratify appointment of Ernst & Young LLP as independent registered public accounting firm (Proposal No. 2) and Advisory vote to approve Named Executive Officer compensation (Proposal No 3). Each of these proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy, in order to be approved. In this context, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a proposal exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes for either of these proposals. Please note, however, that the results of the votes regarding the appointment of the independent registered public accounting firm (Proposal No. 2) and the approval of Named Executive Officer compensation (Proposal No. 3) are non-binding.

Approval of the 2019 Omnibus Supplemental Incentive Plan (Proposal No. 4). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for approval of our 2019 Omnibus Supplemental Incentive Plan. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” the approval of our 2019 Omnibus Supplemental Incentive Plan exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes in this context.

24. What does it mean to “ABSTAIN” from voting and what impact does that have?

If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be considered “present” and “entitled to vote” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. Beyond being counted for purposes of establishing a quorum, the practical effect of voting to “ABSTAIN” may vary depending upon the proposal for which you submit it. Voting to “ABSTAIN” will have no effect on the outcome of any of this year’s proposals because the outcome of the vote on each proposal will be based upon the number of votes cast and votes to “ABSTAIN” are not counted as votes cast. However, with respect to Proposal No. 2 (Ratification of the appointment of the independent registered public accounting firm), and Proposal No. 3 (Approval of Named Executive Officer compensation), the vote is advisory in nature and, to the extent that the Board considers and gives weight to the voting results when considering future action on the subject of the proposal, a vote to “ABSTAIN” provides no input to the Board with respect to your preference on that subject.

25. Who will count the votes?

The votes will be counted by an inspector of election appointed by the Board. The Board has appointed Ms. Amy Pavich of Broadridge as the inspector of election and Mr. Peter Scheibelein, also of Broadridge (or such other qualified representative of Broadridge, as necessary), as an alternate inspector of election in the event Ms. Pavich is unable to serve.

5	2019 Proxy Statement

26. What happens if I return my proxy card but do not mark how I want my votes to be cast?

If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the Proxy Committee as recommended by the Board of Directors.

27. How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

1.	FOR the election of each of the nominee Directors (Proposal No. 1).

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019 (Proposal No. 2).

3.	FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4.	FOR the approval of the 2019 Omnibus Supplemental Incentive Plan (Proposal No. 4).

6	2019 Proxy Statement

ELECTION OF DIRECTORS

(Proposal No. 1 on the proxy card)

All of our incumbent Directors will stand for election at the Annual Meeting, other than Dr. James A. Thomson. Dr. Thomson has been an invaluable contributor to the Board since joining it in 1996, including serving as Non-Executive Chair of the Board since 2016, Chair of the Nominating & Governance Committee since 2015 and Chair of the Corporate Sustainability Committee (formerly the Public and Environmental Issues Committee) from 2003 to 2015. However, he is not eligible to be re-nominated because of the Board’s mandatory retirement age policy.

If elected, each nominee will serve as a Director for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualified. If any nominee is unable to serve, or determines prior to his or her election that he or she will be unable to serve, proxies may be voted by the proxy holders for another person designated by the Board of Directors. We have no reason to believe that any nominee will be unable to serve.

Overview

We are proud to have a Board of Directors comprised of a diverse group of distinguished and highly accomplished individuals, all of whom are independent except for Mr. Newport, our Chief Executive Officer. Collectively, our Directors bring a wide range of viewpoints and backgrounds to the Board, rooted in a broad base of complementary experience and expertise. They share a record of substantial achievements and extraordinary service in the public and private sectors and in charitable endeavors.

The Board’s members include current and former top executives of leading American and international companies. Having overseen successful companies themselves, these Directors are able to assist our Management in reaching and implementing key tactical and strategic decisions, leveraging experiences from their combined decades of leadership and experience. In many instances, the companies with which the Directors are or were formerly executives conduct business in areas that either are related to our ongoing business or operations (such as the steel industry or automotive business), or otherwise share similar characteristics with our business or operations (such as operating in the manufacturing sector).

Many of our Directors also have served and currently serve on other boards of directors, including the boards of some of the world’s top companies, premier academic institutions and leading charitable organizations. Their experiences on these other boards enhance their base of experience and facilitate their ability to provide strategic oversight and direction to our Management.

As with all boards of directors, the composition of our Board changes over time, as new Directors replace those whose service on the Board has ended. Among the numerous responsibilities of the Nominating and Governance Committee, which is comprised entirely of independent Directors, are identifying, screening and recommending persons for nomination by the Board to serve as a Director. Directors are selected on the basis of, among other things, the following criteria listed in our Corporate Governance Guidelines:

•	personal qualities and characteristics, such as judgment, integrity, reputation in the business community and record of public service;

•	substantive business and professional expertise, experience and accomplishments;

•	ability and willingness to devote sufficient time to the affairs of the Board and our Company;

•	diversity of viewpoints, backgrounds and experience; and

7	2019 Proxy Statement

•

the needs of the Company and the Board at the time of the Director’s nomination, including the fit of a particular individual’s skills and personality with those of other Directors in building a Board able to provide effective strategic oversight and focus on long-term shareholder value.

One of the explicit criteria listed above for selection as a Director nominee is the diversity of viewpoints, backgrounds and experience the potential nominee will bring to the Board. Thus, the Nominating and Governance Committee specifically considers diversity in discharging its duty to identify, screen and review individuals qualified to serve as Directors. In addition, pursuant to its Charter, the Committee also annually reviews the size and composition of the Board as a whole to consider whether the Board reflects the appropriate balance of skills, experience and other characteristics, including diversity. The Committee does not, however, apply a narrow definition of diversity that would limit it to an individual’s gender, race, ethnic background or other such personal characteristics. Rather, the Committee views diversity as an expansive criterion that encompasses differing backgrounds, perspectives, personal qualities, technical skills, professional experience, expertise, education and other desired qualities. It utilizes this inclusive view in the context of identifying and evaluating nominees whose viewpoints, attributes and experiences, taken as a whole, will complement the existing Board and facilitate its ability to be effective and responsive to our needs and the needs of our stockholders.

The below charts provide, in graphic form, some aspects of the diversity profile of our Board nominees.

8	2019 Proxy Statement

Information Concerning Nominees for Directors

Dennis C. Cuneo

Director Since: January 21, 2008

Age: 69

Current Principal Occupation:

Partner, Washington DC office, Fisher & Phillips LLP; President, DC Strategic Advisors, LLC

Current AK Steel Board Committees:

•   Corporate Sustainability (Chair)

•   Nominating & Governance

Other Public Company Boards:*

Current

•  BorgWarner Inc. (2009 — present)

Prior – None

Education:

•   Bachelor of Science in Business Administration degree from Gannon College

•   Master of Business Administration degree from Kent State University

•   Juris Doctor degree from Loyola University

Prior Significant Positions Held:

Served as an attorney at Arent Fox LLP from 2006 to 2010; Senior Vice President of Toyota Motor North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America, Inc. from 2004 to 2006; and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006.

Other Information:

Serves on the board of directors for the Center for Automotive Research. Serves as the Vice Chair for the Board of Trustees of Loyola University in New Orleans. Served as Board Chairman of the Cincinnati Branch of the Federal Reserve from 2003 to 2004. Former member of the executive committee and chair of the human resources group of the National Association of Manufacturers. Previous gubernatorial appointments in California, Kentucky and Mississippi.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Cuneo brings a wealth of experience in, and a deep understanding of, the automotive industry, our most significant product market and a focus of our corporate strategy, and in government affairs, which has been particularly relevant in the steel industry in recent years. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for government relations, environmental affairs, administration, public relations, investor relations, corporate advertising, legal affairs, philanthropy, planning, research, and Toyota’s Latin America Research Group. As one of Toyota’s earliest American manufacturing executives, he was instrumental in the launch of the company’s manufacturing operations in North America, and led Toyota’s site selection team for North America for over ten years. He continues to consult in the automotive industry, and sits on the Boards of BorgWarner Inc., a publicly-traded automotive supplier, and the Center for Automotive Research, a leading auto industry think tank. Thus, he not only brings to the Board his knowledge of the automotive industry and its trends, he also contributes significantly to its expertise and experience in a broad range of Board oversight areas. Mr. Cuneo also is a licensed attorney and has significant experience in trade and government relations, so he is able to provide valuable perspectives on issues facing the Board and our company, particularly with respect to corporate governance, regulatory matters and trade.

*

Included in this section for Mr. Cuneo, and similarly for all other nominees below, are all directorships at public companies and registered investment companies held currently or at any time since January 1, 2014.

9	2019 Proxy Statement

Sheri H. Edison

Director Since: August 1, 2014

Age: 62

Current Principal Occupation:

Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.

Current AK Steel Board Committees:

•   Management Development & Compensation

•   Nominating & Governance

Other Public Company Boards:

•  Current – None

•  Prior – None

Education:

•   Bachelor of Arts degree in History and Journalism from the University of Southern California

•   Juris Doctor degree from Northwestern University School of Law

Prior Significant Positions Held:

Senior Vice President, Chief Administrative Officer and Assistant Secretary of Hill-Rom, Inc. from 2007 to 2010; Vice President, Global Quality System, General Counsel, and Secretary of Hill-Rom, Inc. from 2006 to 2007; Vice President, General Counsel and Secretary of Hill-Rom, Inc. from 2003 to 2007; Vice President and General Counsel and Secretary of Batesville Casket Company, Inc. from 2002 to 2003; Assistant General Counsel of LTV Steel Company from 1999 to 2002.

Other Information:

Member, National Association of Corporate Directors (NACD) and NACD Fellow; Member of Board of Directors of Fox Valley Community Foundation; Alumnae, DirectWomen Board Institute; Member of Board of Directors of the Waisman Center, University of Wisconsin, Madison.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Ms. Edison brings valuable knowledge and insight to the Board as a current executive officer of a large, publicly-traded manufacturer, as well as by virtue of her prior steel industry experience. As Senior Vice President, Chief Legal Officer and Secretary of Bemis Company, she is able to share with the Board her experience and acumen dealing with the contemporary, evolving issues present in a complex, multinational manufacturer. In addition, Ms. Edison’s service at Bemis and her prior roles in the legal department of other large manufacturing companies enables her to contribute a broad and deep understanding of the dynamic environment with respect to the legal, regulatory, enterprise risk and corporate governance issues that we regularly face. Ms. Edison also brings direct knowledge and experience from the steel industry, having previously served in a senior management position with LTV Steel Company.

10	2019 Proxy Statement

Mark G. Essig	Director Since: November 1, 2013 Age: 61 Current Principal Occupation: President and Chief Executive Officer, Phoenix Services LLC Current AK Steel Board Committees: • Finance (Chair) • Audit	Other Public Company Boards: • Current – None • Prior – None Education: • Bachelor degree from Loyola University • Master of Business Administration degree from the University of Illinois

Prior Significant Positions Held:

Chief Executive Officer of FKI Security Group from 2012 to 2018. Chief Executive Officer of RathGibson LLC from 2011 to 2012; President and CEO of Sangamon Industries LLC from 2008 to 2011; Chief Executive Officer of Aviation, Power & Marine, Inc. from 2009 to 2010; President and CEO of Barjan LLC from 2002 to 2008; Chief Executive Officer, President and Chairman of the Board of GS Industries from 1998 to 2002; held several positions at AK Steel, including Executive Vice President—Operations and Sales from 1997 to January 1998, Executive Vice President—Sales 1994 to 1997, Vice President—Sales and Marketing from 1992 to 1994 and Assistant to CEO and Vice President—Human Resources in 1992; Chief Financial Officer of Washington Steel Corporation from 1990 to 1992 and Vice President—Finance and Administration from 1988 to 1990.

Other Information:	Serves on the Board of Directors of Phoenix Services LLC. Served on the Board of Directors of Steel Technologies from 2002 to 2008.

Narrative Description of Experience, Qualifications, Attributes and Skills:

As a current and former chief executive of several companies, Mr. Essig brings to the Board the perspective of a leader facing a dynamic business environment on a daily basis. As President and CEO of Phoenix Services, a leading international supplier of various services to steel companies around the world, Mr. Essig has an in-depth understanding of the domestic and global steel industry and the key trends shaping the business. He is an accomplished senior operating executive with a wealth of finance, sales and management experience in a number of diverse industries, including significant experience with manufacturing businesses. In addition to his current leadership role at Phoenix Services, he previously served as an executive officer of AK Steel and Washington Steel, and therefore brings to the Board a deep understanding of the industry and its challenges and opportunities. Mr. Essig is one of the Board’s “audit committee financial experts.” Mr. Essig also has experience heading various portfolio companies of private equity firms, where he maintained a keen focus on operational efficiency and maximizing shareholder value.

11	2019 Proxy Statement

William K. Gerber	Director Since: January 1, 2007 Age: 65 Current Principal Occupation: Managing Director, Cabrillo Point Capital LLC Current AK Steel Board Committees: • Audit (Chair) • Finance

Other Public Company Boards:

Current

•  Wolverine World Wide, Inc. (2008 — present)

Prior

•  Kaydon Corporation (2007 — 2013)

Education:

•   Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania

•   Master of Business Administration from the Harvard Graduate School of Business Administration

Prior Significant Positions Held:

Executive Vice President and Chief Financial Officer of Kelly Services, Inc. from 1998 to 2007; Vice President-Finance from 1993 to 1998 and Vice President-Corporate Controller from 1987 to 1993 of L Brands Inc. (f/k/a The Limited Brands Inc.)

Other Information:	Member, National Association of Corporate Directors (NACD); served on the Board of Directors of Brylane, L.P. from 1993 to 1997.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Gerber brings an impressive background in corporate finance and accounting to AK Steel’s Board. Mr. Gerber currently is Managing Director of Cabrillo Point Capital LLC, a private investment fund. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing solutions company. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc. By virtue of these and other positions, Mr. Gerber is one of the Board’s “audit committee financial experts.” He thus contributes a broad and keen understanding of complex financial and accounting matters to the Board and its Audit Committee, which he chairs. The Board also benefits from Mr. Gerber’s membership on the audit committee of Wolverine World Wide, Inc., as he is able to share best practices and ideas learned and developed during his service on that committee.

12	2019 Proxy Statement

Gregory B. Kenny

Director Since: January 1, 2016

Age: 66

Current Principal Occupation:

Retired Chief Executive Officer and President of General Cable Corporation

Current AK Steel Board Committees:

•   Finance

•   Corporate Sustainability

Other Public Company Boards:

Current

•  Cardinal Health, Inc. (2007 — present); Ingredion Incorporated (2005 — present)

Prior

•  General Cable Corporation (1997 — 2015)

Education:

•   Bachelor of Science, Business Administration degree from Georgetown University

•   Master of Business Administration degree from The George Washington University

•   Master of Public Administration from Harvard University

Prior Significant Positions Held:

Chief Executive Officer and President of General Cable Corporation from 2001 to 2015, President and Chief Operating Officer of General Cable from 1999 to 2001, and Executive Vice President and Chief Operating Officer of General Cable from March 1997 to May 1999. Previously held executive level positions at Penn Central Corporation and began his career as a Foreign Service officer with the United States Department of State.

Other Information:

Served on the Board of Directors of IDEX Corporation from 2002 to 2007; Director of The Federal Reserve Bank of Cleveland, Cincinnati branch, from 2009 to 2014; Former Member of the Board of Governors of the National Electrical Manufacturers Association, Former Member of the Board of Directors of the Cincinnati Museum Center and Former Member of the Board of Big Brothers / Big Sisters of Greater Cincinnati.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Kenny is the retired Chief Executive Officer and President of General Cable Corporation, a global manufacturer and distributor of wire and cable products (which itself was publicly-traded prior to being acquired by Prysmian Group in 2018). Having run a large, complex, publicly-traded manufacturing company whose business is similar in many ways to our own, Mr. Kenny provides the Board with a deep and broad understanding of the most significant factors affecting AK Steel’s business. His leadership experience at General Cable also enables him to share unique insights on key trends and emerging issues to help enhance our focus on driving shareholder value. In addition, Mr. Kenny serves as Non-Executive Chair of two other public company boards: Cardinal Health, Inc., a Fortune 20 global healthcare services and products company, and Ingredion Incorporated, a Fortune 500 global ingredients solutions company. Mr. Kenny’s leadership of and experience on the boards of directors of other large, sophisticated international businesses allow him to share best practices on matters including strategic transactions, corporate governance, management succession, executive compensation, risk management and other key areas of Board oversight.

13	2019 Proxy Statement

Ralph S. Michael, III

Director Since: July 20, 2007

Age: 64

Current Principal Occupation:

Chairman, Fifth Third Bank, Greater Cincinnati Region

Current AK Steel Board Committees:

•   Management Development & Compensation (Chair)

•   Finance

Other Public Company Boards:

Current

•  Arlington Asset Investment Corporation (2006 — present)

Prior

•  Key Energy Services Inc. (2003 — 2016)

Education:

•   Bachelor of Arts degree in economics from Stanford University

•   Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management

Prior Significant Positions Held:

President and Chief Operating Officer of the Ohio Casualty Insurance Company from 2005 until its sale in 2007; Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association, and Executive Vice President and Manager of Private Asset Management for U.S. Bank, from 2004 to 2005; President of U.S. Bank Oregon from 2003 to 2005; Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing, from 2001 to 2002; Executive Vice President and Chief Executive Officer of PNC Corporate Banking from 1996 to 2001.

Other Information:

Serves as Vice Chairman for the Cincinnati Center City Development Corporation. Serves on the board of directors of The Cincinnati Bengals, Inc., CSAA Insurance Exchange and AAA Auto Club Alliance. Serves as Vice Chair of the Board of Trustees of Xavier (OH) University. Serves as Vice Chairman of the Board of Trustees of TriHealth, Inc. and on the board of trustees of the Cincinnati Chapter of The American Red Cross.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Michael brings a strong business, banking and financial background to the Board. Mr. Michael has held executive level positions with several companies in the insurance and financial sectors, including in his current capacity as Chairman, Fifth Third Bank, Greater Cincinnati Region. Previously, Mr. Michael held various executive and management positions with Fifth Third Bank, Ohio Casualty Insurance Company, U.S. Bank and PNC Financial Services Group. His experience and background also enable him to provide valuable insights on a variety of Board oversight matters, including complex banking and financial issues. In addition, the Board and Management benefit from the experience and knowledge Mr. Michael provides from service on other public company boards. These include capital markets and finance matters as a former director for FBR & Co. and energy-related issues as a former member of the board and former Lead Director of Key Energy Services, Inc.

14	2019 Proxy Statement

Roger K. Newport	Director Since: January 1, 2016 Age: 54 Current Principal Occupation: Chief Executive Officer of AK Steel Holding Corporation Current AK Steel Board Committees: • None

Other Public Company Boards:

•  Current – Alliant Energy (2018 — present)

•  Prior – None

Education:

•   Bachelor of Science degree in accounting from the University of Cincinnati

•   Master of Business Administration degree from Xavier University

Prior Significant Positions Held:

Executive Vice President, Finance and Chief Financial Executive Officer from May 2015 to December 2015; Senior Vice President, Finance and Chief Financial Officer since 2014; Vice President, Finance and Chief Financial Officer since 2012. Prior to that, Mr. Newport served in a variety of other capacities since joining us in 1985, including Vice President—Business Planning and Development, Controller and Chief Accounting Officer, Assistant Treasurer, Investor Relations, Manager—Financial Planning and Analysis, Product Manager, Senior Product Specialist and Senior Auditor.

Other Information:

Serves as a member of the University of Cincinnati Lindner College of Business Advisory Council, as Chairman of the Board of Directors of the American Iron and Steel Institute, as a member of the Executive Board of the World Steel Association, and as a member of the Steel Market Development Institute CEO Group.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Newport is our Chief Executive Officer. He began his career with us in 1985 in the accounting department and quickly advanced through a number of increasingly responsible finance, sales and marketing roles at the corporate headquarters and at Middletown Works. He has broad and deep experience with our business, serving in a variety of officer-level roles. These roles began with Mr. Newport being elected Controller, then progressed to Chief Accounting Officer. Later, Mr. Newport was named Vice President, Business Planning and Development, and Vice President, Finance and Chief Financial Officer. In 2014, he was named Senior Vice President, Finance and Chief Financial Officer, and Executive Vice President, Finance and Chief Financial Officer in 2015. His long and varied tenure with us provides him with comprehensive knowledge of our business and the steel industry generally. In addition, Mr. Newport provides insight into the broader industry as Chairman and member of the Board of Directors of the American Iron and Steel Institute and the World Steel Association, and member of the Steel Market Development Institute CEO Group. As the only Director on the Board who is also a member of Management, he is able to provide the Board with an “insider’s view” of all facets of our business. Mr. Newport constantly engages with employees at multiple levels, and through his communication, experience and leadership skills provides the Board with valuable input and acumen.

15	2019 Proxy Statement

Dwayne A. Wilson

Director Since: January 9, 2017

Age: 60

Current Principal Occupation:

Retired, Senior Vice President, Fluor Corporation

Current AK Steel Board Committees:

•   Nominating & Governance

•   Corporate Sustainability

Other Public Company Boards:

•  Current – Ingredion Incorporated (2010 — present)

•  Prior – None

Education:

•   Bachelor of Science degree in Civil Engineering from Loyola Marymount University, Los Angeles, CA

Prior Significant Positions Held:

Senior Vice President of Fluor Corporation from 2014 to 2016; President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC from 2011 to 2014; Group President, Fluor Industrial from 2007 to 2011; President, Fluor Mining & Minerals from 2003 to 2007; President, Fluor Commercial and Industrial Institutional from 2002 to 2003.

Other Information:

Serves as a trustee of the Fluor Foundation and serves on the Board of Trustees of the Greenville (SC) Health System; serves as a Fellow for the National Association of Corporate Directors; past director of the Urban League of Upstate South Carolina; served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wilson is a retired Senior Vice President of Fluor Corporation. He gained a wide array of experience with different industries and in varied global geographies during his distinguished 35-year career with Fluor, an international, publicly-traded professional services company providing engineering, construction, commissioning, project management and other services to companies around the world. Much of Mr. Wilson’s experience at Fluor was serving manufacturing and raw materials companies with businesses facing similar issues, risks and opportunities to AK Steel. He also served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site, including the Savannah River National Laboratory. In this position, Mr. Wilson gained multi-faceted experience, including navigating complex government regulations and managing a significant workforce in challenging circumstances. He is also a civil engineer, which enables him to provide the Board and Management with a unique, valuable perspective on operational matters.

16	2019 Proxy Statement

Vicente Wright

Director Since: November 1, 2013

Age: 66

Current Principal Occupation:

Retired President and Chief Executive Officer of California Steel Industries

Current AK Steel Board Committees:

•   Audit

•   Corporate Sustainability

Other Public Company Boards: • Current – None • Prior – None Education: • Bachelor degree in marketing from Marquette University

Prior Significant Positions Held:

President and Chief Executive Officer of California Steel Industries from 2008 to 2012; director of iron ore and pellet sales for VALE SA from 2007 to 2008; President and CEO of Rio Doce America Inc. (RDA) and Rio Doce Limited (RDL), a subsidiary of VALE SA, from 2004 to 2006; President and CEO of California Steel Industries from 2003 to 2004, and Executive Vice President, Finance and CFO from 1998 to 2003.

Other Information:

Former Chairman and former member of the board of directors for Children’s Fund; former member of the board of directors of American Iron and Steel Institute; former Chairman of California Steel Industries; former board member of Acominas steel mill in Brazil; former board member of CSN steel mill in Brazil; former Chairman and board member of Nova Era Silicon ferro silicon mill in Brazil; and former board member of SEAS ferro manganese mill in France.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wright’s extensive experience in the steel, iron ore and related industries enables him to contribute a wealth of strategic and operational knowledge with respect to key issues affecting us. As a former Chief Executive Officer of another major steel company, he is able to provide valuable insights into the current challenges and opportunities for our business. In addition, by virtue of his experience working for one of the world’s largest iron ore producers, he is able to provide guidance with respect to significant trends and emerging issues pertaining to one of our most significant raw materials. Having served as an executive for several large international metals and mining companies, he brings to the Board a global and diverse perspective to our business. Mr. Wright is one of the Board’s “audit committee financial experts.” Mr. Wright also is multi-lingual and has worked in various regions of the world throughout his distinguished career.

17	2019 Proxy Statement

Arlene M. Yocum

Director Since: January 9, 2017

Age: 61

Current Principal Occupation:

Retired, Executive Vice President and Managing Executive of Client Service, PNC Asset Management

Current AK Steel Board Committees:

•   Audit

•   Management Development & Compensation

Other Public Company Boards:

•  Current – None

•  Prior – Key Energy Services, Inc. (2007 — 2016)

Education:

•   Bachelor of Arts degree in Economics and Political Science from Dickinson College

•   Juris Doctor degree from Villanova School of Law

Prior Significant Positions Held:

Executive Vice President and Managing Executive of Client Service, PNC Asset Management from 2003 to 2016; Executive Vice President of the Institutional Investment Group, PNC Asset Management from 1998 to 2003; Director, PNC Private Bank from 1995 to 1998.

Other Information:

Serves on the board of the Community College of Philadelphia Foundation; served on the board of LaSalle College High School; previously served as trustee of Pierce College and the Philadelphia Bar Foundation; Member, National Association of Corporate Directors (NACD) and Vice Chair of NACD Philadelphia Chapter.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Ms. Yocum brings extensive business and management experience to the Board, drawing from her distinguished career in the financial services industry and from her prior service on several other public company boards. As a former executive at PNC Bank, including heading the bank’s Client Sales and Service for PNC’s Asset Management Group, she contributes expertise in a variety of investment and finance areas. Ms. Yocum has also served on, and assumed leadership roles with, multiple other public company boards of directors, including chairing audit committees and a special committee overseeing a complex government investigation. Our Board benefits from this deep and varied board and committee experience, as she is able to share best practices and lesson-learned from other companies. Ms. Yocum is one of the Board’s “audit committee financial experts.” In addition, Ms. Yocum has former board experience with an energy services company, through which she acquired and shares with the Board a broad understanding of the energy industry, which is important in light of the fact that energy is and will always be a vital input and significant expense for our business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

18	2019 Proxy Statement

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has five standing committees: an Audit Committee, a Corporate Sustainability Committee, a Finance Committee, a Management Development and Compensation Committee, and a Nominating and Governance Committee. The table below shows the current membership for each Board committee.

Director	Audit Committee	Corporate Sustainability Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Governance Committee
Dennis C. Cuneo		✓(Chair)			✓
Sheri H. Edison				✓	✓
Mark G. Essig	✓		✓(Chair)
William K. Gerber	✓(Chair)		✓
Gregory B. Kenny		✓	✓
Ralph S. Michael, III			✓	✓(Chair)
Roger K. Newport
Dr. James A. Thomson (1)				✓	✓(Chair)
Dwayne A. Wilson		✓			✓
Vicente Wright	✓	✓
Arlene M. Yocum	✓			✓

(1)

Dr. Thomson is the independent Non-Executive Chair of the Board. He will retire from the Board and, therefore, no longer be a member of these Committees, following the 2019 Annual Meeting. As previously disclosed, he is not eligible to be re-nominated because of the Board’s mandatory retirement age policy.

Audit Committee

The Audit Committee currently has four members and met nine times in 2018. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Management’s conduct of our financial reporting process, including:

•	overseeing the integrity of our financial statements and internal control over financial reporting;

•	monitoring compliance with legal and regulatory requirements;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	assessing the performance of the independent registered public accounting firm and internal audit function;

•	determining annually that one or more of its members meets the definition of “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002; and,

•	reviewing annually the financial literacy of each of its members, as required by the New York Stock Exchange (“NYSE”) listing standards.

The Audit Committee also has principal oversight over cybersecurity and information technology matters and regularly discusses these subjects in detail, including assessments of the key risks we face and Management’s actions to mitigate or eliminate these risks.

19	2019 Proxy Statement

In fulfilling these responsibilities, the Audit Committee selects and appoints the independent registered public accounting firm that will serve as the independent auditor of our annual financial statements and internal control over financial reporting. As a matter of good corporate governance, the Committee seeks non-binding ratification by our stockholders of the appointment of that firm as our independent registered public accounting firm. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, our critical accounting policies and estimates, and the recommendations of the independent registered public accounting firm regarding our internal accounting systems and controls. The report of the Audit Committee is located on page 101.

At its March 2019 meeting, the Board of Directors determined that all of the members of the Audit Committee are financially literate and that Ms. Yocum and each of Messrs. Essig, Gerber and Wright is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board further determined that each member of the Audit Committee satisfies the independence requirements of the NYSE Listed Company Manual Sections 303A.02, 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act. The Audit Committee and each of its members also satisfy all other applicable requirements of those provisions.

Corporate Sustainability Committee

The Corporate Sustainability Committee currently has four members and met five times in 2018. The primary purpose of the Corporate Sustainability Committee is to review on behalf of the Board, and to advise Management with respect to:

•	the responsibilities of good corporate citizenship with respect to sustainability, public policy, trade, environmental matters, legal, health and safety issues;

•	environmental policies, procedures and performance;

•	health and safety policies, procedures and performance;

•	major litigation and other significant legal matters, including policies and procedures for complying with legal and regulatory obligations;

•	the activities of the AK Steel Foundation and policies and procedures for charitable contributions;

•	the activities of the AK Steel Political Action Committee (“PAC”) and policies and procedures for political contributions;

•	the national and international developments in political, legislative, regulatory and other matters involving public policy that may impact our business, including trade matters;

•	policies and procedures relating to our corporate sustainability and social responsibility activities, including without limitation those pertaining to:

•	energy consumption;

•	water usage;

•	climate change;

•	greenhouse gases and other emissions;

•	waste disposal;

•	recycling; and

•	social matters.

20	2019 Proxy Statement

Among other activities, the Corporate Sustainability Committee also (i) evaluates and provides direction with respect to our annual Sustainability Report, (ii) oversees our activities concerning trade matters and government relations, including the operations of the AK Steel PAC and the contributions that it has made, and (iii) monitors our progress on our GHG emissions reduction targets and initiatives.

Finance Committee

The Finance Committee currently has four members and met seven times in 2018. The primary purpose of the Finance Committee is to advise and assist the Board in fulfilling its oversight responsibilities with respect to:

•	reviewing and recommending to the Board our annual Business Plan;

•	our exposure to short- and long-term financial risk and Management’s strategies, plans and procedures to manage such risks, including its hedging strategies;

•	our capital structure and liquidity, including credit facilities;

•	Management’s assessment of our cash needs, evaluation of capital market and other options to assist in addressing those needs, and recommendations with respect to those options; and,

•

the performance of the members of the Benefit Plans Administrative Committee and the Benefit Plans Asset Review Committee, and the performance of assets under the direction of the Benefit Plans Asset Review Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee currently has four members and met five times in 2018. The primary purpose of the Management Development and Compensation Committee is to assist the Board in overseeing our management compensation policies and practices, including:

•	designing and evaluating our compensation program to ensure that it is structured to facilitate our foundational principle of pay-for-performance;

•	overseeing and reporting to the Board on the development and implementation of our policies and programs for the development of our senior leadership, including our Executive Officer succession plan;

•	determining and approving the compensation of our Chief Executive Officer and other Executive Officers;

•	reviewing and approving management incentive compensation policies and programs, including equity compensation for employees;

•	reviewing and approving the CD&A for inclusion in the proxy statement;

•	reviewing and assessing our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking;

•

reviewing and assessing any stockholder advisory vote on the compensation of our Named Executive Officers (“say-on-pay vote”) and feedback from Management’s stockholder engagement program, including consideration of whether to make any adjustments to our executive compensation policies and practices in light of such assessments;

•	reviewing and recommending to the Board the frequency with which we should submit to the stockholders a say-on-pay vote; and,

•	reviewing the independence of its compensation consultant(s).

21	2019 Proxy Statement

In addition, to ensure that Management and the Board are adequately focused on diversity and inclusion, every meeting of the Committee includes at least one agenda item related to these topics and our ongoing initiatives to improve on these fronts at each level of our company, from the Executive Officers to the plant floor.

At its March 2019 meeting, the Board of Directors determined that all of the members of the Management Development and Compensation Committee are “non-employee directors” as that term is defined in Rule 16b-3(b)(3) under the Exchange Act. The Board further determined that each member of the Management Development and Compensation Committee satisfies the independence requirements of NYSE Listed Company Manual Section 303A.02. The Management Development and Compensation Committee and each of its members also satisfy all of the requirements of NYSE Rule 303A.05. For additional information concerning the Management Development and Compensation Committee and its activities, see “Compensation Discussion and Analysis” beginning on page 41. The Board also determined that all of the current members of the Committee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Although the 2017 Tax Cuts and Jobs Act (“2017 Tax Reform”) repealed the exception to Section 162(m) regarding deductibility for performance-based compensation for tax years beginning after December 31, 2017, certain transition and grandfathering rules exist for which compliance with Section 162(m) rules may continue to be advantageous, so the Board has continued to determine which members of the Board qualify as an “outside director” under the associated rules and regulations.

Nominating and Governance Committee

The Nominating and Governance Committee currently has four members and met five times in 2018. The primary purpose of the Nominating and Governance Committee is to assist the Board in:

•

reviewing the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity (including gender, ethnic and racial diversity) and other desired qualities;

•

identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill Board vacancies;

•	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board;

•	developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines;

•	reviewing on a regular basis our overall corporate governance policies and recommending improvements when necessary or appropriate;

•	considering the independence and related qualifying determinations of each Director and nominee for Director and making a recommendation to the Board with respect to such matters; and,

•

reviewing our policies and procedures for the review, approval or ratification of reportable transactions with related persons, including reviewing and addressing conflicts of interest of Directors and Executive Officers, and making a recommendation to the Board with respect to such matters.

At its March 2019 meeting, the Board of Directors determined that all of the members of the Nominating and Governance Committee satisfy the independence requirements of NYSE Listed Company Manual Sections 303A.02 and 303A.04. The Nominating and Governance Committee and each of its members also satisfy all other requirements of those provisions.

22	2019 Proxy Statement

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a Director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee deliberates, it reports its findings and recommendations to the Board. The Board then considers that recommendation and proposes a slate of nominees to the stockholders for election to the Board. In addition to meeting independence requirements, nominees for the Board must not have reached their 74th birthday at the time of their election. The principal criteria used for the selection of nominees, as well as the focus of the Committee on diversity as part of the selection process, is described more fully above at page 7 under “Overview.”

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with our By-laws, or as otherwise recommended, and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chair of the Nominating and Governance Committee, c/o Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, and should contain all required information and any other supporting material the stockholder considers appropriate. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our By-laws relating to stockholder nominations as described below at page 116 in “Stockholder Proposals for the 2020 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any stockholder or stockholder group for election at the 2019 Annual Meeting. As part of the Committee’s ongoing review of corporate governance best practices, the Board has adopted proxy access by-law provisions pursuant to the Committee’s recommendation.

Board and Committee Self-Evaluation Process

We conduct thorough, regular Board and Committee self-evaluations, with the principal goals being to further improve the effectiveness and efficiency of the Board, to discuss Board composition (including whether the current composition collectively has the experience, expertise, diversity and skills necessary to meet the needs of the Board and our business), to openly and proactively address any potential future issues, and to foster honest and candid dialogue among our Directors in order to ensure that the Board is able to discharge its duties as successfully as possible. Our Board evaluation process includes multiple-faceted assessments that are scheduled and performed throughout the year at the Board and Committee levels. These evaluations include a combination of written feedback and verbal discussions, as the Board believes that providing various means of communication and feedback will encourage more and broader discourse.

In 2018, the Board engaged an independent third party to help facilitate its self-evaluation process. The third-party facilitator, a corporate attorney who has significant experience with public and private boards of directors, governance and other relevant matters, worked closely with the Non-Executive Chair to tailor a multi-step self-evaluation process. This process included a questionnaire developed by the facilitator and the Non-Executive Chair intended to solicit feedback on a wide variety of Board and Committee subjects. These questionnaires were completed by each Director and by certain members of Executive Management who work closely with the Board. After reviewing the completed questionnaires, the third-party facilitator conducted interviews with each Director to discuss their responses and any other input relevant to the Board self-evaluation. The third party then reported the results of the questionnaires and interviews directly to the Non-Executive Chair, including detailed comments and suggestions from Directors as appropriate. At the Board’s May 2018 meeting, the third party facilitator and Non-Executive Chair summarized the highlights and key takeaways from the self-evaluation process. The Board engaged in an extended discussion with respect to the items reported, both with the third-party facilitator and in a private executive session.

23	2019 Proxy Statement

Among other direct outcomes of the Board’s 2018 self-evaluation process, the Directors determined to seek alternatives to further bolster the depth into which the Board and its Committee could discuss and delve into the important strategic matters addressed at its meetings. After considering a number of alternatives, the Board elected to change the composition of its Committees and lengthen their meetings, in addition to modifying certain aspects of the Board meeting agendas and schedules. The Board believes that these changes, which were driven by its self-evaluation process, will continue to improve its effectiveness and efficiency. The Nominating and Governance Committee, with the concurrence of the Board, currently intends to utilize an independent third-party facilitator periodically, though not every year, in order to keep its self-evaluation process fresh, dynamic and effective.

In addition to the formal Board and Committee self-evaluation processes addressed above, our Non-Executive Chair regularly speaks with the members of our Board between meetings to solicit feedback and guidance as to the functioning of the Board in general and with respect to specific subjects.

Majority Voting

Section 7(a) of our By-laws provides that each Director in an uncontested election shall be elected by the vote of the majority of votes cast at any meeting for the election of Directors. The By-laws also include a Director resignation procedure consistent with the majority vote standard requiring an incumbent Director who does not receive the requisite affirmative majority of the votes cast for the Director’s re-election to tender his or her resignation to the Board within 30 days. The Board, after considering the recommendation of the Nominating and Governance Committee on the matter, will publicly disclose, within 90 days after the certification of election results, its decision as to whether to accept the tendered resignation.

Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.

Attendance at Meetings

The Board of Directors met eight times in 2018. We expect each Director to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2018, all Directors attended at least 85% of the aggregate of the total meetings of the Board and those committees of which he or she was a member. We do not have a formal written policy regarding Director attendance at the Annual Meeting, although Directors are encouraged to attend. All Directors in office at that time attended the 2018 Annual Meeting.

Director Stock Ownership Guidelines

Under the stock ownership guidelines for non-employee Directors, each such Director is expected to hold at least 25% of the shares of our common stock issued to that Director pursuant to a restricted stock unit award until at least six months following the Director’s termination of service on the Board. All of the Directors currently are in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers, and persons who own beneficially more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of their ownership of such equity securities and to report any changes in that ownership. Exchange Act Rule 16a-3(e) requires officers, Directors and greater-than-ten-percent beneficial owners to furnish us with copies of all reports that they file pursuant to Section 16(a).

24	2019 Proxy Statement

To our knowledge, based upon a review of the copies of the reports furnished to us and written representations from our Executive Officers and Directors that no other reports were required, we complied with all applicable Section 16(a) filing requirements during 2018.

Board Leadership Structure

Our Board has been led by an independent, Non-Executive Chair since 2016. Dr. Thomson has served in that role since that time, and we have benefitted greatly from his extensive leadership experience and his years of experience on our Board. Subject to our mandatory retirement policy for Directors, after 22 years of outstanding service, Dr. Thomson will be retiring as Non-Executive Chair following the 2019 Annual Meeting of Stockholders. In order to ensure a smooth transition of the Board’s leadership upon Dr. Thomson’s mandatory retirement, in early 2018 the Nominating and Governance Committee began working on a Board leadership succession plan. Since that time, the Committee has regularly updated and solicited input from the full Board and from members of the Board individually. As part of its Board leadership succession planning efforts, the Nominating and Governance Committee evaluated (i) whether to combine the roles of the Chief Executive Officer and Chair of the Board, (ii) which Directors would be best situated to serve the Board as Non-Executive Chair (or Lead Director, as the case may be), and (iii) and the implications of these determinations on the functioning and effectiveness of the Board in discharging its duty to maximize long-term shareholder value.

Ultimately, the Board determined to maintain an independent Non-Executive Chair and that Dr. Thomson should be succeeded in that role by Mr. Ralph S. “Mike” Michael. Mr. Michael has been a member of the Board for over eleven years and has served in multiple leadership positions, including as the current Chair of the Management Development and Compensation Committee and previously as Chair of the Finance Committee. During Mr. Michael’s service on our Board, he has gained a deep understanding of our business and the steel industry, while also maintaining his independence from Management. We believe this Board leadership structure provides the optimal situation for Mr. Newport to focus principally on his day-to-day role as our Chief Executive Officer, while also serving as a member of the Board. The Board believes that separating the Chief Executive Officer and Chair roles continues to be the best and most efficient leadership structure for us at the present time. The Board reviews the issue of Board leadership structure on at least an annual basis and may re-assess the appropriateness of this structure at any time.

In determining that we and our stockholders are best served with Dr. Thomson (and, following his retirement, Mr. Michael) as Non-Executive Chair and leading the Board as it oversees our strategic direction, business and other significant affairs, the Board considered a number of factors. Chief among the factors were the following:

•

the Board’s ongoing belief that Mr. Newport’s near-term focus as CEO should be his oversight responsibilities as our top Executive Officer in managing AK Steel’s daily business affairs. As a member of the Board, Mr. Newport also has the opportunity to share his perspectives directly with the Board and contributes to our strategic direction;

•

the Board’s view that, under the current circumstances, a governance structure separating the CEO and Chair roles promotes balance between (i) the Chair’s role in leading the Board’s oversight of Management and supporting its ability to carry out its roles and responsibilities on behalf of our stockholders, including overall corporate governance, and (ii) the CEO’s management of our business and strategy on a day-to-day basis; and,

25	2019 Proxy Statement

•	the benefits the Board has derived from Dr. Thomson (and, following his retirement, expects to receive from Mr. Michael) serving as Non-Executive Chair, including:

(i)

his leadership experience, as a former Executive Officer himself, as well as with our Board, having served as the Chair of multiple committees and working closely with the other Directors during his tenure;

(ii)

his steadfast independence, which enables him to serve as a valuable liaison between the Board and senior Management, while also empowering independent Directors to raise issues and concerns for Board consideration without immediately involving Management; and

(iii)	his extensive understanding of our business specifically, and the steel industry generally, as a result of his service on our Board.

In making the determination concerning the Board’s leadership structure, the Board also considered the impact of the structure on its risk oversight role. The Board concluded that its role on risk oversight is fully consistent with, and supported by, the current leadership structure that includes a separate Non-Executive Chair and CEO. In addition, there are policies and practices in place to ensure effective and independent Board oversight of Management, including: (1) all members of the Board, other than Mr. Newport, are independent Directors; (2) each of the Board’s Committees is chaired by and comprised entirely of independent Directors; (3) the Board, upon the recommendation of its Management Development and Compensation Committee, annually establishes goals and objectives for Mr. Newport and reviews his performance; (4) the Management Development and Compensation Committee annually determines Mr. Newport’s compensation package; and (5) the Directors meet in “Executive Session” with non-employee Directors only at least once during each regularly scheduled Board meeting and also during most of the meetings of its Committees.

  Board Leadership Structure

•  Independent Non-Executive Chair of the Board Through 2019 Annual
Meeting—Dr. James A. Thomson

•  Independent Non-Executive Chair of the Board Following 2019 Annual
Meeting—Mr. Mike Michael

•  All Committees of the Board are chaired by independent Directors

•  Active engagement by all Directors, as well as regular “Executive Sessions”
with independent Directors only

•  Sole member of Management on the Board is Mr. Newport, our Chief Executive Officer

Communication with the Board of Directors

Stockholders and interested parties may send communications to the Non-Executive Chair of the Board, or to any one or more of the other Directors by addressing such correspondence to the name(s) of any specific Director(s), or to the “Board of Directors” as a whole, and mailing it to: Corporate Secretary, c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Board Independence

In accordance with the requirements of the NYSE, the Board maintains a policy requiring that at least a majority of its members shall be “independent,” as determined under applicable law and regulations, including without limitation Section 303A of the NYSE Listed Company Manual. Our Corporate Governance Guidelines include categorical standards for determining the independence of all non-employee Directors. Those standards are set forth in guidelines attached as Exhibit A to our Corporate Governance Guidelines, which are available on our website at www.aksteel.com. A Director

26	2019 Proxy Statement

who meets all of the categorical standards set forth in the Corporate Governance Guidelines shall be presumed to satisfy the NYSE’s definition of “independence” and thus be “independent” within the purview of the Board’s policy on Director independence.

At its March 2019 meeting, the Board of Directors reviewed the independence of all current non-employee Directors. In advance of that meeting, each incumbent Director was asked to provide the Board with detailed information regarding his or her business and other relationships with us and our affiliates, and with Executive Officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Audit Committee regarding audit committee independence, the Management Development and Compensation Committee as to compensation committee independence, and the Nominating and Governance Committee with respect to all other aspects of Board independence, and after considering all relevant facts and circumstances with the assistance of legal counsel, the Board affirmatively determined that none of the current incumbent Directors, except for Mr. Newport, has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), other than being a Director, and all such incumbent Directors other than Mr. Newport meet the categorical standards of independence set forth in our Corporate Governance Guidelines and therefore are “independent” as that term is used and defined in Section 303A of the NYSE Listed Company Manual and in Rule 10A-3 under the Exchange Act. The Board further determined that each of the incumbent Directors other than Mr. Newport is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act, and that nine of our eleven incumbent Directors (Messrs. Cuneo, Gerber, Kenny, Michael, Thomson, Wilson and Wright, and Mmes. Edison and Yocum) are an “outside director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq. As mentioned above, while the 2017 Tax Reform repealed the exception to Section 162(m) regarding deductibility for performance-based compensation, certain transition and grandfathering rules exist for which compliance with Section 162(m) rules may continue to be advantageous, so the Board has continued to determine which members of the Board qualify as an “outside director” under the associated rules and regulations.

Under our Corporate Governance Guidelines, Directors have an affirmative ongoing obligation to inform the Board of any material changes that might impact the foregoing determinations by the Board and, under certain circumstances, to tender their resignation for consideration. This obligation includes all business relationships between the Director and/or an immediate family member, on the one hand, and us and/or our affiliates and/or Executive Officers, on the other.

Board Oversight of Risk

As an integral part of its oversight function, the Board oversees the material risks facing us, both with respect to the relative probability and magnitude of the risks and also as to Management’s strategies to mitigate those risks. The Board engages in its risk oversight role in a variety of different ways.

The Board as a whole typically discusses and addresses the key strategic risks facing us. Specific strategic risks facing us are addressed at Board and Committee meetings, whether they relate to our overall strategy, particular projects or subjects, or other topics being considered by the Board as a separate agenda topic. In addition, at least once annually, the Board has a multi-day meeting devoted exclusively to strategic planning, including identifying and addressing our principal strategic risks and potential opportunities.

In addition, the Board delegates responsibility for oversight of specific risk categories to its Committees. Generally, each Committee has responsibility to identify and address risks which are

27	2019 Proxy Statement

associated with the purpose of, and responsibilities delegated to, that Committee. For example, the Audit Committee oversees risks related to financial reporting, internal controls, accounting and cybersecurity matters; the Corporate Sustainability Committee handles risks related to health and safety issues, public policy, international trade, environmental, climate change and sustainability matters, and issues related to our reputation; the Finance Committee oversees our exposure to short- and long-term financial risk, including risks relating to our capital structure, liquidity, hedging strategies, pension and benefit plans, pension fund asset performance and cash needs; the Management Development and Compensation Committee deals with risks related to Management compensation, senior Management development and succession planning, and employment benefits and policies; and the Nominating and Governance Committee manages risks related to Board composition and succession planning, Director independence, governance, and corporate compliance and reporting obligations. Each Committee Chair reports to the full Board on any significant risks that the Committee has discussed. Depending upon the nature and severity of the risk, the Committee may simply report to the Board on that risk or it may make recommendations to the Board, which then are discussed and acted upon by the Board as a whole. For those risks that cross several disciplines or that could have impacts across various stakeholder groups, multiple Committees may review the relevant aspects of the risk in the Committee setting prior to a discussion at the full Board session.

The Board’s oversight of risk is enhanced by the detailed information it receives as a result of our Total Enterprise Risk Management (“TERM”) program. We use the TERM program as a tool for identifying our key risks and discussing them with the Board in a prompt, logical and efficient manner. The TERM assessment is performed quarterly and involves evaluation of the key risks that we currently face or are likely to encounter in the near, medium and long term. During the quarterly TERM assessment, each manager responsible for a significant area of our business will review and, to the extent necessary, update or supplement a list of key risks affecting his or her respective business area. As part of that process, the manager evaluates each risk according to its likelihood of occurrence in the succeeding twelve months and, assuming that the development or event at risk was to occur, its most likely impact on our financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly report are discussed with the Audit Committee. In addition, a complete copy of the annual TERM report is distributed to and discussed by the full Board, typically in the Board’s regularly scheduled January meeting.

With respect to cybersecurity risk, the Audit Committee has principal oversight and regularly reviews information technology risks and the processes and safeguards we maintain and continually assess to protect sensitive business and commercial information and employees’ and other individuals’ data. Our senior managers who are directly responsible for cybersecurity regularly present to the Audit Committee and the full Board in order to ensure a candid and fulsome discussion of the relevant risks and the aspects of our security program designed to prevent and mitigate those risks. Moreover, at one meeting each year, the Audit Committee and Board engage in a broader and deeper evaluation and discussion of the IT and cybersecurity risks that we face and the initiatives we are undertaking undertaken to eliminate or mitigate them, as applicable. In addition, cybersecurity risks are addressed in our detailed TERM report that is discussed with and reviewed by the Board.

The Board’s consideration of risk is not limited to discussions during Board and Committee meetings. Rather, the Board communicates with senior Management as a group, or individually, concerning our most significant risks whenever it deems such communications to be appropriate. In addition, each Director has complete access to all of our employees to the extent he or she may have questions concerning a particular risk.

28	2019 Proxy Statement

Risk Assessment with Respect to Compensation Policies and Practices

At its January 2019 meeting, the Management Development and Compensation Committee (for purposes of this section, the “Committee”) reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of our compensation policies and practices that affect all employees. The Committee’s independent compensation consultant, Frederick W. Cook & Co., also assisted the Committee with this assessment. In general, the process used by the Committee to complete its risk evaluation was as follows:

•	the Committee identified the most significant risks facing us;

•	the Committee identified the material design elements of our compensation policies and practices with respect to all employees; and

•

the Committee then evaluated whether there is a relationship between any of those design elements and any of our most significant risks, specifically considering whether any of the design elements of our compensation policies and practices encourage our employees to take excessive or inappropriate risks that are reasonably likely to have a material adverse impact on us.

The result of the Committee’s evaluation was a conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. More specifically, the Committee concluded that our compensation program is designed to encourage employees to take actions and pursue strategies that support the best interests of our stockholders over the long run, without promoting excessive or inappropriate risk.

The design elements of our program (which are described in detail in the CD&A section beginning at page 45) do not include unusual or problematic compensatory components that have been linked to excessive risk-taking in the financial and other industries. Furthermore, the design elements of our compensation program that directly tie compensatory rewards to our performance include various counter-balances designed to offset potentially excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components. Similarly, the performance-based components are balanced between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based upon revenue. Rather, they are tied to performance metrics such as net income, EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), and total shareholder return, which more closely align the interests of Management with the interests of our stockholders. The performance metrics for incentive payments are established annually (either for the then-current year or for a three-year performance period beginning with the then-current year) and reflect goals that are difficult, but not so challenging that they require performance outside of what the Committee believes is reasonable for us or could motivate Management to take actions in which we assume unreasonable levels of risk. In addition, there are caps on how much performance-based compensation may be earned in a particular performance period and the Board of Directors has adopted a policy for clawback of performance-based compensation that was paid out as a result of fraudulent or illegal conduct on the part of the employee who received it. The Committee also maintains an ongoing dialogue with our Management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk-taking that may otherwise be driven by a desire to maximize performance-based compensation.

29	2019 Proxy Statement

Related Person Transactions

All related person transactions, as defined by Item 404(a) of Regulation S-K under the Exchange Act, must be reviewed and approved or ratified by the Board (or a committee of the Board to which such responsibility is delegated by the Board) for the purpose of determining whether such transactions are in, or not inconsistent with, our best interests and the interests of our stockholders. The process by which we determine whether any related person transactions exist is summarized below. For 2018, we had no related person transactions.

Based on information submitted to us by Directors and Executive Officers on a quarterly and annual basis (and by Director nominees prior to their election or appointment), we develop a list of related persons, which we distribute to individuals internally who have, or who might reasonably be expected to have, responsibility for a transaction or proposed transaction between us and a related person. Directors, Director nominees and Executive Officers are expected to timely update the information they submit to us in the event of relevant changes or developments.

The recipients of the list must provide prior notice to our General Counsel of any plans or intentions for anyone within their respective business units, departments or areas of responsibility to enter into any agreement by or on our behalf with a related person. If the General Counsel determines that the proposed transaction is a related person transaction, the transaction will be submitted to the Nominating and Governance Committee for its consideration and approval at its next meeting.

The Nominating and Governance Committee considers all available and relevant facts and circumstances in determining whether to approve a related person transaction submitted for its review, including, if applicable:

•	the benefits of the transaction to us;

•

the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, stockholder or Executive Officer;

•	the availability of other sources for comparable products or services;

•	the specific terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally for a comparable transaction.

The Nominating and Governance Committee approves only those related person transactions that it determines are in, or are not inconsistent with, our best interests and the interests of our stockholders.

In the event that we enter into a legally binding related person transaction before approval by the Nominating and Governance Committee, then the Nominating and Governance Committee will review the transaction at its next meeting unless it is subject to an exemption. The Nominating and Governance Committee will determine whether to ratify a related person transaction by applying the same procedures and standards that it would have used to determine whether to approve a related person transaction in advance. In the event that the Nominating and Governance Committee determines that it would not be appropriate to ratify the transaction, the Nominating and Governance Committee will identify the options available to us, including but not limited to rescission, amendment or termination of the related person transaction.

Documents Available on Our Website

The charters of the Audit, Corporate Sustainability, Finance, Management Development and Compensation, and Nominating and Governance Committees, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees, and Code of Ethics for Principal Officers of AK Steel, are posted on our website at www.aksteel.com.

30	2019 Proxy Statement

DIRECTOR COMPENSATION

The Nominating and Governance Committee has oversight of Director compensation and evaluates its program no less than annually, conducting a detailed assessment at its regularly scheduled meeting each July. As part of this assessment, the Board engages in a comprehensive review of, among other things, the structure of the program and whether it addresses the principal goals of Board engagement, retention and alignment with stockholders and the company generally, the quantum and mix of components (i.e., cash and equity) of the compensation package, and whether the compensation of Directors is consistent with best practices and prevailing trends, including compared to our peer group (the same peer group of companies that is utilized and regularly reviewed by the Management Development and Compensation Committee for executive compensation purposes) and market practice generally for similarly situated companies. The Nominating and Governance Committee also utilizes an independent compensation consultant, Frederic W. Cook & Co., to assist with this evaluation. Among other factors evaluated during the Committee’s assessment in 2018 were that its total per Director compensation was near the bottom quartile of the total per Director compensation for the boards of directors of its peer group companies. In addition, the Committee determined that Dr. Thomson’s incremental retainer for service as Non-Executive Chair was less than the 25th percentile relative to the incremental retainer for the same position at companies in our peer group. As a result of the Nominating and Governance Committee’s 2018 assessment, on July 19, 2018, the Committee recommended, and the Board of Directors approved, the following changes to the compensation program for non-employee Directors, effective August 1, 2018: (i) a $5,000 increase to the cash component of the annual Board retainer fee, from $100,000 to $105,000; (ii) a $5,000 increase in the restricted stock unit (“RSUs”) component of the annual Board retainer fee, from $115,000 to $120,000; and (iii) approved a $15,000 increase to the retainer fee for the Non-Executive Chair of the Board, from $60,000 to $75,000. Thus, effective August 1, 2018, each non-employee Director receives an annual Board retainer fee for service on the Board in the amount of $225,000, of which $120,000 is paid in the form of RSUs and $105,000 is paid in the form of cash or, at the Director’s option, in the form of additional RSUs. Non-employee Directors no longer receive per meeting fees, other than when the Board determines that such fees are warranted in light of a significant number of additional required meetings in extraordinary cases (e.g., a special committee). Each member of the Audit Committee receives an incremental $7,500 cash retainer in recognition of that Committee’s additional number of regularly scheduled meetings and the resultant increased workload relative to the Board’s other Committees.

In 2016, the Management Development and Compensation Committee recommended, and the Board approved, an Amended and Restated Stock Incentive Plan (“Amended Stock Plan”), which was subsequently approved by our stockholders at the 2016 Annual Stockholder Meeting. Among other changes, the Amended Stock Plan, as approved by our stockholders, provides that no Director may receive more than $750,000 in total annual compensation, in any form. The 2019 Omnibus Supplement Incentive Plan, which we have put forth for stockholder approval in Proposal No. 4 of this Proxy Statement, includes this same limit on Director compensation. As set forth in the Director Compensation Table below, the highest paid Director in 2018 received significantly less compensation than this limitation. The Board has determined that such limitation is meaningful, reasonable and reflects good corporate governance practices.

At a Director’s option, the portion of the annual Board retainer fee for service paid in the form of cash may be paid in the form of additional RSUs. All RSUs granted to Directors vest immediately upon grant, but are not settled (i.e., paid out in the form of common stock) until one year after the date of the grant, unless a Director elects deferred settlement. As set forth in our Stock Incentive Plan, Directors may elect to defer the settlement of their RSUs until six months following the date their service on the Board has ended. If a Director elects the deferral option, he or she also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed 15 years. Prior to settlement, the holder of an RSU is entitled to receive the value of all dividends and other

31	2019 Proxy Statement

distributions paid or made on our common stock in the form of additional RSUs, but does not otherwise have any of the rights of a stockholder, including the right to vote the shares underlying the RSUs. The following chart illustrates the composition of our Board retainer:

Annual Board Retainer: Cash v. Equity

Our Non-Executive Chair, each Director who chairs a committee of the Board of Directors, and each member of the Audit Committee receives an additional annual retainer. These additional annual retainers are as follows:

Chair Position	Additional Annual Retainer

Non-Executive Chair of the Board	$75,000
Audit Committee	$27,500(1)
Corporate Sustainability Committee	$10,000
Finance Committee	$15,000
Management Development and Compensation Committee	$20,000
Nominating and Governance Committee	$10,000

(1)	Consists of $20,000 Chair retainer and additional $7,500 non-chair member cash retainer.

Annual retainers for service as a committee chair or Audit Committee member are paid in cash or, at the Director’s option, in the form of additional RSUs. We reimburse all Directors for the expenses they incur in attending meetings.

Director compensation is paid quarterly. RSUs are issued quarterly at the time the cash compensation is paid and are settled one-for-one (i.e., one RSU equals one share of our common stock) on the settlement date.

Under the Director Deferred Compensation Plan, each year a Director may elect to defer any portion of his or her annual retainer or other director fees that are not paid in the form of RSUs. There are no preferential or above-market earnings in the Director Deferred Compensation Plan, and we do not make any contributions under the plan.

An employee who serves as a Director receives no additional compensation for such service. Mr. Newport is currently the sole employee who also serves on the Board of Directors.

32	2019 Proxy Statement

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to non-employee Directors during the fiscal year ended December 31, 2018:

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis C. Cuneo	$112,083	$117,083	$5,000	$234,166
Sheri H. Edison	107,708	117,083	5,000	229,791
Mark G. Essig	124,583	117,083	5,000	246,666
William K. Gerber	129,583	117,083	3,750	250,416
Gregory B. Kenny	102,083	117,083	5,000	224,166
Ralph S. Michael, III	127,708	117,083	5,000	249,791
Dr. James A. Thomson	178,333	117,083	5,000	300,416
Dwayne A. Wilson	102,083	117,083	0	219,166
Vicente Wright	109,583	117,083	5,000	231,666
Arlene M. Yocum	109,583	117,083	5,000	231,666

(1)

Mr. Newport, our Chief Executive Officer, is not included in this table because he is an employee and thus receives no compensation for his service as a Director. The compensation Mr. Newport received for his service as an employee is reported in the Summary Compensation Table beginning at page 82.

(2)

The amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2018, computed in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The average of the high and low selling price of our common stock on the date the fee is to be paid is used to calculate the number of RSUs to be issued. The actual number of RSUs granted each quarter is calculated by dividing the quarterly annualized amount (e.g., $30,000) by the average of the high and low sales price of our common stock on the grant date. For 2018, Messrs. Cuneo, Essig, Kenny and Wright elected to defer settlement of their RSUs until six months following the date they complete their service on the Board. As of December 31, 2018, non-employee Directors had the following aggregate number of RSUs outstanding (rounded to the nearest whole number): Mr. Cuneo, 153,714; Ms. Edison, 24,009; Mr. Essig, 105,279; Mr. Gerber, 24,009; Mr. Kenny, 103,776; Mr. Michael, 24,009; Dr. Thomson, 29,788; Mr. Wilson, 24,009; Mr. Wright, 36,793; and Ms. Yocum, 24,009.

(3)

The amounts in this column constitute matching charitable gift donations made by the AK Steel Foundation pursuant to a matching gift program. Under this program, our employees and Directors are eligible for matching contributions by the Foundation of up to $5,000 per person per calendar year to qualifying charitable institutions.

33	2019 Proxy Statement

STOCK OWNERSHIP

Directors and Executive Officers

The table below provides stock ownership information as of March 25, 2019, with respect to the beneficial ownership of our common stock by: (i) each Named Executive Officer listed in the Summary Compensation Table beginning on page 82, (ii) each current Director and each nominee for election as a Director, and (iii) all of our current and nominee Directors and Executive Officers as a group.

Directors and Executive Officers	Common Shares Owned (1)	Percentage of Outstanding Shares(2)	Restricted Stock Units(3)	Shares Owned Beneficially
Joseph C. Alter	178,776	*	0	178,776
Dennis C. Cuneo	15,712	*	166,729	182,441
Sheri H. Edison	85,015	*	32,229	117,244
Mark G. Essig	40,784	*	118,295	159,079
William K. Gerber	137,713	*	32,229	169,942
Gregory B. Kenny(4)	0	*	116,791	116,791
Scott M. Lauschke	95,812	*	0	95,812
Ralph S. Michael, III	173,368	*	32,229	205,597
Roger K. Newport	1,290,360	*	0	1,290,360
Kirk W. Reich	577,767	*	0	577,767
Dr. James A. Thomson(5)	140,281	*	38,007	178,288
Jaime Vasquez	239,319	*	0	239,319
Dwayne A. Wilson	22,236	*	32,229	54,465
Vicente Wright	104,269	*	49,808	154,077
Arlene M. Yocum	22,236	*	32,229	54,465
All current and nominee Directors and current Executive Officers as a group (22 persons)	4,100,512	1.3%	650,773	3,774,423

(1)

For Executive Officers, this column includes stock options to purchase shares of common stock exercisable before May 23, 2019, as follows: Mr. Alter, 83,033 shares; Mr. Lauschke, 28,200 shares; Mr. Newport 596,391 shares; Mr. Reich, 291,566 shares; and Mr. Vasquez, 96,626 shares. All outstanding stock options exercisable before May 23, 2019, are included in these totals, regardless of whether their exercise price was above or below the price of our common stock as of March 25, 2019.

(2)	An asterisk indicates ownership of less than 1%.

(3)

A significant portion of the effective equity ownership by our Directors is in the form of RSUs, which do not satisfy the definition of “shares beneficially owned” for purposes of this table and therefore are not included in the Common Shares Owned column in this table. An RSU is a grant valued in terms of stock and vests immediately, but no actual shares of stock are issued at the time of the grant. The amount in this column reflects the aggregate number of RSUs held by each Director as of March 25, 2019.

(4)

Mr. Kenny has elected to defer settlement of all RSUs granted to him thus far during his tenure as a Director. The shares underlying all of these RSUs vested immediately upon grant, but will be issued upon his retirement from the Board.

(5)	Dr. Thomson will retire from the Board following our Annual Meeting on May 23, 2019.

34	2019 Proxy Statement

Other Beneficial Owners

The table below provides information with respect to each person known by us as of March 25, 2019, to own beneficially more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
BlackRock, Inc.	45,940,049(1)	14.50%
55 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	32,116,015(2)	10.16%
100 Vanguard Blvd.
Malvern, PA 19355

State Street Corporation	16,790,792(3)	5.3%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)

Based on information contained in a statement on Schedule 13G (Amendment No. 8) dated January 24, 2019, and filed January 24, 2019, BlackRock, Inc. has sole dispositive power over 45,940,049 shares and sole voting power over 45,146,910 shares of our outstanding common stock.

(2)

Based on information contained in a statement on Schedule 13G (Amendment No. 11) dated February 11, 2019, and filed February 11, 2019, The Vanguard Group, Inc. has sole voting power over 305,393 shares, shared voting power over 52,700 shares, sole dispositive power over 32,116,015 shares, and shared dispositive power over 326,593 shares of our outstanding common stock.

(3)

Based on information contained in a statement on Schedule 13G dated February 11, 2019, and filed February 13, 2019, State Street Corporation has shared dispositive power over 16,790,792 shares and shared voting power over 15,745,676 shares of our outstanding common stock.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2018, with respect to compensation plans under which our equity securities are authorized for issuance. All such plans have been approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	3,403,862	$6.90	5,700,196

35	2019 Proxy Statement

SUSTAINABILITY AND CORPORATE RESPONSIBIILTY

Under the leadership of our Board and Corporate Sustainability Committee, we are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our shareholders, customers, investors, employees, environment and the communities in which we live and work. Beyond ensuring that we are acting responsibly to serve these key stakeholders, operating sustainably also provides us opportunities to grow our business; lower our costs through the use of less energy and fewer natural resources; increase customer collaboration and loyalty; attract, retain and motivate employees; and differentiate us from our steel and non-steel competitors, among other benefits.

In April 2019, we issued our 2018 Sustainability Report, which provides significantly increased disclosure and transparency regarding our corporate-wide sustainability efforts and highlights our efforts to support our employees, encourage diversity and inclusion, contribute to our communities, and demonstrate our commitment to the environment. We also disclose our steelmaking operations’ renewable and nonrenewable energy consumption, water usage and water recycle rates, air emissions, waste generation and waste recycle rates, as well as targets for reducing our environmental footprint. In addition, our Sustainability Report includes our scope 1 greenhouse gas emissions, which are generally direct emissions from owned or controlled sources, and reduction targets for those emissions. Our Sustainability Report (which is not incorporated into this Proxy Statement) can be found in the “Corporate Citizenship” section of our website at https://www.aksteel.com/about-us/corporate-citizenship/sustainability.

Commitment to Safety

At AK Steel, safety comes first and over time we have been the safest major steel company in America. Our occupational health and safety policies and programs are the cornerstone of our operating philosophy and are integrated into all of our daily operations and activities. We rigorously manage, control and focus on eliminating or minimizing potential exposure to the hazards associated with making and working with steel. Our 2018 performance at our steelmaking facilities (year-to-date through the third quarter, which is the latest industry information currently available), measured as the number of U.S. OSHA recordable injuries per 200,000 labor hours, was 0.64, which was more than two times better than the industry average.

Although our 2018 safety performance when measured in terms of Days Away, Restricted and Transfer (“DART”) cases was strong when compared to others in our industry, it did not meet our incredibly high expectations. DART cases occur when an employee misses work or is reassigned or transferred from normal work duties due to a workplace injury. In 2018, our DART performance, measured as the number of DART injuries per 200,000 labor hours, was 0.35, which was above our 2017 DART frequency of 0.21. We have redoubled our efforts on the safety front and, consistent with our focus on continuous improvement across all areas of the business, we are committed to improving our safety performance in 2019 and exceeding our own high standards.

36	2019 Proxy Statement

In 2018, our operations were again recognized by a number of organizations for outstanding safety performance. In May, the American Coke and Coal Chemicals Institute, a leading industry trade organization, granted both our Middletown Works and our Mountain State Carbon coke plants the Max Eward Safety Award for operating the safest cokemaking facilities in America. In July, our Coshocton Works and Zanesville Works both received the “Special Award for Safety” from the Ohio Bureau of Workers’ Compensation, division of Safety and Hygiene (“Ohio BWC”), recognizing more than 500,000 hours and at least six months without an injury resulting in a day or more away from work. Also during the year, Zanesville Works received the Ohio BWC’s “100% Award,” recognizing zero injuries or illnesses resulting in a day or more away from work during the previous year.

Commitment to the Environment and Sustainable Operations

We are unwavering in our commitment to responsible environmental performance throughout our operations. In 2018, we experienced another year of outstanding environmental performance overall, as well as setting records at several of our individual facilities. The International Organization for Standardization (“ISO”) has certified all of our steelmaking plants with the ISO 14001 environmental management certification, and our environmental affairs professionals oversee environmental compliance throughout our organization. In 2018, we achieved our goal of transitioning all of our steelmaking plants to the new, more demanding ISO 14001 standard by the end of the year. We also invest heavily in updated pollution control equipment to help meet our environmental objectives. For example, in 2018, we spent $126.1 million to operate and maintain our environmental controls and invested $7.2 million in environmental projects. The following sections provide additional details on aspects of our environmental performance and operations during 2018.

Clean Air

In 2018, we had over 2,000,000 air permit requirements under the Clean Air Act, and we measured our performance against every one of them. During the course of the year, we set new plant records for clean air compliance at three of our facilities: Coshocton Works, Mansfield Works and Zanesville Works. Our overall compliance rate as a company exceeded 99.99%. We are particularly proud of the achievements that we have made to improve the air permit performance of Dearborn Works since our acquisition. In 2013, the last year that Dearborn Works was operated under its former ownership and not AK Steel, it experienced over 24,000 air permit deviations. In 2018, the fourth full year of AK Steel’s ownership, Dearborn Works experienced only 23 deviations. Although we strive for zero deviations at all of our facilities, this performance represents over a 99.9% improvement for air permit performance at Dearborn Works since we acquired the plant.

Clean Water

Under the Clean Water Act, across all of our steelmaking facilities we recorded only five water discharge permit exceedances in 2018, which we believe was our second best performance in recent company history. Six different facilities set or tied their previous records with zero water discharge exceedances for the year. In particular, we reached significant achievements at our Mountain State Carbon cokemaking plant. In 2013, the last year that Mountain State Carbon was operated under its former ownership and not by AK Steel, it experienced 30 water discharge exceedances. In 2018, the facility recorded zero exceedances.

Certain production units in our operations are inherently water-intensive. However, we continuously seek opportunities to reduce water usage and increase water reuse and recycling at our steelmaking plants. For example, our Middletown Works, which is one of our most water-intensive operations, reuses approximately 92% of its water. This facility reuses approximately 52 billion gallons of water annually, which equates to roughly 100,000 gallons every minute.

37	2019 Proxy Statement

Waste Management and Energy Efficiency – Reuse and Recycling

We strongly believe in reducing waste across our operations by reusing, reducing or recycling energy and materials whenever possible. Steel is the most recycled material on the planet—more than aluminum, plastic, paper and glass combined each year—which provides a strong foundation for our sustainability efforts across the company. We are in the midst of implementing a Total Waste Management process for our steel operations, which will facilitate managing our operations’ waste in a more sustainable manner, including more opportunities to recycle waste in lieu of disposing of it.

We also seek to reuse and recycle energy whenever possible, reducing our net impact on the environment. For example, we routinely reuse energy by re-using byproduct gases from our iron and cokemaking operations, thereby reducing our natural gas use. Our Dearborn Works, for instance, produced over 10.5 trillion BTUs of energy in 2018, all of which was re-used at the plant’s operations or by third party boilers to make steam and electricity. In 2018, our beneficial reuse of these byproduct gases throughout the company produced the equivalent energy of 27.2 billion standard cubic feet of natural gas.

We are constantly looking for ways to increase energy efficiency while remaining competitive in the global steel marketplace. For example, through the American Iron and Steel Institute (“AISI”), we participate in the Department of Energy’s (“DOE”) Climate VISION agreement. This program assists domestic steelmakers in their continued efforts to lead the global steel sector in voluntary emissions reductions. We are also a member of the federal ENERGY STAR program, which identifies and promotes energy-efficient products to help reduce greenhouse gas emissions. ENERGY STAR is a joint program of the EPA and DOE, helping businesses and consumers save money and protect the environment through energy-efficient products and practices.

38	2019 Proxy Statement

Addition of Environmental Component to 2018 Annual Incentive Plan

In January 2018, in order to emphasize the importance of sustainability and environmental responsibility at AK Steel and to continue to drive improved performance, our Board of Directors added an environmental performance component into our annual incentive plan for 2018. After assessing a variety of potential performance categories to incorporate, including an evaluation of areas most ripe for improvement, the Board chose to include air permit deviation events as an additional category for measuring performance under our annual incentive plan for 2018. An air permit deviation event occurs when an event at our operations results in noncompliance under the Title V air permits that govern our facilities. In 2018, we achieved our target goal of no more than 37 air permit deviation events, recording only 29 such events. All plants also achieved their respective targets with the exception of Middletown Works due largely to a raw material trial at the blast furnace.

Commitment to Climate Change Initiatives

We have recently elected to pursue a path of enhanced disclosure on greenhouse gas emissions from our steelmaking operations and to target emissions reductions consistent with the Paris Climate Agreement. During 2018, we completed an inventory of our scope 1 greenhouse gas emissions (generally defined as direct emissions from owned or controlled sources) at our steelmaking plants and adopted time-bound, quantitative targets for reducing scope 1 greenhouse gas emissions. More detail on our greenhouse gases can be found in our aforementioned 2018 Sustainability Report, which can be found on our website. By the end of 2021 we intend to complete an inventory of our scope 2 greenhouse gas emissions at our steelmaking plants and, by the end of 2022, to publicly disclose that information annually.

As with other companies engaged in the production of steel, certain aspects of our production process are carbon-intensive and current technology does not afford us the ability at this time to dramatically lower our direct greenhouse gas emissions without significantly reducing the scope of our operations. However, we and other steel producers in the United States are actively participating in research and development to create and improve technology, processes and approaches that reduce emissions during the steelmaking processes, but these developments are likely to occur over the longer term.

We are also a member of the Carbon Capture Coalition (“CCC”). The CCC is a nonpartisan coalition supporting the deployment and adoption of carbon capture technology. The coalition consists of a broad and diverse range of participants, including energy, industrial, and technology companies, labor unions, and environmental and energy policy organizations. The CCC was launched in 2011 to help realize the full potential of carbon capture as a national energy, economic, and environmental strategy.

In addition, we will continue to educate governments, the automotive industry—our core market—and other key stakeholders that steel is the most sustainable metal to reduce greenhouse gas emissions through the life cycle of a vehicle. The production phase of steelmaking is less carbon-intensive than the processes for producing certain other competing materials, such as aluminum. Thus, while the corporate average fuel economy, or “CAFE”, standards, have motivated some automotive manufacturers to use aluminum in certain vehicles to help achieve lightweighting goals, new leading-edge products like our advanced steel products for lightweighting provide solutions for those willing to look beyond vehicle tailpipe emissions alone.

Strategic Growth Opportunities Related to Climate Change

Beyond being a sound business strategy, our efforts to create new innovative steels and improve existing steel products enable us to contribute to carbon reduction efforts and the achievement of sustainability goals for our customers down the product supply chain. Innovative products in each of

39	2019 Proxy Statement

our carbon, stainless, electrical and tubular steel families, as well as our advanced automotive stamping solutions, further the sustainability goals of many of our customers. In the automotive market our customers are benefiting from our advanced high strength carbon steels and stamping solutions for lightweighting to meet their heightened fuel economy targets under the CAFE standards. We are also providing customers with stainless steel and tubular solutions that allow for greater heat resistance in vehicle exhaust systems, enabling exhaust systems to handle the higher engine exhaust temperatures needed for increased fuel economy. In addition, we continue to develop higher-efficiency, non-oriented electrical steel products for use in future hybrid and electric vehicles and grain-oriented electrical steel (“GOES”) products for their required infrastructure, a market that we anticipate will grow over time. Our steels also contribute to sustainability goals beyond the automotive market. For instance, our GOES products are among the highest-efficiency electrical steels in the world. These GOES products provide low core loss and high permeability to move electricity across electrical grids in the U.S. and around the world more efficiently through better-performing electrical transformers.

Commitment to our Communities

We believe that part of being a responsible corporate citizen is improving the communities where our employees live and work. This commitment spans a wide variety of activities and engagement, both in terms of our employees’ volunteerism and monetary donations on behalf of our company and by our employees, aimed at strengthening our neighborhoods and communities.

Through the AK Steel Foundation, we are able to make a positive impact on the communities where our employees work and live. In addition to providing direct support to nonprofits, the AK Steel Foundation supports the United Way in all of our plant communities. Over the years, the AK Steel Foundation has donated millions of dollars to the United Way – helping the organization fund childhood education programs, improve the health and independence of people in the community and help families in need achieve financial stability. In 2018, the AK Steel Foundation provided approximately $1.5 million to a wide variety of worthy causes in our communities. Among many notable initiatives is the Sons and Daughters Scholarship Program, in which the AK Steel Foundation awards competitive college scholarships to twenty children of company employees each year. The AK Steel Foundation also annually awards the Louie F. Cox Scholarship, which benefits African-American students who live or will graduate from schools in areas close to our corporate headquarters. It also sponsors the Steel Magnolia Awards, which honor women of all ages who face personal adversity and have shown exceptional strength, courage, compassion and leadership through their work in support of their communities. In addition, in 2018 the AK Steel Foundation Matching Gift Program enabled every employee and Director to increase the value of their charitable contributions each year by matching employee contributions to 501(c)(3) organizations up to $5,000 in the aggregate per employee or Director. Numerous organizations benefit from the program, including universities, arts organizations and agencies providing health and human services, among others.

Beyond the AK Steel Foundation, we and our employees are making a positive social impact. Launched in 2016, the AK CARES Program was created to encourage employees to give back to their community through a variety of volunteer efforts. Through the program, employees donate countless volunteer hours to local charitable efforts to demonstrate that AK CARES about our neighbors and our region. Employees share their time and talent at food banks, schools, health and human service organizations and many other agencies supporting needs in their local community.

40	2019 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

		Page No.
	Highlights of 2018 Pay-For-Performance Executive Compensation Program	43
I.	Overview of AK Steel Executive Compensation Program	45
	Key Executive Compensation Program Elements	45
	Named Executive Officers	45
	Contextual Information for 2018 Executive Compensation	45
	Impact of Prior Years’ Performance on 2018 Compensation Considerations	45
	Factors That Influenced 2016–2018 Long-Term Incentive Compensation Decisions	46
	Factors that Influenced 2018 Annual Incentive Compensation Decisions	47
	2018 Business Performance and Impact on 2018 Compensation	48
	Net Impact of 2018 Performance: Our Best Financial Results in a Decade Drove Favorable Pay-for-Performance Compensation; Program Further Strengthened to Increase Management Alignment with Stockholder Returns	48
	Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation	50
	Annual Plan	50
	Long-Term Plan	51
	Performance Shares	51
	Stock Options	52
	Overview of Other Key Compensation Components and Application to 2018 Executive Compensation	52
II.	Full Discussion and Analysis of Executive Compensation Program	53
	Who has the direct responsibility for determining executive compensation?	53
	Summary of Key Takeaways	53
	Discussion	53
	What is our compensation philosophy?	54
	Summary of Key Takeaways	54
	Discussion	54
	Did the Committee make any significant structural changes to the executive compensation program?	55
	Summary of Key Takeaways	55
	Discussion	55
	Did the Committee make any changes to the specific performance metrics under the Annual Plan?	56
	Summary of Key Takeaways	56
	Discussion	56
	Do we reach out to stockholders to solicit their views on our executive compensation program?	57
	Summary of Key Takeaways	57
	Discussion	57
	What specific governance policies and practices do we have that impact executive compensation?	58
	Summary of Key Takeaways	58
	Discussion	58

41	2019 Proxy Statement

		Page No.
	How does the Committee determine executive compensation?	59
	Summary of Key Takeaways	59
	Discussion	60
	What actions did the Committee take in 2018 regarding the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?	62
	Summary of Key Takeaways	62
	Discussion	62
	What pension, post-termination and other benefits are provided to Executive Officers?	73
	Summary of Key Takeaways	73
	Discussion	73
	What is our Policy on Deductibility of Executive Compensation?	79
	Summary of Key Takeaways	79
	Discussion	79
III.	Shareholder outreach program and consideration of stockholder “say-on-pay” voting results	79

42	2019 Proxy Statement

Highlights of 2018 Pay-For-Performance Executive Compensation Program

•

Pay-for-performance is the foundational principle of our executive compensation program. Our Board of Directors and its Management Development and Compensation Committee (“Committee”) evaluate each major executive compensation decision as to whether it incentivizes executive management to create long-term value for our shareholders.

•

In 2018, we achieved our best financial results since 2008, delivering $216.8 million of net income under the terms of the Omnibus Management Incentive Plan (“OMIP). Under our annual incentive plan, the Named Executive Officers (“NEOs”) earned awards at 166% of target for 2018.

•

2018 was the third full year under the new leadership team that took the helm at AK Steel in the beginning of 2016 under extremely challenging circumstances. During this three-year period, Management stabilized the company and undertook strategic actions to enhance margins and improve financial performance through the cycle. These actions resulted in AK Steel generating our highest cumulative adjusted EBITDA for any three-year period in the past decade.

○

Under our long-term incentive plan, our three-year cumulative adjusted EBITDA for the 2016 to 2018 performance cycle—or earnings before interest, taxes, depreciation and amortization—of $1,490 million exceeded the target goal, but fell short of the maximum goal, as the NEOs earned awards under the Long-Term Plan at 196% of target.

2018 Target Total Direct Compensation Levels for the CEO and Other NEOs

In January 2018, the Committee incorporated significant pay-for-performance enhancements to the compensation program, including:

○	Changing the Long-Term Plan from being 100% cash denominated to 30% stock denominated and 70% cash denominated to enhance the weighting of performance-based equity

○

Increasing the weighting on relative performance by establishing relative total shareholder return as the sole metric for performance share awards and eliminating the absolute stock price compounded annual growth rate metric

○	Closing the Executive Retirement Income Plan to new participants and replacing it with a more modest supplemental retirement plan

○	Increasing the Chief Financial Officer’s required target stock ownership level under our Stock Retention Guidelines

○	Holding most of our NEOs’ base salaries flat for 2018, including the base salaries for our CEO and President and COO

43	2019 Proxy Statement

•

Despite our strong financial results for the annual and three-year performance periods ending in 2018, our stock performance for 2018 was not satisfactory to our Board or Management. Accordingly, in January 2019, the Committee proactively incorporated the following additional changes to further strengthen management’s alignment with our shareholders by:

○	Reducing all NEO equity grant values for 2019 by 30% to 35%

○	Further increasing the stock component of the Long-Term Plan to 50% denominated in AK Steel stock from 30%

○

Applying the aforementioned 30% to 35% reduction in 2019 NEO equity grant values to the 50% stock denominated portion of the Long-Term Plan, thereby reducing the value of this component of NEO compensation

○	Not increasing base salaries or target cash compensation for most NEOs in 2019, including the CEO, the President and COO, and the CFO

•

The table below summarizes the actual payouts under our principal incentive plans—the annual incentive plan, the long-term incentive plan and performance shares—over the past five- and ten-year periods, as a percentage of target for each plan’s performance period ending that year.

Year	Annual Plan	Long-Term Plan	Performance Shares
2009	20%	200%	178%
2010	12%	0%	0%
2011	46%	0%	0%
2012	20%	0%	0%
2013	20%	0%	0%
2014	20%	0%	0%
2015	50%	0%	0%
2016	198%	76%	160%
2017	134%	88%	0%
2018	166%	196%	63%
Five-Year Average (2014 – 2018):	114%	72%	44%
Ten-Year Average (2009 – 2018):	69%	56%	40%

•

In addition, as a result of the company’s stock price decline during 2018, (i) nearly all outstanding stock options were “underwater” (i.e., below the respective option exercise prices) as of December 31, 2018, and (ii) none of the performance share grants for the 2017–2019 and 2018–2020 performance cycles would have been earned based on the stock price as of December 31, 2018.

44	2019 Proxy Statement

I.	Overview of AK Steel Executive Compensation Program

Key Executive Compensation Program Elements

The key elements of our executive compensation program for our Executive Officers are:

•	base salary

•	annual performance-based incentive awards (“Annual Plan”) under the OMIP

•	long-term performance-based incentive awards (“Long-Term Plan”) under the OMIP (which replaced the Long-Term Performance Plan in 2017 for three-year performance periods beginning in 2018)

•	awards of stock options, restricted stock and performance shares under our Stock Incentive Plan (“Stock Plan”)

•	certain employee benefits and post-employment benefits

Named Executive Officers

For purposes of this CD&A, the term “NEOs” refers to the following in reference to 2018:

•	Roger K. Newport — Chief Executive Officer (“CEO”)

•	Kirk W. Reich — President and Chief Operating Officer (“COO”)

•	Jaime Vasquez — Vice President, Finance and Chief Financial Officer (“CFO”)

•	Joseph C. Alter — Vice President, General Counsel and Corporate Secretary

•	Scott M. Lauschke — Vice President, Sales and Customer Service

Contextual Information for 2018 Executive Compensation

The year 2018 was the current Executive Management team’s third year leading the company, following a multi-year succession planning process that resulted in Mr. Newport assuming the role of CEO and Mr. Reich becoming President and COO. The Executive Management team undertook leadership of the Company at a turbulent period in our history in January 2016, when both we and others in our industry were facing existential challenges. During the first two years, we made significant strides on a number of financial, operational and business fronts to stabilize the Company and create a foundation for growing shareholder value over the long run. In 2018, this foundation enabled us to deliver our strongest financial results in a decade for both the one-year and three-year periods.

Impact of Prior Years’ Performance on 2018 Compensation Considerations

The executive compensation data included in this Proxy Statement is for the 2018 fiscal year. The decisions by the Committee that laid the foundation for the annual components of 2018 executive compensation occurred in March 2018—over 14 months prior to the upcoming 2019 Annual Meeting—and were therefore based in large part on our 2017 performance. Similarly, the Committee’s decisions relating to long-term executive compensation were made in March 2016—over three years before the 2019 Annual Meeting—and were therefore significantly influenced by our 2015 performance. Thus, in order to understand the Committee’s decisions that shaped overall executive compensation for 2018, we believe a brief overview of the relevant business and market conditions in those periods may be helpful for context.

45	2019 Proxy Statement

Factors That Influenced 2016–2018 Long-Term Incentive Compensation Decisions

The Committee established the NEOs’ long-term incentive compensation targets applicable to awards earned in 2018 over three years ago in March 2016. At that time, as the Committee evaluated compensation decisions for the long-term incentive period, the Company was facing tremendous challenges. Our common stock and senior debt were trading at multi-year lows and reflected the tumultuous business and market conditions that had forced steel prices and capacity utilization rates to significantly depressed levels. Throughout 2015 and into 2016, steel prices had been driven to dramatically depressed levels, as producers in countries with excess steel production—most notably, China—flooded the U.S. market with unfairly-traded imports. These turbulent conditions resulted in a 2015 net loss exceeding $500 million.

In the face of these significant challenges and an uncertain future for the company, the Finance Committee of the Board worked closely with senior Management to evaluate the Company’s annual and multi-year projections and the outlook on market conditions, including sensitivities for various key assumptions. Ultimately, Management presented an annual business plan to the Board, along with perspectives on the longer-term view of the business. However, all of these projections were shrouded in uncertainty in light of the upheaval facing us and the industry as a whole. The Committee reviewed and discussed the business plan and estimates for future years, ultimately selecting long-term incentive goals for the threshold, target and maximum levels for the 2016–2018 period that appeared quite challenging in light of the significant tumult we and our industry faced at that time. In fact, the Committee set a target level under the long-term plan of $1.25 billion of cumulative EBITDA, thereby requiring a very meaningful improvement of approximately 35% over the $928 million1 of cumulative EBITDA generated by the company in the prior three-year period (2013–2015).

In addition, when considering the target level under our Long-Term Plan in March 2016, the Committee also reflected upon the actual results from the prior fiscal year, 2015. We generated only $180 million of adjusted EBITDA in 2015. The target level set by the Committee for the 2016–2018 Long Term Plan performance period was $1.250 billion of cumulative EBITDA, which would require over a 48% compounded annual growth rate from our 2015 actual adjusted EBITDA.

[1]

On January 1, 2018, we changed our accounting method for valuing inventories to the average cost method for inventories previously valued using the last-in, first-out (“LIFO”) method. More information on that subject is set forth in footnote 2 below. With the exception of the figure provided for cumulative EBITDA generated by the company in the prior three-year period (2013–2015), the effects of the change in accounting method from LIFO to average cost have been retrospectively applied to all periods presented in all sections of this Proxy Statement. We have provided the $928 million of cumulative EBITDA generated by us from 2013–2015 without adjustment because this was the actual amount considered by the Committee in January 2016 when they selected our performance targets for the 2016–2018 long-term incentive plan performance period.

46	2019 Proxy Statement

Factors That Influenced 2018 Annual Incentive Compensation Decisions

The Committee established the NEOs’ annual incentive compensation targets in March 2018 and, as such, its decisions were significantly influenced by our performance in 2017. We performed relatively well in 2017 and largely overcame a softening of our core automotive market, rising costs for raw materials and steelmaking supplies like graphite electrodes, and major planned maintenance outages. During 2017, we also began to execute our strategy of diversifying into downstream applications by acquiring Precision Partners Holding Corporation (“Precision Partners”), which provides advanced-engineered solutions, tool design and build, hot- and cold-stamped components and complex assemblies for the automotive market. As a result of these factors, in 2017 we generated net income of $103.5 million2 and adjusted EBITDA of $528.5 million, both of which were improvements from 2016.

As the Committee evaluated what incentive targets should be established for 2018 executive compensation, it weighed other factors beyond our 2017 performance. Chief among these considerations was a projected slowdown in domestic automotive production, which in recent prior years had reached historic highs. In addition, during 2017, the U.S. Commerce Department initiated an investigation under Section 232 of the Trade Expansion Act into whether imports of foreign steel into the U.S. posed a threat to national security. Section 232 had not been utilized for decades and, accordingly, the announcement and subsequent investigation created a significant amount of uncertainty and turbulence in the steel market. As 2017 ended and 2018 began, the Section 232 investigation was ongoing and the outcome, as well as the impacts on our business and the steel market generally, were impossible to predict. The Committee therefore sought to balance its expectation that Management continue to improve the company’s financial results with the cloud of uncertainty from a projected slowdown in our core market of automotive and the potential positive and negative market impacts from a wide variety of possible outcomes of the pending Section 232 investigation into steel imports. Ultimately, after a rigorous business planning process overseen by the Finance Committee of the Board, the Committee set a challenging target under the annual incentive plan, requiring net income of $155 million, which represented an approximately 50% improvement over the prior year’s actual result. This annual incentive plan target included almost $60 million of unidentified “stretch” that Management would be required to overcome to meet the goal set by the Committee, creating a substantial financial hurdle for Management.

[2]

On January 1, 2018, we changed our accounting method for valuing inventories to the average cost method for inventories previously valued using the LIFO method. We believe that the average cost method is preferable since it improves comparability with our peers, more closely tracks the physical flow of our inventory, better matches revenue with expenses, and aligns with how we internally manage our business. The effects of the change in accounting method from LIFO to average cost have been retrospectively applied to all periods presented in all sections of this Proxy Statement. For more information related to the change in accounting principle, please see Note 2 to our consolidated financial statements in our Annual Report for the year ended December 31, 2018.

47	2019 Proxy Statement

2018 Business Performance and Impact on 2018 Compensation

In 2018, we generated our highest financial results in a decade and further strengthened our balance sheet. We expanded our portfolio of steel solutions, as our steel operations accelerated collaboration with our downstream stamping, tooling and tubing businesses at Precision Partners and AK Tube. We delivered our best financial performance in the past ten years on several fronts, including generating (i) net income of $186.0 million, or $0.59 per diluted share; (ii) adjusted net income of $200.5 million, or $0.64 per diluted share; and (iii) adjusted EBITDA of $563.4 million (adjusted net income and adjusted EBITDA are defined in the Non-GAAP Financial Measures section, which is attached as Annex B to this Proxy Statement and which includes reconciliations for all non-GAAP financial measures referenced in this Proxy Statement). Each of these marked an improvement from our performance in 2017 and prior years, as shown in the below charts. Although the tables below illustrate our non-GAAP adjusted net income and adjusted EBITDA for the years 2013 through 2018, our GAAP net income (loss) for these years was ($60.2) million, ($114.2) million, ($652.3) million, ($16.8) million, $103.5 million and $186.0 million, respectively.

Additionally, during the course of the year we continued to reduce our leverage and long-term liabilities. We reduced our outstanding long-term debt by $116.4 million and our total pension and other postretirement benefit obligations by $65.7 million. We also took proactive steps to further de-risk exposure to our pension plan by transferring $278.8 million of pension obligations for approximately 5,400 retirees or their beneficiaries to a highly rated insurance company.

Despite delivering our strongest financial results in the past decade, our stock price did not perform as we hoped in 2018, with its decline accelerating significantly at the end of the year, and disappointed both our Board and Management. This was particularly disheartening in light of the fact that our average share price in 2018 was $4.56, which was more than double the per share price on January 20, 2016, the date the Committee set the performance share targets. Furthermore, during the three-year period since our Executive Management team took the helm on January 2, 2016, our average stock price was $5.33, an increase of over 225% from the price on January 2, 2016, and during the period the stock price rose as high as $11.11 per share, an increase of approximately 473% from January 2, 2016.

Net Impact of 2018 Performance: Our Best Financial Results in a Decade Drove Favorable Pay-for-Performance Compensation; Program Further Strengthened to Increase Management Alignment with Stockholder Returns

The foundational principle of our executive compensation program is ensuring alignment between pay and performance to incentivize our Management team to maximize long-term shareholder returns. Our Annual Plan and Long-Term Plan are measured by metrics based on operating

48	2019 Proxy Statement

performance (adjusted net income and adjusted EBITDA, respectively), which typically drive our stock price over time. In 2018, we delivered our best financial results in a decade and performed well in other areas that are vital to the long-run success of our business. For the year, we surpassed our target goal for financial performance, achieving net income of $216.8 million under the terms of the Annual Plan. For the long-term incentive period of 2016–2018, we generated cumulative adjusted EBITDA of $1.49 billion under the Long-Term Plan. Under the Stock Plan, we earned less than two-thirds of the target amount of performance shares.

In sum, for 2018 and the three-year performance periods ending in 2018:

•	Annual Plan payments were earned at 166% of target;

•	Long-Term Plan payments were earned at 196% of target; and,

•	Performance share awards were earned at 63% of target under the Stock Plan.

The Committee is relentlessly focused on ensuring that the executive compensation program aligns executive pay with our performance. Thus, despite realizing our best financial performance since before the Great Recession, the NEOs only earned a portion of their total potential performance-based compensation as a result of achieving some, but not all, of the challenging financial and other performance goals set by the Committee.

As demonstrated in the below charts, of the CEO’s total potential compensation for 2018, approximately 73% was tied directly to performance-based metrics. For all the NEOs, including the CEO, the performance-based compensation amounted to approximately 73% of their potential total compensation. For purposes of the below charts, performance-based compensation includes the following categories of compensation: (i) incentive payments under the Annual Plan for 2018; (ii) incentive payments under the Long-Term Plan for the three-year performance period ending in 2018; (iii) the grant date value of stock issued pursuant to performance share awards for the three-year performance period ending in 2018; and (iv) the grant date fair value of stock option awards made in 2018. Non-performance based compensation for purposes of the below charts includes (1) 2018 based salary; (2) the grant date value of restricted stock awards made in 2018; and (3) the value of all other compensation paid in 2018.3

Composition of Total Potential Compensation for 2018

[3]

The only item referenced in the Summary Compensation Table not included in the referenced charts is the Change in Pension Value for each NEO. That value is excluded because it is not a component of compensation awarded annually by the Committee to the NEOs. Rather, it is a mathematical calculation of the actuarial change in value of the NEO’s pension that is attributable to factors such as a change in the discount rate used to present value the pension benefits or a change in the interest component of the value as a result of the NEO’s change in age relative to the NEO’s assumed retirement date, among other things. For each year reported, the value is simply an actuarial calculation. In none of those years did any NEO realize any cash benefit (or detriment) attributable to the reported change in value.

49	2019 Proxy Statement

Data Used for Charts Above

	Base Pay[1]	Restricted Stock[2]	Other Comp[1]	Total Non- Performance- based	Maximum Annual Incentive Plan[2]	Maximum Long- Term Plan[2]	Stock Options[2]	Maximum Perfor- mance Shares[3]	Total Perfor- mance- based	Total Potential
Newport	$950,000	$968,829	$86,932	$2,005,761	$2,375,000	$2,280,000	$1,010,944	$385,758	$6,051,702	$8,057,463
Reich	750,000	333,650	63,203	1,146,853	1,500,000	1,500,000	347,871	117,189	3,465,060	4,611,913
Vasquez	475,000	233,358	41,764	750,122	760,000	712,500	243,402	67,599	1,783,501	2,533,623
Alter	400,000	106,847	43,979	550,826	560,000	520,000	111,290	40,977	1,232,267	1,783,093
Lauschke	325,000	66,861	43,382	435,243	422,500	422,500	69,646	35,235	949,881	1,385,124

(1)	From Summary Compensation Table for 2018 at page 82.

(2)	From Grants of Plan-Based Awards Table at page 85.

(3)	The value of the performance shares is included in footnote 2 to Summary Compensation Table, performance share grants awarded in January 2016.

Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation

Our program’s strong link between executive compensation and company performance is highlighted in the application of the key pay-for-performance components of the program on the NEOs’ 2018 compensation. Those components and their application to the NEOs for 2018 are summarized below.

•	Annual Plan

Overview:    Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for four different performance factors: net income (excluding, in accordance with the Annual Plan, special, unusual and extraordinary items, as discussed further below), quality, safety and sustainability. At the target level, the allocation is 50% for financial performance, 25% for quality, 20% for safety and 5.0% for sustainability. At the maximum level, the allocation of these components of an incentive award is 75% for financial performance, 12.5% for quality, 10.0% for safety, and 2.5% for sustainability. The heavy weighting toward the financial performance component reflects the Committee’s objective of strengthening the commonality of interests between Management and our stockholders, while still recognizing that quality, safety and sustainability are core values that are vital to our long-term business success. The Committee assigns annual goals for each of these performance factors. No award is paid on any performance factor unless we at least meet the threshold goal for that factor.

As applied in 2018:    For 2018, driven by our best financial results in ten years, the NEOs earned 166% of the target award under the Annual Plan, based on our achievements in financial performance, quality, safety and sustainability. We exceeded our target goal for the financial component under the Annual Plan, as we generated net income of $216.8 million (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, which are discussed below) against a target of $155 million. We had a good year in quality performance in the face of a more difficult product mix and ever-more-challenging customer specifications, as we met the target objective for internal retreats, slab loss and customer claims, while missing the target level of performance for internal rejects and process loss but performing above the threshold level. With respect to safety, we did not perform up to our own industry-leading standards, as we performed above the threshold level but missed our target. Finally, on the sustainability component, we met our target performance for air permit deviation events. For 2018, the target bonus percentages for the NEOs ranged from 65% to 125% of base salary. The dollar value of the award earned by each NEO under the Annual Plan for 2018 is set forth in the notes to the Summary Compensation Table at page 82.

50	2019 Proxy Statement

•	Long-Term Plan

Overview:    Under the Long-Term Plan, a participant can earn a performance award based upon our aggregate three-year cumulative adjusted EBITDA performance (excluding special, extraordinary and unusual items, which are discussed below). The Committee establishes threshold, target and maximum performance goals for each three-year performance period.

As applied in 2018:    For 2018, the NEOs earned 196% of the target award under the Long-Term Plan. Awards under the Long-Term Plan reflected in the 2018 compensation of the NEOs are based on the performance period that began January 1, 2016 and ended December 31, 2018. During this timeframe, we generated EBITDA that was significantly higher than the cumulative EBITDA for the prior three-year period. Thus, our cumulative EBITDA of $1.49 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, which are discussed below) for the three-year period ending December 31, 2018 was above the target level of $1.25 billion but below the maximum level of $1.50 billion. Under the terms of the Long-Term Plan, each participant is assigned a target bonus percentage, which is applied against the award earned under the plan for the relevant performance period. For 2018, the target award percentages for the NEOs ranged from 65% to 120% of base salary. The long-term award to each NEO reflected in the 2016–2018 Long-Term Plan performance period is set forth in the notes to the Summary Compensation Table at page 82.

•	Performance Shares

Overview:    In order to align the interests of senior Management with our stockholders by linking executive compensation to our performance and to appreciation in the market price of our common stock, we make equity grants to our Executive Officers and other key employees under the Stock Plan. The Committee believes that the form of equity grant under our Stock Plan that most directly serves that purpose is the grant of performance shares. Each grant of performance shares is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award is based upon our stock price performance over a three-year performance period relative to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals were established for January 2016 using the following performance metrics in equal weight: (a) our relative total stockholder return (“Relative TSR”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index; and (b) the compounded annual growth rate (the “CAGR”) of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days of the year prior to the beginning of the performance period (e.g. December 2015), then comparing that base price with the average closing price of our common stock for the last 20 trading days of the final year of the performance period (e.g. December 2018). Approximately one third of the total annual equity grant value to each NEO in 2018 was comprised of performance shares.

As applied in 2018:    For 2018, the NEOs earned 63% of the target level for performance shares under the Stock Plan for the 2016 – 2018 period. For the last twenty trading days of December 2018 (the applicable assessment period under the plan), our average stock price was between the threshold and target CAGR goals for the three-year period. The NEOs therefore earned 66.5% of the CAGR component. We likewise performed between the threshold and target on the Relative TSR performance metric for the three-year period, and the NEOs earned 59% of this component.

51	2019 Proxy Statement

•	Stock Options

Overview:    Another component of our compensation program whose value is driven by company performance is stock option grants. These stock options will have a value for a grantee only if the market price of our stock increases above the exercise price (i.e., the market price on the date the option was granted), subject to continued service through the applicable vesting date (subject to limited exceptions, e.g., death, disability or retirement). All options granted typically vest in three equal installments on the first, second and third anniversaries of the grant date and have a 10-year term. The aggregate grant date fair value of all stock option awards to the NEOs in 2018 is set forth in the Summary Compensation Table at page 82.

As applied in 2018:    Approximately one-third of the total annual equity grant value to each NEO in 2018 was comprised of stock options. As of December 31, 2018, the stock options granted to the NEOs as part of their respective compensation packages for 2018 (as well as the vast majority of stock options granted in prior years) all had exercise prices above the then-current stock price and were therefore “underwater.” Accordingly, in 2018 the stock option component of our compensation program served as another example of financial consequences when performance on some fronts does not meet our high expectations.

Overview of Other Key Compensation Components and Application to 2018 Executive Compensation

While the four elements described above represent the most direct links between pay and performance, there are other significant links included in our executive compensation program. Other key components of our compensation program that link pay to performance are summarized below.

•

Restricted Stock Grants.    Another component of the equity portion of our executive compensation program is the grant of restricted stock to the NEOs and other key members of Management. Though not as direct a link as performance share awards, restricted stock grants also link executive compensation to our performance. Approximately one-third of the total annual equity grant value to each NEO in 2018 was comprised of restricted stock. The restrictions typically lapse in three equal installments on the first, second and third anniversaries of the date of the award. With limited exceptions, these restricted stock awards vest based on continued service during the vesting period and the actual value of the award ultimately will depend on the performance of our stock during that period leading up to vesting. The grant date fair value of all restricted stock awards to the NEOs in 2018 is set forth in the Summary Compensation Table at page 82.

•

Thrift Plan Matches.    Our thrift plan (the “Thrift Plan”) is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. We also maintain a supplemental thrift plan that is a non-qualified retirement plan. Participation in these plans includes the NEOs, but is not limited to them. Under these plans, we match employee contributions up to a total of 5% of base salary (collectively, for both plans). Beginning in 2016, we modified the Thrift Plan such that employee contributions of up to 5% of base salary (the “Basic Contribution”) may be supplemented by us on a quarterly basis if we exceed certain net income levels for that quarter. The maximum supplemental contribution for any quarter is 100% of the Basic Contribution, based on our net income performance in that quarter. This constitutes another component of our compensation program–available to all salaried employees, including the NEOs–that is directly linked to our performance. The amounts of these supplemental contributions to the NEOs in 2018 are set forth in notes to the Summary Compensation Table at page 82.

52	2019 Proxy Statement

•

Health Savings Account Matches.    In order to help lower AK Steel’s healthcare costs and encourage employees to utilize their healthcare benefits in the most efficient manner for themselves and the Company, we offer a high deductible healthcare plan along with a health savings account to all of our salaried employees, including the NEOs. In addition to an annual fixed contribution that we make, participants are eligible to earn a variable contribution based on our financial performance, measured by net income (calculated the same as the Annual Plan). Thus, in addition to helping to better control our healthcare costs, the variable contribution aligns participating employees’ compensation with our financial performance. The total amount of fixed and variable contributions to the NEOs in 2018 are set forth in the notes to the Summary Compensation Table at page 82.

II.	Full Discussion and Analysis of Executive Compensation Program

Set forth below is a more detailed description of the total program, organized in a question-and-answer format, with a brief summary of key takeaways at the outset of each question-and-answer section.

Who has the direct responsibility for determining executive compensation?

Key Takeaways: The Committee has the direct responsibility for determining the compensation of all of our Executive Officers, including the NEOs, and for establishing, and periodically reviewing, our executive compensation philosophy and policies. The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), and each Committee member is an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code.

Discussion: The Committee has the direct responsibility for determining the compensation of our Executive Officers and is also responsible for overseeing our policies and programs for succession planning and the development of other senior Management personnel. When the Committee deems it appropriate, it may, in its discretion, seek ratification of its determinations by the Board. The Committee also is responsible for establishing, and periodically reviewing, our executive compensation philosophy and policies and, as appropriate, will recommend changes to the Board.

Committee Membership

The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the SEC and the NYSE. Each member of the Committee currently is also an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code. There currently are four members of the Committee. They are Mr. Michael, Ms. Edison, Ms. Yocum and Dr. Thomson, who also serves as Non-Executive Chair of the Board.

Committee Charter and Responsibilities

The general function of the Committee is to oversee our policies and program with respect to executive compensation, succession planning and the development of senior Management personnel. The Committee operates under a written charter reviewed and approved by our full Board of Directors. The Committee’s Charter describes its specific responsibilities and is available at www.aksteel.com.

Committee Support and Use of Independent Executive Compensation Consultant

In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. We are required to, and do, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, compensation consultant and other advisors. The

53	2019 Proxy Statement

Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and all such advisors are ultimately accountable to the Committee.

The Committee engages an independent executive compensation consultant who reports directly to the Committee to assist it in designing the executive compensation program, as well as determining executive compensation for any given year. In connection with the 2018 executive compensation program, the Committee retained Frederic W. Cook & Co. (“FW Cook”) as its independent consultant for executive compensation matters. As appropriate, the Committee’s consultant also works with Management on behalf of the Committee, in particular with Ms. Stephanie S. Bisselberg, our Vice President, Human Resources, to develop internal compensation data and to implement compensation policies, plans and programs. The consultant, at the Committee’s request, also works with the CEO to assist him in developing his recommendations to the Committee for non-CEO Executive Officer compensation packages. The consultant provides analytical assistance and data to the Committee on the design, implementation and evaluation of our compensation program for Executive Officers. This includes providing assistance to the Committee in identifying similarly-situated companies to be included in a peer group to be used to develop competitive data. That data is used as one reference point of many in the annual determination of base salary and cash- and equity-based incentives. The consultant also periodically compiles relevant market data to supplement the peer group data. The consultant further assists the Committee in developing, evaluating and administering incentive plans, agreements addressing post-termination benefits, and other ongoing compensation-related arrangements or benefits. On request, the consultant also provides services to the Board and the Nominating and Governance Committee on Director compensation matters. Except as described above, the consultant does not provide any other services to us.

The Committee annually assesses the performance and independence of its compensation consultant. In 2018, the Committee determined that FW Cook is independent and that its engagement does not present any conflicts of interest, having considered various factors, including, without limitation, the following: (1) the amount of fees received by FW Cook from us is less than 1% of FW Cook’s total revenue; (2) FW Cook has adopted policies and procedures which appear to be reasonably and effectively designed to prevent conflicts of interest; (3) neither FW Cook nor any member of its consulting team serving us owns any of our stock or an equity derivative thereof; (4) FW Cook does not provide any services to us other than as described in this Proxy Statement in its capacity as an independent advisor with respect to Executive Officer and Director compensation; and (5) after reasonable and appropriate inquiry, we have not identified any business or personal relationships between FW Cook and any of our Executive Officers or any member of the Committee. After reviewing these and other factors. FW Cook also separately determined, and affirmed in a written statement delivered to the Chair of the Committee, that it is independent and that its engagement does not present any conflicts of interest.

What is our compensation philosophy?

Key Takeaways: Our philosophy is that the executive compensation program should strengthen the commonality of interests between Management and our stockholders by incentivizing Management to maximize long-term stockholder value, while at the same time enabling us to attract, motivate and retain employees of high caliber and ability who will drive our success.

Discussion: Consistent with those principal objectives, a significant portion of the overall compensation package for each of our NEOs and other Executive Officers includes components that link the executive’s compensation to our performance. The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on

54	2019 Proxy Statement

the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and our long-term financial performance and growth.

The Committee designs our compensation program to reward superior performance and to provide financial consequences for falling short of targeted performance. Consistent with that design objective, and the goal of attracting, motivating and retaining executives of high caliber and ability who will drive our success, the Committee attempts to establish a fair and reasonable target compensation level for each NEO and other Executive Officer that reflects not only individual performance, but also is competitive relative to the Executive Officer’s internal and external individual peers. The percentage of total compensation that is performance-based generally will increase with the level of seniority and/or responsibility of the executive. There is no set formula or policy, however, regarding the allocation between performance-based and non-performance-based compensation. Nor is there any set formula or policy for the allocation between cash and non-cash compensation. In general, the Committee aims to set annual target total direct compensation levels at or near the market median for similarly-situated executive officers at peer group and/or other comparable companies. However, individual Executive Officer positioning may be above or below the median depending on Executive Officer-specific factors, such as performance, tenure, criticality to the Company and other relevant items.

Did the Committee make any significant structural changes to the executive compensation program?

Key Takeaways: Yes. The Committee evaluated the design of our compensation program and made several significant changes aimed at further strengthening the alignment of our NEOs and other Executive Officers with the interests of our stockholders.

Discussion: During each year, the Committee periodically reviews the effectiveness and competitiveness of our executive compensation program. The Committee engages in this review with the help of FW Cook, who provides data that enables the Committee to compare our program, as well as the specific compensation packages of each of our Executive Officers, to our peers and other relevant benchmarking and market information. In addition, the Committee periodically engages in a more comprehensive “deep dive” review of the program. The Committee most recently conducted this comprehensive, deep dive review in 2017. With the assistance of FW Cook, the Committee reviewed the design of each of our incentive and retirement plans for our NEOs, other Executive Officers and other members of senior Management, evaluated them in the context of our peer group, market data and recent executive compensation trends as provided by FW Cook, and considered the views, perspectives and policies of our largest stockholders, proxy advisory firms and other significant third party stakeholders. The Committee’s deep dive review and the implementation of the changes to the compensation program emanating from that comprehensive review spanned multiple meetings of the Committee. The Committee (with the approval of or ratification from the Board, as applicable) made several significant changes to our Executive and senior Management compensation program as a result of the most recent deep dive review. The most notable of those changes, which were effective for 2018 compensation, are summarized below.

•

Introducing a significant stock component into the long-term incentive plan – In order to further align Management and stockholder interests in creating value over the long run, the Committee changed the mix of long-term incentive compensation for Executive Officers under the OMIP, from being cash-only awards to being denominated 30% in AK Steel stock and 70% in cash.

•

Locking the ERIP and replacing it with a more modest supplemental retirement plan – To strengthen Executive Officer retention and better reflect current market practice, the Committee locked the ERIP to new participants and replaced it with a new, enhanced defined contribution plan. Under the new plan, a participant begins to vest after three years of service as an Executive Officer, and we may make a contribution equal to up to 10% of the participant’s base salary and annual incentive compensation.

55	2019 Proxy Statement

•

Increased emphasis on relative TSR performance – The Committee eliminated the absolute stock price CAGR metric for performance shares and awards will be earned solely based on Relative TSR to increase the emphasis on relative performance. The Committee determined that evaluating our stock price performance on this basis was a more “apples to apples” comparison of how well we are driving stockholder value compared to companies facing similar industry conditions and against whom we compete for business, investors and employees, among other things. Additionally, the Committee recognized that the annual stock option awards already reward stock price appreciation and the absolute stock price CAGR metric was somewhat duplicative in this regard. This change became effective beginning with the performance share awards for the 2018 – 2020 performance period.

In addition, at its January 2019 meeting, the Committee evaluated our executive compensation program and assessed additional changes to the program aimed at increasing Management’s alignment with our stockholders’ interests. The Committee implemented two significant changes to the program in 2019:

•

Further bolstering the stock component of the long-term incentive plan – The Committee increased the equity component for Executive Officers’ long-term incentive compensation to 50% denominated in AK Steel stock and 50% denominated in cash.

•

Dramatically reducing the 2019 equity awards to Executive Officers – The Committee reduced the 2019 equity grant values (including the equity component of the Long-Term Incentive Plan) to all Executive Officers, including the NEOs, by 30% to 35%.

Finally, although not a change to the compensation program’s design per se, the Committee elected not to increase the 2019 base salaries or target cash compensation for most NEOs, including the CEO, the President and COO, and the CFO.

Did the Committee make any changes to the specific performance metrics under the Annual Plan?

Key Takeaways: Yes. In January 2018, the Committee (i) added “slab loss” as a metric to the quality component of the Annual Plan to encourage better quality performance and lower costs, and (ii) added a sustainability component to the Annual Plan.

Discussion: The Committee works with Management to evaluate regularly potential areas for increasing operational efficiency and reducing the costs associated with producing our high-quality steel products. As a result of this process, in January 2018, the Committee added “slab loss” as a metric under the quality component because it was determined to be an area in which potentially millions of dollars of improvement could be made, representing an opportunity to target reduced costs and improve financial results. In general, the slab loss metric tracks the effectiveness of our operations in terms of the percentage of steel slabs we produce that are outside of the requisite quality parameters. Thus, the lower the amount of steel slabs that we cannot use because they do not meet the necessary specifications, the more efficient our operations, the lower our costs, and the more steel we can sell to our customers, each of which positively contributes to our financial results.

As highlighted above in the “Sustainability and Corporate Responsibility” section of this Proxy Statement, our Board and its Corporate Sustainability Committee are committed to ensuring that we operate in a sustainable manner and are a responsible corporate citizen. In January 2018, in order to emphasize the importance of environmental responsibility and to continue to drive improved sustainability performance, our Board of Directors, at the recommendation of the Committee, implemented a sustainability performance component into our 2018 Annual Plan. The Board and the Committee assessed a variety of potential performance categories, including those areas most ripe for improvement, before selecting air permit deviation events as the applicable component. An air permit deviation event occurs when an event at our operations results in noncompliance under the Title V air permits that govern our facilities. Our plants’ compliance with their air permits, including emissions from our operations, is a key area of emphasis for environmental performance and one in which we strive for continuous improvement.

56	2019 Proxy Statement

The Committee analyzed and evaluated these changes to Annual Plan metrics with the assistance of Management, with a focus on ensuring that they incentivize the right actions by employees to drive long-term stockholder value.

Do we reach out to stockholders to solicit their views on our executive compensation program?

Key Takeaways: Yes. Twice per year, beyond our regular, ongoing dialogue with our stockholders led by our Investor Relations, we engage in significant shareholder outreach campaigns. The principal purposes of these campaigns, in which we contact our largest 30 stockholders, are to address any issues that they would like to discuss, listen to their suggestions and recommendations, and engage in a dialogue on key subjects, such as executive compensation, corporate governance practices and ESG initiatives. We share the stockholders’ perspectives and feedback directly with the Management Development and Compensation Committee and the Nominating and Governance Committee.

Discussion: In addition to our regular, ongoing stockholder engagement efforts throughout the year, we engage in two targeted outreach campaigns during the year. We approach these discussions principally as an opportunity to hear what is on the minds of our largest stockholders and to solicit their feedback and suggestions on key matters of interest. The first of these outreach campaigns occurs in the Spring, in the period leading up to our Annual Meeting, and the second occurs in the Fall/Winter, when fewer companies hold annual meetings and stockholders have more time to engage in a broader and deeper way. Accordingly, in early 2018, prior to the 2018 Annual Meeting, we invited more than 30 of our largest stockholders—collectively owning approximately 60% of then-outstanding common stock—to engage in dialogue with Executive Management, particularly as to our executive compensation program and corporate governance. As part of this invitation, we offered each stockholder the opportunity to speak directly with Mr. Michael, the Chair of the Committee, to discuss and provide feedback on our executive compensation program. Our second targeted outreach campaign was specifically scheduled for later in 2018, during the “off-season” for public company annual meetings. As with the earlier outreach, we invited about 30 of our largest stockholders—collectively owning approximately 58% of our then-outstanding stock—to engage on any topics of interest to them, such as corporate governance and our sustainability and ESG (environmental, social and governance) programs. During these two engagement campaigns we had extended discussions with stockholders who collectively owned approximately 21% of our then-outstanding common stock, including several of our top stockholders. Following each of these engagement campaigns, we updated our Management Development and Compensation Committee, Nominating and Governance Committee and Board on these discussions and shared direct feedback and suggestions from stockholders.

During the past two years, several of the significant design changes that the Committee has implemented to the compensation program have been made after consideration of and reflection upon feedback from our largest shareholders gleaned during our bi-annual outreach campaigns. For example, during our 2017 campaigns, shareholders suggested that we consider utilizing other and/or additional categories of performance-based goals under our incentive plans and to evaluate whether ESG principles were being considered in a strategic way by the Company, the Board and Executive Management. The Committee took this feedback into account when, in January 2018, it elected to incorporate a sustainability component into our 2018 Annual Plan. Similarly, after taking shareholder feedback into consideration, during the past two years the Committee has continued to implement changes to our compensation program to further align Management with the stockholders by enhancing the weighting of performance-based equity. Thus, in January 2018, the Committee changed the Long-Term Plan from being 100% cash denominated to 30% stock denominated and 70% cash denominated, and then increased the equity weighting to 50% in January 2019.

For additional information regarding the Committee consideration of the 2018 “say on pay” vote, please see the discussion on page 79.

57	2019 Proxy Statement

What specific governance policies and practices do we have that impact executive compensation?

Key Takeaways: We believe that we observe all of the principal best practices for similarly situated companies, including a policy against re-pricing or replacing underwater options (which is also codified in our Stock Plan), a compensation clawback policy, a policy requiring stockholder approval of certain severance agreements with senior executives, stock retention guidelines for Executive Officers, and a policy prohibiting insider trading, hedging transactions and pledging of securities.

Discussion: Set forth below is a brief description of these principal policies that impact executive compensation.

Policy against Re-Pricing or Replacing Underwater Options

We have long had a practice of not re-pricing or replacing stock options when our stock is at a price below which such options are exercisable. We first formalized this practice into a policy in January 2012. The policy was incorporated at that time in our Corporate Governance Guidelines. Those guidelines are available on our website at www.aksteel.com. Our stockholders have approved our Stock Plan, which also explicitly prohibits, in the absence of stockholder approval, the re-pricing or replacing of outstanding options.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy, which provides that we may recoup cash and equity of performance-based incentive compensation from officers covered by the policy if the Board determines that the officer has engaged in knowing or intentional fraudulent or illegal conduct that resulted in the achievement of financial results or the satisfaction of performance metrics that increased the amount of such compensation.

Stockholder Approval of Certain Severance Agreements with Senior Executives

The Board also has adopted a policy concerning stockholder approval of certain severance agreements with our senior executives, including our NEOs. That policy provides that the Board should seek stockholder approval or ratification of severance agreements with our senior executives if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long-term incentive awards payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-of-control agreement which contains a provision for payment of benefits upon severance of employment with us, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the CEO, President and COO, CFO, principal accounting officer and any of our Vice Presidents. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified pension or employee benefit plan.

Stock Retention Guidelines for Executive Officers

In January 2017, the Board, at the recommendation of the Committee, adopted enhanced stock retention guidelines for Executive Officers to replace the prior guidelines. The adoption of the stock retention guidelines was principally motivated by the desire to implement a more modern design that provides some additional flexibility to the Executive Officers while maintaining the linkage between their interests and those of stockholders by requiring a minimum level of stock ownership. The stock retention guidelines require each Executive Officer to retain 50% of the “Net Profit Shares” (as defined below) resulting from stock option exercises and/or vesting of other stock-based awards until they

58	2019 Proxy Statement

reach their required stock ownership level. “Net Profit Shares” are the shares remaining after payment of the option exercise price and taxes owed upon exercise of stock options, vesting of restricted stock, and vesting of performance shares. Each Executive Officer’s compliance with the Policy is determined as of December 31 of each year by comparing (i) the required stock ownership level, which is equal to the Executive Officer’s base salary multiple as of December 31, multiplied by the Officer’s annual base salary as of December 31; and (ii) the Executive Officer’s year-end stock ownership level, which is the stock they owned as of December 31, multiplied by our average month-end closing stock price for the twelve months of that year. In October 2017, the Committee increased our CFO’s multiple from one times his annual salary to one-and-one-half his annual salary to better align with market practice for similarly-situated companies. The stock ownership levels, expressed as a multiple of annual base salary, are as follows:

Position	Stock Ownership Level
CEO	3x
President and COO	2x
CFO	1.5x
Other Executive Officers	1x

The policy requires Management to provide annual updates to the Committee on each Executive Officer’s progress toward achievement of and compliance with the retention ratio. Currently, each of the NEOs is in compliance with the stock retention guidelines.

Policy Prohibiting Insider Trading, Hedging Transactions and Pledging of Securities

We have long had a formal policy that prohibits all Directors and employees, including the Executive Officers, who have material, non-public information about us from trading in our securities. The policy also explicitly prohibits all employees from engaging in hedging or monetization transactions, pledging our securities as collateral for loans, holding our securities in margin accounts and engaging in short sales. In March 2018, we revised our Insider Trading and Anti-Hedging Policy to expressly include knowledge of a major cybersecurity event as a potential item of material non-public information that would preclude trading in AK Steel securities.

How does the Committee determine executive compensation?

Key Takeaways: Each year, the Committee’s independent executive compensation consultant develops competitive compensation data based upon publicly available information from our peer group of companies (which are listed on page 60), as well as other survey data. The Committee uses this competitive data to assess the reasonableness of any compensation package the Committee is considering for an Executive Officer. The CEO works with the Chair of the Committee and the Committee’s independent compensation consultant to develop recommendations to the Committee for the Executive Officers other than himself. With respect to the CEO’s compensation, the Chair of the Committee works with the compensation consultant to develop recommendations to the Committee. The Committee, after discussing the matter with the executive compensation consultant, then develops and approves the CEO’s compensation package. The CEO is not involved in that process.

59	2019 Proxy Statement

Discussion:

Use of Competitive Data in the Compensation Determination Process

Each year, the Committee’s executive compensation consultant develops competitive compensation data based upon publicly available information from a peer group of comparable companies, as well as other general industry survey data. The Committee relies upon and considers this information as a factor in its determination, and although the Committee generally targets the median compensation for its NEOs and Executive Officers with individuals with similar roles and responsibilities at peer group companies, it does not have a policy or practice of utilizing a particular market compensation percentile as a benchmark for purposes of determining compensation levels for the various components of executive pay. The Committee principally uses this competitive data as one factor for assessing the reasonableness of any compensation package the Committee is considering for an Executive Officer. In addition, this peer group data enables the Committee to better understand what competitors or other potential employers may pay to entice away an existing Executive Officer and what we must pay to attract and retain new Executive Officers, thereby assisting the Committee with its goal of attracting and retaining executives of high caliber to drive strong company performance.

Peer Companies

The competitive data used by the Committee include compensation data from a peer group of industrial companies with sales, size and scope reasonably comparable to us, as well as other large publicly-owned, United States-based companies in the steel industry. Among other factors, the members of this peer group are selected because we directly or indirectly compete with them for employees, business, capital and/or investors, whether as a result of the peer company’s status as an industry competitor or as a manufacturing company with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.

The Committee periodically reviews the peer group to evaluate whether it remains reasonable and appropriate. The Committee worked with FW Cook to formulate the current peer group, which the Board subsequently approved. The Committee periodically evaluates our peer group in detail, with the assistance of FW Cook. The Committee used this peer group in January 2018 for purposes of determining 2018 target compensation levels. It consists of the following companies:

• Alcoa Inc.	• Nucor Corporation
• Allegheny Technologies Incorporated	• Reliance Steel & Aluminum Co.
• Carpenter Technologies Inc.	• Schnitzer Steel Industries, Inc.
• Cleveland-Cliffs Inc.	• Steel Dynamics, Inc.
• Commercial Metals Company	• The Timken Company
• General Cable Corporation	• Trinity Industries Inc.
• Huntsman Corporation	• United States Steel Corporation
• Meritor Inc.	• Worthington Industries, Inc.

Use of Tally Sheets

The Committee utilizes a presentation similar to tally sheets to review the amounts payable under each element of an NEO’s compensation, as well as the aggregate value of such compensation, in the event of a circumstance that would trigger payment of post-termination compensation in connection with a change-of-control of the company. This presentation is prepared by our executive compensation consultant, with the assistance of our independent outside actuary.

60	2019 Proxy Statement

Key Factors Considered by the Committee During the 2018 Compensation Process

As part of its normal deliberative process for the compensation of each of the Executive Officers, including the CEO and other NEOs, the Committee considered a number of factors in establishing 2018 base salaries, selecting performance-based incentives, and determining target total direct compensation. Some of the principal factors evaluated by the Committee were the following:

•

a report prepared by FW Cook that, among other things, analyzed competitive peer group and market compensation data to assess executive target total direct compensation levels and annual share usage / burn rate, total overhang and aggregate costs related to long-term incentive awards;

•	the need to retain and motivate Executive Management to maximize long-term shareholder value, deliver improved financial results and compete effectively;

•	the Board’s evaluation of each Executive Officer’s individual experience and performance and his or her relative contribution to the Company’s performance;

•	the performance of our common stock and other publicly-traded securities in recent periods;

•	our financial performance in 2017, projected financial performance in 2018 and projections of financial performance over the next several years;

•	our financial, quality, safety and environmental performance in 2017 and the trends associated with these performance metrics in recent years;

•	the highly competitive nature of the steel industry;

•

quantitative and qualitative data as to the target total direct compensation and mix of compensation components for individuals with the same or similar roles and responsibilities at peer group companies and other similarly situated companies;

•	the level of compensation of each Executive Officer in relation to the others;

•	the extent to which performance goals incentivize appropriate conduct and do not encourage inappropriate or excessive risk that would not be in our or our stakeholders’ best interests; and

•	executive compensation best practices for public companies of a similar size, business and/or nature, including peer group companies.

For a summary of how the Committee considered our recent past and future projected business performance in making executive compensation determinations for 2018 compensation packages, please see the discussion beginning on page 45.

Management’s Role in the Compensation Process

After consulting with the Committee’s executive compensation consultant, Mr. Newport made recommendations to the Committee regarding the 2018 annual compensation packages for all of the Executive Officers. The Committee discussed Mr. Newport’s recommendations with him and the Committee’s executive compensation consultant before it made the final determination of the non-CEO executive compensation packages. Mr. Newport was not involved in the process for determining any component of his own compensation package.

Other than Mr. Newport, the only member of Management who provides recommendations to the Committee regarding the compensation program is Ms. Bisselberg, our Vice President, Human Resources. In this role, each year she makes recommendations to the Committee on the goals to be used for purposes of determining performance awards in the next performance cycle for our annual and long-term incentive plans and for performance shares under the Stock Plan. The recommendations on such goals principally take into consideration Management’s performance

61	2019 Proxy Statement

against the goals of the prior performance cycle, consultation with other senior Management personnel concerning our anticipated performance in the next performance cycle on those goals, an evaluation of what would be demanding, but attainable, performance levels for each specific goal, and consultation with the Committee’s executive compensation consultant. Ms. Bisselberg further evaluates and makes recommendations to the Committee on the design and implementation of the various incentive plans, retirement plans, and other ongoing compensation-related arrangements and benefits for the NEOs and other Executive Officers.

Committee Conclusion and Actions on 2018 Compensation Packages

Following its compensation analysis process and its evaluation of the factors set forth above and other relevant considerations, the Committee designed 2018 compensation packages for each of the NEOs and our other Executive Officers that were consistent with our pay-for-performance compensation philosophy and were determined to be reasonable, competitive and appropriate, both individually and taken as a whole.

Ultimately, the Committee’s decisions on 2018 compensation packages for the NEOs and other Executive Officers were primarily founded upon the Committee’s recognition of the level of performance by each Executive Officer and the Committee’s confidence that the compensation packages provide proper incentive for these Executive Officers to continue to focus on serving our and our stockholders’ best interests while remaining employed with us. The Committee further concluded that these packages provided appropriate incentives to motivate our Executive Management team to work diligently and collaboratively, to think differently and creatively, and to execute our strategy in order to maximize long-term value for our stockholders through strong financial performance.

The Committee approved the 2018 compensation packages for the NEOs, which are reflected in the Summary Compensation Table beginning on page 82.

What actions did the Committee take in 2018 regarding the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?

Key Takeaways: In determining the NEOs’ compensation packages for 2018, throughout the process the Committee’s goal was to implement its pay-for-performance philosophy that a compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success.

Discussion:

2018 Target Total Direct Compensation Packages for the CEO and Other NEOs

The charts below provide the various components of target total direct compensation for 2018 for the CEO and the other NEOs. The components of the CEO’s and other NEOs’ respective target total direct compensation packages that are classified as performance-based compensation include the following: (i) target annual incentive payments for 2018; (ii) target long-term incentive payments for the three-year performance period from 2018 to 2020; (iii) the grant date fair value of stock option awards made in 2018; and (iv) the grant date fair value of performance share awards for the three-year performance period from 2018 to 2020. The components of the CEO’s and other NEOs’ respective compensation packages that are not classified as performance-based compensation include the following: (1) base salary for 2018; and (2) the grant date value of restricted stock awards made in

62	2019 Proxy Statement

2018. These charts demonstrate that (i) 69% of the CEO’s target total direct compensation was performance-based and that 76% of the CEO’s 2018 long-term incentive awards was performance-based; and (ii) 64% of the other NEOs’ average target total direct compensation was performance-based and that 81% of the other NEOs’ average 2018 long-term incentive awards were performance-based.

The 2018 target total direct compensation values used for the above chart are as follows:

	CEO			Other NEOs
2018 Target Total Direct Compensation Element	Value (in thousands)	% of TDC	% of LTI	Aggregate Value (in thousands)	% of Aggregate TDC	% of Aggregate LTI
Base Salary	$950	15.3%	N/A	$1,950	26.2%	N/A
Target Bonus	1,188	19.0%	N/A	1,621	21.7%	N/A
LTPP	1,200	19.2%	29.2%	1,671	22.4%	43.0%
Stock Options	969	15.5%	23.6%	740	9.9%	19.0%
Performance Shares	969	15.5%	23.6%	740	9.9%	19.0%
Restricted Stock	969	15.5%	23.6%	740	9.9%	19.0%
Target Total Direct Compensation	$6,245	100.0%	100.0%	$7,462	100.0%	100.0%

63	2019 Proxy Statement

Non-Performance Based Cash Compensation

Base Salary

The salary level for an Executive Officer is assigned initially based upon, among other factors, experience, expertise, job responsibilities, and peer group and market data provided by the Committee’s executive compensation consultant. The individual performance of each Executive Officer was reviewed by the Committee with Mr. Newport in executive session without other members of Management present. The Committee also reviewed the base salary levels of Mr. Newport, the other NEOs and other Executive Officers for internal consistency and equity relative to each other. The principal factors considered by the Committee in determining whether to increase, maintain, or decrease an annual base salary for an NEO are individual performance, our business performance, changes in job responsibility, and competitive market compensation data and trends, including at our peer group companies. Although the Committee generally targets the median level for compensation for individuals with similar roles and responsibilities at peer group companies, the Committee does not rely on any specific formula, nor does it assign specific weights to the various factors when determining base salaries. Strong individual performance and strong performance by our business would generally result in above-market increases. Below-market increases, no increases, or even decreases may occur in years when either individual performance or our business performance has been below expectations. The amounts of the base salaries for the NEOs are reflected in the Summary Compensation Table for 2018 at page 82. Most NEO base salaries were held flat in January 2018, including the base salaries of the CEO and President and COO. With respect to 2019 base salaries, the Committee again determined not to increase base salaries for most NEOs, including the CEO, the President and COO, and the CFO.

Performance Based Compensation – Cash and Equity

Annual Incentive Awards – Cash

We provide annual cash performance awards to our employees, including our NEOs, under our Annual Plan. This component of an NEO’s compensation is intended to motivate the NEO to focus on performance-based goals that directly impact stockholders through annual financial and non-financial objectives that will drive our long-term value. Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for performance at a threshold, target and maximum level. The four performance metrics used are financial, quality, safety and sustainability. Under the terms of the Annual Plan, the Committee weights each performance factor as a percentage of the whole.

For 2018, Mr. Newport’s target level for a performance award under the Annual Plan was an amount equal to 125% of base salary, providing him significant incentive to continue to improve the business. For the other NEOs, depending upon their title and position, a performance award under the Annual Plan at the target level for 2018 would be paid in an amount equal to between 65% and 100% of base salary. Maximum awards were set at two times the target amount. Awards that are earned between the threshold and the target level are determined by a straight-line interpolation between those two levels, starting from a base of zero at the threshold level. A maximum award can only be earned through financial performance. Thus, while a target award is weighted among the performance components as 50% financial, 25% quality, 20% safety and 5% sustainability, any award above target is earned solely through financial performance. For example, as further discussed below, in 2018 the actual weighting of the Annual Plan payment earned at 166% of target by the NEOs was allocated among the four performance components as follows:

•	Financial: 127%

•	Quality: 24%

•	Safety: 10%

•	Sustainability: 5%

64	2019 Proxy Statement

For the 2018 financial performance component of the Annual Plan, net income was the metric utilized to measure performance. For purposes of calculating net income under the Annual Plan, the Committee may exclude, in accordance with the terms of the plan, special, unusual and extraordinary items. The Committee selected net income as the metric because it is a widely recognized and accepted measure of a company’s financial performance and the Committee believes it aligns the interests of Management with our stockholders, as net income is typically perceived as a key driver of stock performance. The net income threshold goal typically is set at a level that would represent a minimum acceptable performance in the context of the business conditions and other challenges and opportunities that we may face or from which we may benefit. The target goal typically is set at a level that would represent performance that is demanding, but still reasonably attainable. The maximum goal is set at a level which would represent very strong performance under the circumstances foreseeable to the Committee at the time the goals are established.

At its March 2018 meeting, the Committee carefully evaluated a number of factors in selecting maximum, target and threshold net income performance goals for the 2018 Annual Plan of $235 million, $155 million and $75 million, respectively. Each of these annual financial performance goals represented significant increases over the prior year’s financial objectives, with the target level representing a 72% increase. The target net income performance goal for 2018 was also set at a level that was approximately 50% higher than our actual net income for 2017. As the Committee does each year, it determined the target performance goal primarily with reference to our annual Business Plan for 2018. Our 2018 Business Plan (like prior years’ annual business plans) was formulated through a rigorous, months’ long process that includes comprehensive “bottom up” and “top down” evaluations. As such, the 2018 Business Plan reflected a variety of significant market-related, macroeconomic and company-specific assumptions. Some of the key assumptions on which the 2018 Business Plan was founded included projections related to estimated steel prices, including the potential impacts of the then-pending Section 232 investigation into foreign steel imports, costs for raw materials and steelmaking supplies, the performance of our downstream operations at AK Tube and Precision Partners, and an anticipated softening of our core automotive market. In addition, the 2018 Annual Plan target included almost $60 million of unidentified “stretch” that Management would be required to overcome to meet the goal set by the Committee. Our Finance Committee also oversees the annual Business Plan process, adding yet another layer of review and rigor, before it is ultimately evaluated and approved by the Board. The Management Development and Compensation Committee, after reviewing the 2018 Business Plan and weighing a significant number of uncertainties and assumptions reflected in that Plan, determined that the target level of performance was challenging but reasonable under the specific circumstances.

In 2018, we achieved net income of $216.8 million (excluding special, unusual and extraordinary items approved by the Committee4), which represented performance above the target level but below the maximum level. As a result, the financial portion of the Annual Plan was earned at 166% of target. The year 2018 represented our best annual financial performance in the past decade. We overcame unforeseeable operational challenges from unplanned steelmaking outages, as we benefitted from continued excellence in servicing our core automotive market and from higher steel prices principally as a result of the unanticipated tailwinds of Section 232 steel tariffs.

[4]

For 2018, we reported net income of $186.0 million. Consistent with the terms of the Annual Plan, the Committee discussed in detail and determined to adjust our reported net income for 2018 for certain special, unusual and extraordinary items. From the reported net income, the Committee deducted/debited a $5.0 million benefit from the 2017 Tax Cuts and Jobs Act related to our deferred tax assets, and added/credited $22.0 million of gains on settled iron ore derivatives and $14.5 million pension settlement charge resulting from the completion of a successful de-risking pension annuity transaction. These adjustments resulted in 2018 net income of $216.8 million for purposes of the Annual Plan. After closely evaluating these items, the Committee classified them as special, unusual and/or extraordinary because they involved actions that the Committee believe create long term value that, therefore, should not be discouraged by including their impact in Annual Plan performance calculations during the relevant period.

65	2019 Proxy Statement

For the quality performance factor, as mentioned above, in January 2018 the Committee modestly changed the quality objective by adding “slab loss” as another metric. In general, slab loss tracks the effectiveness of our operations in terms of the percentage of steel slabs that we produce that fail to meet the requisite quality parameters. Thus, the slab loss metric was added to the quality component because it was determined to be an area in which potentially millions of dollars of improvement could be made, representing an opportunity to target reduced costs and improve financial results. As such, in 2018 the quality component of the Annual Plan was comprised of five metrics: internal rejections, internal retreats, process loss, slab loss and external customer claims. In addition to slab loss, the Committee selected these other metrics because they also are commonly used in the steel industry to measure both internal and external quality performance. Our intense focus on quality performance has taken on greater importance in recent years, as our sales to the automotive industry—which is known for requiring nearly flawless quality performance—have grown, both in absolute terms and as a strategic goal for expanding margins. The below table illustrates our growth in net sales to the highly demanding, quality-focused automotive industry.

Quality performance has also continued to grow in importance as we have increased production of more technically challenging advanced high strength steel products for automotive customers and other applications. Although our leading edge, innovative steels in this category are an area of targeted strategic growth, these products are very difficult to manufacture, particularly in light of the ongoing requirement to meet automotive customers’ high quality specifications. Our best-in-class quality has been and will continue to be critical to our efforts to distinguish our innovative products from competitors and to capture a greater share of higher margin business, thereby making it a key area in which to incentivize our employees’ performance.

For the quality component of the Annual Plan, in January 2018 the Committee established a target level goal of no more than 0.545% for the internal rejection rate, 1.070% for the internal retreat rate, 0.272% for the process loss rate, 3.358% for the slab loss rate, and 0.178% for the customer claim rate. Each of these metrics was set taking into account our projected product mix for 2018. Therefore, although not every quality target in 2018 was lower (i.e., better) than the level set by the Committee for the prior year, each target goal required continuous improvement across our operations in light of a more difficult-to-make mix of products anticipated for 2018, and thus set a higher bar for performance. The threshold goals for each of those metrics were set at 125% of the target goals (for both the quality and safety annual performance objectives, a higher number reflects less successful performance). The Committee selected these quality goals because they represented challenging, but achievable goals that, if attained, would reflect a significant improvement and continue our recognized industry-leading quality performance.

66	2019 Proxy Statement

In 2018, we performed relatively well across our operations in terms of quality. We delivered better than target level performance goals for internal retreats, slab loss and external customer claims. However, reflecting the challenging nature of the objectives, we met threshold performance but fell short of target level performance for internal rejections and process loss.

For the 2018 safety performance objective, the Committee again selected Days Away, Restricted and Transfer (“DART”) cases as the applicable metric. A DART case occurs when an employee misses work or is reassigned or transferred from normal work duties due to a workplace injury. The Committee selected this metric because the safety of our employees continues to be our highest priority and DART cases are a standard, objective metric reported to a federal government agency. In addition, DART cases or variations thereof (such as “lost time injuries,” which is a narrower category and does not capture as many safety issues as DART) are commonly used in the steel industry as a measure of safety performance.

At its January 2018 meeting, the Committee established a target level goal of no more than 22 DART cases on a company-wide basis, and a threshold level goal equal to 125% of that target goal. (As with the quality component, the threshold goal in this instance is higher than the target goal because it reflects more injuries and therefore less successful performance.) The Committee selected a difficult but achievable goal that would require improvement from the prior year’s performance and was expected to represent industry-leading performance. For 2018, we fell short of our target objective, as we experienced 25 DART cases. Thus, for the year we performed better than the threshold level but did not meet target level performance for safety under the Annual Plan.

For the 2018 sustainability component, the Committee selected air permit deviation events as the applicable metric. An air permit deviation event occurs when an event at our operations results in noncompliance under the Title V air permits that govern our facilities. As discussed above, the Committee chose air permit deviation events in order to emphasize the importance of environmental responsibility and to continue to drive improved performance through our plants’ compliance with their air permits, which is a key area of emphasis for our sustainability program. At its January 2018 meeting, the Committee established a target level goal of no more than 37 air permit deviation events, and a threshold level goal equal to 125% of that target goal. Similar to the approach taken by the Committee for the annual quality and safety objectives, the Committee selected a goal that was possible to achieve but would require improvement from the prior year’s performance. For 2018, we met our target level performance by experiencing less than 30 air permit deviation events. As such, the sustainability portion of the Annual Plan was earned in full.

In January 2019, the Committee approved the payment of performance awards at a level of 166% of the target (83% of maximum) award for the 2018 performance period to the participants in the Annual Plan. The amount of the Annual Plan performance awards to each of the NEOs for 2018 is included in the Summary Compensation Table for 2018 beginning on page 82.

Long-Term Incentive Awards – Cash and Equity

We also provide long-term performance awards to our designated employees, including our NEOs, pursuant to our Long-Term Plan. The fundamental purposes of our Long-Term Plan are to:

•	align the interests of Management more closely with the interests of the stockholders in order to maximize long-term stockholder value;

•	link a significant portion of Management’s total compensation to our performance;

•	increase the focus of Management on our long-term performance by establishing performance goals that support long-term strategies; and,

•	assist us in recruiting, retaining and motivating a highly talented group of managers who will successfully deliver long-term benefit to our stockholders.

67	2019 Proxy Statement

Under the terms of the Long-Term Plan, a participant can earn a performance award based upon performance against a goal established by the Committee at the start of the three-year performance period. For 2018, the Committee used cumulative adjusted EBITDA (excluding, in accordance with the terms of the plan, special, unusual and extraordinary items3) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it provides a strong incentive for Management to achieve our objective of sustainable profitability and increase stockholder value. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of our stockholders over the long term.

Pursuant to the terms of the Long-Term Plan, in the first quarter of each three-year performance period the Committee establishes threshold, target and maximum goals for cumulative adjusted EBITDA to be achieved in the performance period. In determining the Long-Term Plan goals, the Committee attempts to establish a target goal that will be challenging to achieve and that is not likely to be satisfied in every three-year performance period. In fact, as illustrated in the table on page 44, over the past five-year period (2014 – 2018), the Long-Term Plan payout has averaged only 72% of target (this average payout drops to 56% of target over the prior ten-year period). As with the Annual Plan goals, the threshold goal under the Long-Term goal is set at a level that represents the minimum acceptable performance and the maximum goal is set at a level that represents very strong performance under the circumstances. The threshold goal must be met before any payout is made.

Mr. Newport’s target level for a performance award under the Long-Term Plan was an amount equal to 120% of his base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award under the Long-Term Plan at the target level for 2018 would be paid in an amount equal to between 65% and 100% of base salary. If the threshold performance goal is achieved, then each participant would receive a performance award equal to one half of the target amount and maximum performance would earn twice the payout of target. There is a straight-line interpolation of the payout for achievement of cumulative EBITDA between the threshold, target and maximum payout goals. For the 2016-2018 performance period, payouts earned were paid in cash. As further discussed below, however, the Committee has since changed the Long-Term Plan to be denominated and settled 50% in cash and 50% in stock.

For the three-year period ending December 31, 2018, the Committee established at its January 2016 meeting cumulative adjusted EBITDA goals of $1.5 billion to earn payment at the maximum level, $1.25 billion to earn payment at the target level and $1.0 billion as the threshold to earn any incentive payment. The $1.25 billion target set by the Committee for the 2016 – 2018 period was an ambitious goal, as it required performance that was approximately 35% higher than the $928 million of cumulative adjusted EBITDA that we generated in the prior three-year period (2013 – 2015). For the three-year period ending in 2018, we earned cumulative adjusted EBITDA of $1.49 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items5). As a result, participants in the Long-Term Plan, including the NEOs, earned an incentive payment in an amount equal to 196% of the target award for the 2016 – 2018 performance period. The notes to the Summary Compensation Table beginning on page 82 include the amounts paid to the NEOs under the Long-Term Plan.

[5]

Consistent with the terms of the Long-Term Plan, the Committee discussed in detail and determined to adjust our EBITDA for the 2016 – 2018 performance period for items classified as special, unusual and/or extraordinary. From our three-year cumulative adjusted EBITDA total of $1.459 billion (comprised of annual EBITDA for 2016, 2017 and 2018, as reported in our Annual Report on Form 10-K for the respective year), the Committee (i) with respect to 2016, deducted/debited $46 million for unrealized mark-to-market gains on iron ore derivatives; (ii) with respect to 2017, deducted/debited $31 million for unrealized mark-to-market gains on iron ore derivatives and added/credited $6 million of acquisition costs associated with our purchase of Precision Partners, $21 million of costs incurred in connection with our refinancing of senior notes, and $36 million of gains on settled iron ore derivatives; (iii) with respect to 2018, added/credited $22 million of gains on settled iron ore derivatives. These adjustments resulted in cumulative three-year adjusted EBITDA of $1.49 billion for the 2016 – 2018 period for purposes of the Long-Term Plan. After closely evaluating these items, the Committee classified them as special, unusual and/or extraordinary because they involved actions that the Committee believe create long term value that, therefore, should not be discouraged by including their impact in Long-Term Plan performance calculation for the relevant period.

68	2019 Proxy Statement

In January 2018, as part of the Committee’s ongoing evaluation of our compensation program and goal of further aligning Management’s long-term interests with those of our stockholders, the Committee decided to introduce a significant stock component into the Long-Term Plan. Thus, for the 2018 – 2020 performance period, the Committee changed the mix of long-term incentive compensation for Executive Officers under the OMIP from being cash-only awards to being 30% denominated in AK Steel stock and 70% denominated in cash.

Moreover, in January 2019, the Committee continued to consider the level to which Management is incentivized to maximize long term value for stockholders. The Committee sought to take additional, proactive measures in order to ensure that Management has the opportunity to be rewarded when the price of our shares increases, while suffering financial consequences if the price falls. Thus, at its January 2019 meeting, the Committee further bolstered the stock component of the Long-Term Plan, as Long-Term Plan awards will be denominated 50% in AK Steel stock and 50% in cash for the 2019 – 2021 performance period.

2018 Equity Grants to NEOs and Actions Taken in 2019

The Committee engaged FW Cook to provide assistance in determining appropriate 2018 equity awards to the NEOs and other Executive Officers. In January 2018, FW Cook developed and provided to the Committee competitive compensation data based upon publicly available information from our peer group, as well as other market data. The Committee considered this information as a factor in its determination of equity grants, but it did not utilize a particular compensation percentile as a benchmark for purposes of determining such grants. Rather, this competitive data was used by the Committee to help it assess the reasonableness of the grant awards under consideration by the Committee for each NEO and the other Executive Officers.

The total value of shares of the January 2018 equity grants to the NEOs, as of the grant date, was allocated approximately as follows: one-third stock options, one-third restricted stock, and one-third performance shares at target. For determining the equity component of the NEOs’ and other Executive Officers’ 2018 compensation package, the Committee used the market price of the stock on the day of its January 2018 meeting to determine the number of stock options, restricted shares and performance shares to grant.

In January 2019, the Committee evaluated its approach to equity grants to the NEOs and Executive Officers, principally driven by dissatisfaction among members of the Board and the Executive Officers with regard to the performance of our common stock in 2018. After discussion among the members of the Committee, the Committee determined to materially decrease the amount of equity granted to the NEOs and other Executive Officers as part of their respective 2019 compensation packages. As such, at its January 2019 meeting, the Committee determined the number of stock options, restricted shares and performance shares for each NEO and other Executive Officer by dividing the intended grant value by the accounting cost of each award assuming a $4.00 stock price—which was substantially higher than the closing stock price of $2.62 on the January 23, 2019 grant date—representing a 30-35% reduction in the value of equity granted relative to the typical intended grant value. While this action was undertaken principally as a response to our stock price performance in 2018, the Committee also adopted this approach (1) to maintain reasonable share usage and overhang levels, (2) to avoid rapid depletion of the share reserve in our Stock Plan, and (3) because the Committee and Board believed that the then-current stock price understated the long-term intrinsic value of the Company following a sharp decrease in its stock price in the second half of 2018. The Committee’s decision to utilize an elevated $4.00 per share stock price for determining

69	2019 Proxy Statement

equity award values also had the effect of reducing the CEO’s and other NEOs’ target total direct compensation (“TDC”), as illustrated in the below table.

	Intended Target TDC Comparison
	2018	2019(1)	% Decrease
Newport	$6,245	$5,065	(18.9)%
Reich	3,300	2,829	(14.3)%
Vasquez	1,935	1,636	(15.5)%
Alter	1,280	1,125	(12.1)%
Lauschke	948	877	(7.5)%

Total	$13,708	$11,532	(15.9)%

(1)	Equity values divided by $4.00 stock price despite average of high and low stock price on the grant date of $2.66

Provided below in turn are summaries of the Committee’s considerations as to each of the components of the 2018 equity awards to the NEOs: performance shares, stock options and restricted stock.

Performance Share Awards – Equity

Performance share grants are an important element of an NEO’s annual compensation package because they closely align the long-term interests of the NEOs and our stockholders by directly linking the performance of our common stock over a three-year performance period to the number of shares, if any, ultimately earned by an NEO. Each grant of a performance share award is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to the NEOs under a performance share award will be based upon our performance over the applicable performance period. By way of example, the performance share awards to be earned by the NEOs for 2018 were granted in January 2016 and are based on the performance period beginning on January 1, 2016 and ending on December 31, 2018. Depending upon our performance during the period, an NEO ultimately may earn from 0% to 150% of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are:

•

Relative Total Stockholder Return (“Relative TSR”), defined as share price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index; and

•

Stock Price Growth Rate (“CAGR”), defined as the compounded annual growth rate of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days of the year immediately preceding the start of the performance period, then comparing that base price with the average closing price of our common stock for the last 20 trading days of the final year of the performance period.

One-half of the total target number of shares awarded may be earned based on the Relative TSR performance and the other half may be earned based on the CAGR performance. The Committee chose the Relative TSR metric because it facilitates a comparison between the growth rate of our common stock over time and a broad-based market index, the S&P Midcap 400 (which the Committee has since changed to the VanEck Steel Vectors ETF, which is more reflective of our peers’ and industry performance, as discussed below). The Committee chose the CAGR metric as an objective measure of the value created for stockholders over time. The Committee determined that the collective use of the Relative TSR and CAGR as performance metrics balanced the two absolute and relative metrics, both being recognized measures that are aligned to create stockholder value.

70	2019 Proxy Statement

For each performance category, the Committee established threshold, target and maximum payout levels, as follows:

Payout (Stated as a % of Category’s Target Shares)	Total Stockholder Return	Annual Stock Price Growth Rate
Threshold (50%)	25th percentile	5.0%
Target (100%)	50th percentile	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category, then none of the target shares related to that category will be earned. Straight-line interpolation applies for performance between the threshold/target and target/maximum performance levels for each category.

In January 2018, the Committee eliminated the absolute stock price CAGR metric for performance shares and awards will be earned solely based on Relative TSR to increase the emphasis on relative performance. The Committee determined that evaluating our stock price performance on this basis was a more “apples to apples” comparison of how well we are driving stockholder value compared to companies facing similar industry conditions and against whom we compete for business, investors and employees, among other things. This change became effective beginning with the performance share awards for the 2018–2020 performance period. In addition, the Committee chose the VanEck Steel Vectors ETF as the index for comparison purposes, since it includes many of our competitors, as well as other mining and metals companies whose businesses are impacted by most of the same key drivers as our own. The Committee determined that measuring our relative stock performance against the performance of this index would be a more accurate indicator of our relative performance than the broader S&P Midcap 400 index, against which we measured our relative stock performance in prior years.

Stock Option Awards

The Committee considers stock option awards to constitute performance-based compensation, as options generally have a value to the grantee only if the market price of our stock increases above its price on the date the option was granted and the grantee remains in our employment for the period required for the option to become exercisable. This provides an incentive for the grantee to remain employed with us and to take actions that, over time, are intended to enhance the value of our stock. An exception to the requirement of continued employment is made in the event of death, disability, involuntary termination without cause or retirement. For each NEO, stock options are a part of the determination of the NEO’s overall compensation package for that year. All options granted to the NEOs and other employees must be exercised within a ten-year period from the grant date and typically vest in three equal installments on the first, second and third anniversary of the grant date.

Under the terms of the Stock Plan, the exercise price for a share of our common stock underlying an option may not be less than the fair market value of our stock on the date on which such option was granted. It has been the uniform practice of the Committee to establish an option exercise price equal to the fair market value of the underlying common stock. It is both the policy and practice of the Committee only to grant options as of the date of the meeting at which the grants were made. This typically occurs at the Committee’s regularly-scheduled January meeting. Generally, the Committee only grants options at a meeting other than the January meeting when an employee is being promoted (e.g., to a new officer position) or is first hired. We have not had, and do not have, a practice of backdating stock options. In addition and as noted above, under the terms of the Stock Plan, the price of an option shall not be less than the fair market value of the shares on the date of the grant. Neither the selection of Committee meeting dates nor option grant dates is timed in any way to try to maximize gain or manipulate the price of an option.

71	2019 Proxy Statement

Restricted Stock Awards

Restricted stock generally has a value for an NEO only if the NEO remains in our employment for the period required for the stock to vest, thus providing an incentive for the NEO to remain employed with us. However, an exception to the requirement of continued employment occurs with respect to death, disability or retirement. Vesting occurs immediately upon death or disability. Upon qualification for retirement, the restricted stock will continue to vest in the normal course after the date of retirement.

Restrictions on grants of common stock to our employees, including our NEOs, typically will lapse in three equal installments on the first, second and third anniversaries of the date of the award. All of the restricted stock grants to the NEOs occurred in January 2018 and vest in accordance with this typical schedule.

Graphic Illustration of 2018 Compensation Earned by the CEO and Other NEOs

The charts below set forth the various components of compensation actually received for 2018 performance by the CEO and for the other NEOs, as a group. The components of the CEO’s and the NEOs’ respective compensation packages classified as performance-based compensation include the following: (i) actual incentive payments earned under the Annual Plan for 2018; (ii) actual incentive payments earned under the Long-Term Plan for the three-year performance period ending in 2018; (iii) the grant date fair value of stock option awards made in 2018; and (iv) the value of performance share awards for the three-year performance period ending in 2018. The components of each NEO’s compensation package that are not classified as performance-based compensation include the following: (1) base salary paid in 2018; (2) the grant date value of restricted stock awards made in 2018; and (3) the value of all other compensation paid in 2018. These charts demonstrate that 73% of the compensation earned by the CEO for 2018 was comprised of performance-based compensation, and that 68% of the compensation earned by the other NEOs for 2018 was comprised of performance-based compensation.

Data Used for Charts Above

	Base Pay[1]	Restricted Stock[2]	Other Comp[1]	Total Non- Performance- based	Maximum Annual Incentive Plan[2]	Maximum Long- Term Plan[2]	Stock Options[2]	Maximum Perfor- mance Shares[3]	Total Perfor- manced- based	Total Potential
Newport	$950,000	$968,829	$86,932	$2,005,761	$2,375,000	$2,280,000	$1,010,944	$385,758	$6,051,702	$8,057,463
Reich	$750,000	$333,650	$63,203	$1,146,853	$1,500,000	$1,500,000	$347,871	$117,189	$3,465,060	$4,611,913
Vasquez	$475,000	$233,358	$41,764	$750,122	$760,000	$712,500	$243,402	$67,599	$1,783,501	$2,533,623
Alter	$400,000	$106,847	$43,979	$550,826	$560,000	$520,000	$111,290	$40,977	$1,232,267	$1,783,093
Lauschke	$325,000	$66,861	$43,382	$435,243	$422,500	$422,500	$69,646	$35,235	$949,881	$1,385,124

(1)	From Summary Compensation Table for 2018 at page 82.

(2)	From Grants of Plan-Based Awards Table at page 85.

(3)	The value of the performance shares is included in footnote 2 to Summary Compensation Table, performance share grants awarded in January 2016.

72	2019 Proxy Statement

What pension, post-termination and other benefits are provided to Executive Officers?

Key Takeaways: We have two active supplemental retirement plans, the SERP and ERIP (as defined below), for our Executive Officers and each Executive Officer participates in one of these plans. The SERP and ERIP are now locked. In January 2018, the Committee established a new, enhanced defined contribution plan, pursuant to which we may make a contribution equal to up to 10% of the participant’s base salary and annual incentive compensation. In addition, we have entered into severance agreements and change-of-control agreements with each of the Executive Officers that provide post-termination benefits. None of those agreements include terms providing for “single triggers” or “gross up” payments.

Discussion:

Pension and Other Retirement Benefits

Non-Contributory Pension Plan

Prior to January 31, 2009, our full-time, non-represented salaried employees, including our then-employed NEOs, participated in a qualified benefit plan known as the Non-Contributory Pension Plan. Effective January 31, 2009, however, no new participants were allowed to enter the Non-Contributory Pension Plan and all benefit accruals under the plan for existing participants were frozen. For those who entered the Non-Contributory Pension Plan prior to January 31, 2009, retirement benefits are calculated using one of two formulas: (i) a cash balance formula, or (ii) a final average pay formula. Eligibility for coverage under a particular formula is typically determined by the date on which a participant commenced employment with us. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. A description of the terms of the Non-Contributory Pension Plan, including the formulas used to calculate a participant’s retirement benefits, is set forth in footnote (1) to the Pension Benefits Table beginning at page 90.

Supplemental Retirement Plans

We have two active supplemental retirement plans for our Executive Officers and a new supplemental thrift plan enacted by the Committee and approved by the Board in January 2018 (though this new plan has no participants yet). The Committee has determined that the supplemental retirement plans provide a retirement benefit that is a key competitive element of the overall compensation package and, therefore, important to recruiting and retaining key management members. Certain of our existing Executive Officers, including two of our NEOs, are eligible to participate in the SERP, which is an unfunded nonqualified defined benefit plan. In March 2014, at the Committee’s recommendation, the Board closed the SERP to new participants and replaced it for future Executive Officers with the ERIP, which is similar to the SERP but provides significantly reduced benefits to participants. In January 2018, at the Committee’s recommendation, the Board closed the ERIP to new participants and replaced it with a new supplemental thrift plan for future Executive Officers with even further reduced benefits. The terms of the SERP, ERIP and new supplemental thrift plan are described below.

SERP (locked as of March 2014)

Two of the NEOs—Messrs. Newport and Reich, our CEO and President and COO, respectively—are participants in the SERP. The SERP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants. As part of its annual review of retirement benefits provided to Executive Officers, including the NEOs, the Committee has determined that the retirement benefit provided by the SERP continues to be a key element of a competitive compensation package for the Executive Officers who are participants in the plan and, therefore, important to retaining those individuals.

73	2019 Proxy Statement

The benefits for participants in the SERP, including the NEOs, vest under a form of graded vesting. More specifically, a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer with us and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as our employee in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the SERP). In addition, vesting occurs upon the participant’s death or disability with respect to a participant who has completed at least five years of service with us. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with us terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the SERP are subject to an offset for any benefit received under our qualified defined benefit plan, as well as the actuarial equivalent of certain company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the SERP, prior to giving effect to such offset, is equal to the greater of: (1) 50% of his or her average covered compensation (base salary and incentive awards under the Annual Plan) during the employee’s highest three calculation years of eligible earnings over the participant’s last ten years of consecutive service, or (2) the participant’s benefit under the applicable qualified plan in which he or she participates, without regard to the limitations imposed by the Internal Revenue Code. The present value of accumulated benefits for each of the NEOs under the SERP is set forth in the Pension Benefits Table beginning on page 90.

ERIP (locked as of January 2018)

Three of the NEOs—Messrs. Alter, Lauschke and Vasquez—are participants in the ERIP, which is also designed to provide a competitive element of the overall compensation package to attract and retain key management members, though at a lower level of benefits than the SERP. The ERIP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants.

The vesting and payment terms for participants in the ERIP are substantially the same as those described above for the SERP.

The benefits paid under the ERIP are similar to, but significantly lower than, those provided under the SERP. Thus, a participant’s benefit under the ERIP, prior to giving effect to such offset, is equal to the greater of: (1) 40% of his or her average annual base salary during the employee’s last three years of consecutive service, plus the annual average of any incentive awards earned by the participant for the last ten consecutive annual performance periods under the Annual Plan; or (2) the participant’s benefit under the qualified plan in which he or she participates, without regard to the limitations imposed by the Internal Revenue Code.

In January 2018, the Committee locked the ERIP to new participants. Our future Executive Officers will be eligible to be named to participate in the new supplemental thrift plan recommended by the Committee and approved by the Board in January 2018.

Supplemental Thrift Plan (for new Executive Officers)

In January 2018, the Board approved the new supplemental thrift plan for future Executive Officers. As such, this new plan does not yet have any participants. The provisions of the new supplemental thrift plan were implemented by inserting those provisions into our already-existing Supplemental Thrift Plan.

The benefits for participants in the new plan will vest under a form of graded vesting. A participant will vest in 50% of his or her accrued benefit after a minimum requirement of three years of

74	2019 Proxy Statement

service as an Executive Officer with us and as a participant in the plan, and in an additional 10% of such benefit for each year of service as an employee of ours in addition to such three years, up to 100% vesting after eight years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the Supplemental Thrift Plan). In addition, vesting occurs with respect to a participant who has completed at least five years of service with us upon the participant’s death or disability.

A participant in the new plan will receive an annual supplemental retirement contribution from us equal to up to 10% of the sum of (i) the participant’s annual base salary and (ii) the total annual and long-term incentive awards earned by the participant for the subject year.

The Committee recommended the new thrift plan to replace the ERIP based on its determination, with input from its executive compensation consultant, that the new plan is more in line with current executive compensation market practices for supplemental retirement benefits. The Committee also believes that the structure of the new plan will be more effective than the ERIP for retaining Executive Officers.

Thrift Plan and Supplemental Thrift Plan

The Thrift Plan is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. It provides for matching contributions for employee contributions up to 5% of base salary and additional company contributions, a portion of which are guaranteed and a portion of which are performance-based and dependent upon our net income. At the time that we locked and froze our Non-Contributory Pension Plan (see discussion above), we amended our Thrift Plan to add an automatic contribution by us to a participant’s account in the Thrift Plan. Effective January 31, 2009, the Thrift Plan provides for us to make a contribution to the account of each participant in the Thrift Plan equal to 3% of the participant’s base salary, whether or not the participant makes an elective contribution to the Thrift Plan. This 3% contribution is in addition to the matching contributions described above with respect to the participant’s elective contributions and the potential performance-based supplemental contributions that we may make in the event that we achieve the threshold level of net income for the quarter, as discussed below. All such contributions are subject to the compensation limits imposed by the Internal Revenue Code.

The Thrift Plan also provides for potential performance-based supplemental contributions by us. These supplemental contributions are available to employees generally, including the NEOs. Employees who contribute at least 5% of their gross income to the Thrift Plan (the “Basic Contribution”) are eligible for the full amount of the performance-based supplemental contributions. Whether these contributions are made and the quantum of the contribution are based on our quarterly net income. The amount of the supplemental contribution, expressed as a percentage of the Basic Contribution, varies as follows:

Quarterly Net Income	Amount of AK Steel Supplemental Contribution
$5 million	10% of Basic Contribution
$10 million	20% of Basic Contribution
$15 million	30% of Basic Contribution
$20 million	40% of Basic Contribution
$25 million	50% of Basic Contribution

In addition, if our quarterly net income is greater than $30 million, an additional 1% of eligible earnings will be contributed for each incremental $30 million of quarterly net income. The maximum performance-based supplemental contribution in any quarter is 100% of the Basic Contribution.

75	2019 Proxy Statement

During 2018, we achieved net income and made supplemental contributions to eligible employees, including the NEOs, in each quarter of the year. The total amounts of these performance-based supplemental contributions are set forth in the notes to the Summary Compensation Table on page 82.

The Supplemental Thrift Plan is an unfunded, nonqualified retirement plan. It provides for matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Supplemental Thrift Plan thus provides a vehicle to maximize matching contributions that otherwise would not be eligible for the Thrift Plan due to the Internal Revenue Code’s compensation limits.

Any member of our Management, including an NEO, is eligible for participation in the Thrift Plan, but participants in the Supplemental Thrift Plan must be selected by the Committee. For 2018, the participants in the Supplemental Thrift Plan included all of the NEOs. The contributions under these plans for 2018 are set forth in the Nonqualified Deferred Compensation Table on page 92. In 2018, a portion of our contributions to these plans were fixed contributions and the remainder were performance-based contributions.

Executive Deferred Compensation Plan

We have an Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is an unfunded nonqualified deferred compensation arrangement. In 2018, none of the NEOs chose to participate in the Deferred Plan.

Post-termination Benefits

Severance and Change-of-Control Agreements

We have entered into severance agreements and change-of-control agreements with each of the NEOs that provide certain post-termination benefits. The descriptions of those agreements in this Proxy Statement are qualified in all respects by reference to the forms of those documents filed with the SEC. The current forms of the severance agreement and the change-of-control agreement were filed as exhibits 10.8 and 10.9, respectively, to our 2016 Annual Report on Form 10-K filed with the SEC on February 17, 2017. No NEO has executed a new form of change-of-control or severance agreement since that time.

For each of the NEOs, their initial severance and change-of-control agreements each had or have a five-year term (the remaining term depends how long ago each NEO was appointed as an Officer), and renew automatically thereafter on a year-to-year basis, unless written notice of non-renewal is given by either party at least 90 days prior to the expiration of the term.

We enter into severance agreements with our NEOs because they promote our and our stockholders’ interests by, among other things:

•	Encouraging a release of claims by the terminated NEO and thereby avoiding the risk and financial exposure of employment litigation.

•	Ensuring that for one year after termination of employment, the NEO:

○	will not compete against us;

○	will not solicit any of our employees to resign his or her employment; and

○	will cooperate with respect to various matters in which the NEO was personally involved prior to the NEO’s employment termination.

•	Securing an agreement by the NEO to arbitrate all legally arbitrable claims arising not only from the severance agreement, but also from the NEO’s employment relationship with us.

76	2019 Proxy Statement

We enter change-of-control agreements with our NEOs because they align our and our stockholders’ interests by, among other things:

•	Obtaining the same covenants and commitments as described above in our severance agreements.

•

Mitigating an NEO’s concerns about personal job security and financial well-being in the event of a change-of-control, thereby eliminating consequences that might prevent the NEO from providing objective advice and information to the Board and stockholders regarding a proposed change-of-control, and helping to ensure that Management stays intact before and during a proposed change-of-control transaction.

The Committee annually reviews the terms of our severance and change-of-control agreements to evaluate whether they continue to promote our interests as noted above, are appropriate and competitive under the then-existing circumstances and reflect best practices for our industry and large public companies generally.

Severance Agreements – Overview of Terms

Under our severance agreement with the NEOs, an NEO who voluntarily terminates employment or whose employment is terminated involuntarily for cause would not receive any severance benefits associated with such termination. An NEO who is terminated involuntarily without cause would receive at a minimum a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, the NEO also is entitled to receive:

•	an additional lump sum severance payment equal to 12 months of base salary;

•	a lump sum payment based upon the NEO’s assigned target amount under our Annual Plan and a pro-rated payment of any Annual Plan award actually earned for the year in which the termination occurs; and

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 18 months.

Change-of-Control Agreements – Overview of Terms

Each NEO typically is entitled to severance payments and other benefits under the NEO’s change-of-control agreement if, within 24 months following a change-of-control, the NEO’s employment with us is involuntarily terminated without cause or the NEO voluntarily terminates employment with us for “good reason.”

For each NEO, the base severance benefit is a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to employment with us, the NEO would be entitled to receive:

•	an additional lump sum severance payment, equal to 18 months of base salary;

•

a lump sum payment based upon the NEO’s awards under our Annual Plan equal to two times the greatest of (1) the NEO’s assigned Annual Plan target amount for the calendar year in which the termination occurs, (2) the actual Annual Plan payout for the calendar year immediately preceding the calendar year in which the termination occurs, or (3) the average of the Annual Plan payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the Annual Plan with respect to the preceding calendar year, plus a prorated Annual Plan payout at the maximum level for the portion of the then-current calendar year prior to date of termination;

77	2019 Proxy Statement

•

a lump sum payment based upon the NEO’s awards under our Long-Term Plan equal to the bonus payment for any completed performance period under the Long-Term Plan that has not been paid as of the date of termination (which amount shall not be less than it would be if calculated at the assigned target amount under the Long-Term Plan), plus a prorated Long-Term Plan payment at the target level for all incomplete performance periods as of the date of termination;

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 24 months;

•	additional service credits toward retiree medical coverage (ranging from two to three years);

•	the immediate vesting of all restricted stock awards to the NEO under our Stock Plan and the lapse of all restrictions on such awards; and,

•

the right, for a period of three years, to exercise all stock options awarded to the NEO under the Stock Plan without regard to any vesting period required by the Stock Plan (but subject to expiration of the original ten-year period for the option to be exercised).

Specific Payments and Benefits under Severance and Change-of-Control Agreements

Each of the NEO’s change-of-control agreements contains a “double trigger”, which provides that the NEO is entitled to the payments and benefits under the agreement if, within 24 months following our change-of-control, the Executive Officer’s employment with us is involuntarily terminated without “cause” or the Executive Officer voluntarily terminates employment with us for “good reason.”

None of the severance or change-of control agreements include a “gross-up” provision that would require a payment to the NEO if the NEO becomes subject to the federal excise tax on “parachute payments.”

The specific circumstances that would trigger the payments and other benefits under the severance agreements, the estimated payments and benefits that would be provided in each covered circumstance for each NEO, how the payments and benefits are determined under such circumstances and all material conditions and obligations applicable to the receipt of the payments and benefits are set forth in the Potential Payments Upon Termination or Change-of-Control discussion beginning on page 93.

Limited Perquisites and Other Personal Benefits

Each of the NEOs receives a limited number of perquisites and other personal benefits that are customary for Executive Officers of similarly situated companies and provide a competitive overall compensation package. These consist principally of reimbursement for tax planning services, financial planning services, and mandatory physical evaluations. Neither the CEO nor any of the other NEOs is permitted personal use of our airplane. The limited perquisites and personal benefits provided to each NEO are disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 82. The NEOs pay all taxes associated with these perquisites and other personal benefits and their compensation is not “grossed up” to cover such taxes.

Other Employee Benefit Plans

Each of the NEOs also participates, or is eligible to participate, in various employee benefit plans generally available to all employees on the same terms and conditions. These include the normal and customary programs for death and disability benefits, life insurance, health insurance, prescription drug insurance, dental insurance, vision insurance, health savings accounts (including variable performance-based supplemental contributions by the company if we exceed the applicable annual net income threshold), short- and long-term disability insurance, pension benefits (for certain NEOs), educational assistance and matching gifts for charitable contributions from the AK Steel Foundation.

78	2019 Proxy Statement

What is our Policy on Deductibility of Executive Compensation?

Key Takeaways: Although the 2017 Tax Cuts and Jobs Act included significant changes to Section 162(m), the Committee does not expect any significant changes to the manner in which it structures and evaluates executive compensation decisions, which are driven not by tax deductibility considerations, but rather, by the program’s core pay-for-performance philosophy.

Discussion: Section 162(m) of the Internal Revenue Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s CEO and each of its other three most highly compensated Executive Officers (excluding the CFO, prior to 2018). However, prior to 2018, “qualified performance-based compensation” under Section 162(m) was exempt from this deductibility limitation. Qualified performance-based compensation was compensation paid based solely upon the achievement of objective performance goals, the material terms of which were approved by the stockholders of the paying corporation.

Prior to 2018, although the Committee’s principal motivation in structuring executive compensation was (and remains) aligning the interests of Management with those of the stockholders, the Committee also considered the anticipated tax treatment when determining executive compensation. Thus, the Committee routinely sought to structure our executive compensation program in a way that preserved the deductibility of compensation payments and benefits. That said, in order to maintain the flexibility to compensate NEOs in a manner designed to promote the compensation program’s primary objectives, the Committee did not follow any strict policy that all executive compensation must be deductible under Section 162(m).

The 2017 Tax Cuts and Jobs Act repealed the exception to Section 162(m) for performance-based compensation for tax years beginning after December 31, 2017, subject to certain transition and grandfathering rules. In addition, the rules provide, among other things, that the CFO will be included as a “covered employee”. Despite the loosening of the guidelines under Section 162(m), the Committee continues to believe that most of our NEOs and Executive Officers’ compensation should be performance-based and incentivize the creation of long-term shareholder value. As such, the changes to Section 162(m) under the recent tax reform law did not significantly impact the design of our compensation program and we do not expect it to do so for the foreseeable future.

III.	Shareholder outreach program and consideration of stockholder “say-on pay” voting results

Shareholder engagement

We conduct two extensive, targeted outreach campaigns during the year, beyond our regular, ongoing investor relations program. In each outreach effort, we invite approximately 30 of our largest stockholders to engage is a direct dialogue with us. Although we accommodate any permissible topics that any participating stockholder wishes to address, these exchanges typically include discussions on executive compensation, corporate governance, and more recently, ESG matters. The shareholder outreach campaigns are discussed in more detail on page 57.

Committee consideration of 2018 “say on pay” vote

At our 2018 Annual Meeting, our stockholders agreed with the Board’s recommendation to continue this annual practice. At the Annual Meeting in May 2018, approximately 95% of the shares cast were in favor of a resolution to approve the compensation of the NEOs as disclosed in our 2018 Proxy Statement. The Committee considered the feedback it received through the stockholder engagement program, along with the results of the voting by stockholders on our 2017 say-on-pay proposal, at the Committee’s January 2018 meeting at which it established the 2018 compensation packages for the NEOs. On an ongoing basis, the Committee also considers the policies and recommendations on executive compensation of our largest stockholders, proxy advisory firms, and key third-party stakeholders, such as the Investor Stewardship Group, a collective of some of the largest U.S.-based institutional investors and global asset managers.

79	2019 Proxy Statement

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based upon such review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

Ralph S. Michael, III, Chair

Sheri H. Edison

James A. Thomson

Arlene M. Yocum

80	2019 Proxy Statement

CEO PAY RATIO CALCULATION

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd–Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEO is Mr. Newport, our CEO. The stated purpose of the newly required disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result and the Management Development and Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees.

We made a new determination of the median employee for 2018 to reflect the inclusion in our employee pool of all employees of Precision Partners, which we acquired in August 2017, many of whom are based in Canada. In addition, for 2018, we have also included in our employee pool all employees based outside of the United States. Using this expanded pool of employees, we identified the new median employee by examining the 2018 Form W-2 compensation for all employees, excluding Mr. Newport as CEO, who were employed by us on October 1, 2018 (whether employed on a full-time, part-time, or seasonal basis). We adjusted compensation for employees who started during the year by assuming they started on January 1, 2018, and excluded employees on leave. We did not make any other assumptions, adjustments, or estimates with respect to compensation other than converting compensation paid to foreign based employees to U.S. dollars using applicable exchange rates. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table on page 82. Our CEO’s 2018 total compensation was $12,319,274 (which includes $3,729,492 of Change in Pension Value, which is not a component of compensation awarded annually but rather is a mathematical calculation of the actuarial change in value of the CEO’s retirement benefit for which he received no cash benefit in 2018). Our 2018 median employee’s compensation was $86,804, resulting in a ratio of 142 to 1. We also utilized an alternative measurement that (i) for the CEO, excludes his aforementioned Change in Pension Value and, (ii) for the CEO and the median employee, includes the average cost of a family healthcare plan for our salaried employees, which is the same plan available to Mr. Newport and the median employee. As so adjusted, Mr. Newport’s 2018 total compensation was $8,600,292, and the median employee’s 2018 total compensation was $97,314. This alternative measurement, which is provided solely for additional context and is not intended to replace the aforementioned required pay ratio disclosure, results in a pay ratio of 88 to 1.

Our calculation of the pay ratio may be different than the pay ratio of other public companies as a result of different methodologies used to determine the pay ratios. As a result, we would discourage the use of the ratios reported above as a basis for any comparison between companies.

81	2019 Proxy Statement

SUMMARY COMPENSATION TABLE FOR 2018

The table below summarizes the total compensation paid to or earned by each Named Executive Officer (“NEO”) for the years ended December 31, 2018, 2017, and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	SEC Total ($)	Total Not Including Change in Pension Value ($)(7)

Roger K. Newport	2018	$950,000	$0	$2,337,269	$1,010,944	$4,204,637	$3,729,492	$86,932	$12,319,274	$8,589,782
Chief Executive Officer	2017	950,000	0	1,973,013	950,139	2,255,131	7,746,598	65,212	13,940,093	6,193,495
	2016	850,000	0	505,470	253,111	2,515,519	1,771,220	49,087	5,944,407	4,173,187
Kirk W. Reich	2018	750,000	0	920,455	347,871	2,714,336	1,808,660	63,203	6,604,525	4,795,865
President and Chief Operating Officer	2017	750,000	0	716,756	345,157	1,496,292	5,071,598	47,873	8,427,676	3,356,078
	2016	700,000	0	153,468	76,835	1,739,630	1,470,650	35,145	4,175,728	2,705,078
Jaime Vasquez	2018	475,000	0	590,543	243,402	1,328,733	840,419	41,764	3,519,861	2,679,442
Vice President, Finance and Chief Financial Officer	2017	450,000	0	451,215	217,159	746,965	2,151,138	37,429	4,053,906	1,902,768
	2016	375,000	0	88,566	45,066	773,753	615,415	25,818	1,923,618	1,308,203
Joseph C. Alter	2018	400,000	0	301,787	111,290	974,168	19,811	43,979	1,851,035	1,831,224
Vice President, General Counsel And Corporate Secretary	2017	375,000	0	199,964	96,819	564,610	704,250	32,330	1,972,973	1,268,723
	2016	350,000	75,000	53,766	26,924	546,101	350,048	31,630	1,433,469	1,083,421
Scott M. Lauschke	2018	325,000	0	199,466	69,646	764,538	0	43,382	1,402,032	1,402,032
Vice President, Sales and Customer Service	2017	325,000	0	141,531	67,828	467,545	1,278,434	41,473	2,321,811	1,043,377
	2016	300,000	0	23,055	23,114	536,468	625,390	33,968	1,541,995	916,605

(1)

For 2016, this amount represents a one-time cash award in recognition of significant leadership contributions on several strategically important matters during the year, including efforts to improve our balance sheet, advance trade cases for carbon and stainless steel products, and service in leading roles in a number of other strategic projects.

(2)

The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC Topic 718 for awards of restricted stock, performance shares and the equity portion of the Long-Term Plan pursuant to the Stock Plan. Because of the change in 2018 in the Long-Term Plan to denominate 30% of award in stock, rather than all cash, the amounts for 2018 include the grant date fair value for the equity portion of the award for the 2018-2020 performance period. A discussion of the assumptions used to calculate the value of the stock awards reported in this column is located in Note 12 to the consolidated financial statements included in our 2018 Annual Report. The following table sets forth the values for only the performance share awards and the equity portion of the Long-Term Plan, as of their respective grant dates, assuming the performance conditions of such awards are achieved at their maximum potential levels:

	Maximum Award Value(a)
	Long-Term Plan Shares	Performance Shares
	2018	2018	2017	2016
Roger K. Newport	$719,550	$1,512,998	$1,483,718	$385,758
Kirk W. Reich	479,700	520,433	538,211	117,189
Jaime Vasquez	228,150	364,665	339,413	67,599
Joseph C. Alter	167,700	166,635	150,311	40,977
Scott M. Lauschke	126,750	103,845	106,673	35,235

(a)	The maximum award values for Long-Term Plan share grants in this table are calculated by multiplying the grant date fair value of performance share grants from the Grants of

82	2019 Proxy Statement

Plan-Based Awards Table by 2. The maximum award values for performance share grants in this table are calculated by multiplying the grant date fair value of performance share grants from the Grants of Plan-Based Awards Table by 1.5.

(3)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock options reported in this column is located in Note 12 to the consolidated financial statements included in our 2018 Annual Report.

(4)	The table below summarizes the actual payments to each NEO under our Annual Plan and Long-Term Plan for the fiscal years ended December 31, 2018, 2017, and 2016, respectively.

Non-Equity Incentive Plan Compensation
Name	Year	Annual Plan ($)	Long-Term Plan ($)	Total ($)
Roger K. Newport	2018	$1,971,149	$2,233,488	$4,204,637
	2017	1,591,879	663,252	2,255,131
	2016	2,031,146	484,373	2,515,519
Kirk W. Reich	2018	1,244,936	1,469,400	2,714,336
	2017	1,005,398	490,894	1,496,292
	2016	1,393,924	345,706	1,739,630
Jaime Vasquez	2018	630,768	697,965	1,328,733
	2017	452,429	294,536	746,965
	2016	560,059	213,694	773,753
Joseph C. Alter	2018	464,776	509,392	974,168
	2017	351,889	212,721	564,610
	2016	453,025	93,076	546,101
Scott M. Lauschke	2018	350,657	413,881	764,538
	2017	283,187	184,358	467,545
	2016	388,307	148,161	536,468

(5)

The amounts reported in this column represent the change in pension value for each NEO. In any case where an NEO’s change in pension value was negative, the value is reported as $0 in the Summary Compensation Table in accordance with the applicable disclosure regulations. The actual negative change in pension value in 2018 for Mr. Lauschke was $(89,094). No NEO received preferential or above-market earnings on deferred compensation. The change in pension value for each NEO principally was the result of three factors: (i) a change in the ordinary course of the qualified earnings of each NEO used to calculate pension values; (ii) a change in the calculation of the interest component as a result of each NEO’s change in age relative to the NEO’s assumed retirement date; and (iii) a change in the discount rates used to determine the lump sum pension benefit as of the NEO’s assumed future payout date following his retirement and then to calculate the present value of the lump sum pension benefit to the reporting date. Another factor that impacts the actuarial increase in pension value is the change in the value of the benefits to which an NEO is entitled under a qualified plan. See footnotes to Pension Benefits Table, below, for further explanation of the methodology used to calculate the present value of accumulated pension benefits for each NEO.

(6)

The compensation shown in this column includes matching contributions made by us to a qualified defined contribution plan and a nonqualified supplemental thrift plan, imputed income on company-sponsored life insurance, contributions to health savings accounts, and perquisites. A summary of the amounts included in this column is provided in the table below. Perquisites included in this column and provided to the NEOs include: reimbursement for tax planning services, financial planning services, mandatory physical evaluations, and our contributions to health savings accounts.

83	2019 Proxy Statement

Summary of All Other Compensation
Name	Year	Company Fixed Contribution to the Qualified Plan	Company Match to the Qualified Plan	Company Variable Match to the Qualified Plan	Company Match to the Non- Qualified Plan	Company Variable Match to the Non- Qualified Plan	Imputed Income on Life Insurance	HSA Company Contribution	Perquisites(a)	Total
Roger K. Newport	2018	$8,250	$5,917	$6,892	$16,874	$21,375	$5,106	$3,675	$18,843	$86,932
	2017	8,100	6,750	6,913	16,292	9,312	5,114	4,350	8,381	65,212
	2016	7,950	6,625	788	14,625	4,781	4,562	1,500	8,256	49,087

Kirk W. Reich	2018	8,250	6,875	12,500	11,878	10,938	4,002	3,175	5,585	63,203
	2017	8,100	6,750	10,275	12,000	937	2,611	1,375	5,825	47,873
	2016	7,950	6,625	1,350	10,875	3,937	2,435	0	1,973	35,145

Jaime Vasquez	2018	5,938	4,948	4,156	5,002	10,688	4,644	3,675	2,713	41,764
	2017	7,875	6,188	3,937	5,061	5,624	4,394	4,350	0	37,429
	2016	7,950	6,625	1,406	2,750	2,109	1,940	1,500	1,538	25,818

Joseph C. Alter	2018	8,250	6,875	12,500	3,124	1,125	843	3,675	7,587	43,979
	2017	8,100	6,750	9,263	2,625	112	843	1,500	3,137	32,330
	2016	7,950	6,625	5,313	2,125	1,912	705	0	7,000	31,630

Scott M. Lauschke	2018	8,250	6,875	10,156	1,250	0	1,080	3,675	12,096	43,382
	2017	8,100	6,750	9,313	1,375	0	1,085	4,350	10,500	41,473
	2016	7,950	6,625	3,750	875	787	1,581	1,500	10,900	33,968

(a)	The limited perquisites provided are described in the “Limited Perquisites and Other Personal Benefits” section on page 78 of the CD&A section.

(7)

This column shows total compensation without pension value changes. The amounts reported in this column are not a substitute for the amounts reported in the “SEC Total” column. The amounts reported in this column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in this Summary Compensation Table in any given year. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the amounts reported in the “SEC Total” column. The calculation of the pension values and the causes of the year-over-year changes in pension value are explained in footnote 5, above.

84	2019 Proxy Statement

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes equity and non-equity grants to the NEOs during the fiscal year ended December 31, 2018:

Name		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)(6)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Awards ($)(7)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger K. Newport	(1)	$0	$1,187,500	$2,375,000	—	—	—	—	—	—	—
	(2)	420,000	840,000	1,680,000	36,900	73,800	147,600	—	—	—	$359,775
	1/17/18	—	—	—	62,650	125,300	187,950	—	—	—	1,008,665
	1/17/18	—	—	—	—	—	—	147,800	—	—	968,829
	1/17/18	—	—	—	—	—	—	—	281,600	$6.555	1,010,944

Kirk W. Reich	(1)	$0	$750,000	$1,500,000	—	—	—	—	—	—	—
	(2)	280,000	560,000	1,120,000	24,600	49,200	98,400	—	—	—	$239,850
	1/17/18	—	—	—	21,550	43,100	64,650	—	—	—	346,955
	1/17/18	—	—	—	—	—	—	50,900	—	—	333,650
	1/17/18	—	—	—	—	—	—	—	96,900	$6.555	347,871

Jaime Vasquez	(1)	$0	$380,000	$760,000	—	—	—	—	—	—	—
	(2)	133,000	266,000	532,000	11,700	23,400	46,800	—	—	—	$114,075
	1/17/18	—	—	—	15,100	30,200	45,300	—	—	—	243,110
	1/17/18	—	—	—	—	—	—	35,600	—	—	233,358
	1/17/18	—	—	—	—	—	—	—	67,800	$6.555	243,402

Joseph C. Alter	(1)	$0	$280,000	$560,000	—	—	—	—	—	—	—
	(2)	98,000	196,000	392,000	8,600	17,200	34,400	—	—	—	$83,850
	1/17/18	—	—	—	6,900	13,800	20,700	—	—	—	111,090
	1/17/18	—	—	—	—	—	—	16,300	—	—	106,847
	1/17/18	—	—	—	—	—	—	—	31,000	$6.555	111,290

Scott M. Lauschke	(1)	$0	$211,250	$422,500	—	—	—	—	—	—	—
	(2)	74,000	148,000	296,000	6,500	13,000	26,000	—	—	—	$63,375
	1/17/18	—	—	—	4,300	8,600	12,900	—	—	—	69,230
	1/17/18	—	—	—	—	—	—	10,200	—	—	66,861
	1/17/18	—	—	—	—	—	—	—	19,400	$6.555	69,646

(1)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in March 2018 for the 2018 performance period under the Annual Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation” and “Annual Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2018. The amounts actually paid to each NEO for 2018 are set forth in the Summary Compensation Table at page 82.

(2)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in March 2018 for the 2018–2020 performance period under the Long-Term Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation” and “Long-Term Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2018. For the 2018–2020 performance period, the potential award is denominated 30% in AK Steel stock and 70% in cash. The amounts actually paid to each NEO for 2018 for the three-year performance period ending in 2018 are set forth in the Summary Compensation Table at page 82.

85	2019 Proxy Statement

(3)

The amounts reported in these columns represent the range of the potential number of performance shares and the equity portion of awards made under the Long-Term Plan representing a right to receive shares of our common stock that may be issued to each NEO for the 2018–2020 performance period under the Stock Plan. Terms applicable to the award grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation” and “Equity Awards” sections of the CD&A.

(4)

The amounts reported in this column represent the number of shares of restricted stock granted under the Stock Plan to each NEO in 2018. The restrictions on the transfer of the restricted stock grants reported in this column made on January 17, 2018 will lapse in equal installments on one-third of the shares granted on each of the first three anniversaries of the grant. Other terms applicable to the restricted stock grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation” and “Equity Awards” sections of the CD&A.

(5)

The amounts reported in this column represent the number of nonqualified stock options granted to each NEO under the Stock Plan in 2018. Each option represents a right to purchase a share of our common stock at a price established in an option award agreement at the time of the grant. The stock options reported in this column will vest in equal installments of one-third of the options granted on each of the first three anniversaries of the grant. Other terms applicable to the stock options granted under the Stock Plan are described in the “Overview of Key Pay-for-Performance Components and Application to 2018 Executive Compensation” and “Equity Awards” sections of the CD&A.

(6)

The exercise price for options granted under the Stock Plan equals the average of the high and low sales prices for our common stock on the grant date. If there were no sales of our common stock on the grant date, then the exercise price equals the average of the high and low sales prices for our common stock on the nearest preceding trading day on which there were sales of our common stock.

(7)

The grant date fair value of restricted stock awards is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of restricted stock is the average of the high and low sales prices of a share of our common stock on the grant date. The grant date fair value of stock options and performance shares are valued by our actuary in accordance with ASC Topic 718. A discussion of the assumptions used to calculate the grant date value of stock options and performance shares reported in this column is located in Note 12 to the consolidated financial statements included in our 2018 Annual Report. The grant date fair value of the equity portion of the awards made under the Long-Term Plan is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of the LTPP shares is the average of the high and low sales prices of a share of our common stock on the grant date.

86	2019 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information as to all outstanding stock option, restricted stock, performance share and equity portion of the Long-Term Plan awards held by the NEOs as of December 31, 2018:

Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Roger K. Newport	01/21/09	7,500	0	9.210	01/21/19	181,362	$408,065	290,900	$654,525
	01/20/10	4,125	0	22.965	01/20/20
	01/19/11	8,700	0	14.570	01/19/21
	01/18/12	14,100	0	9.110	01/18/22
	01/23/13	16,900	0	4.590	01/23/23
	01/22/14	20,000	0	6.720	01/22/24
	05/29/14	36,500	0	6.205	05/29/24
	01/21/15	31,700	0	3.975	01/21/25
	05/28/15	47,900	0	5.150	05/28/25
	01/20/16	132,866	66,434(1)	1.740	01/20/26
	01/18/17	57,900	115,800(2)	9.780	01/18/27
	01/17/18	0	281,600(3)	6.555	01/17/28

Kirk W. Reich	01/21/09	6,375	0	9.210	01/21/19	89,733	$201,899	125,600	$282,600
	01/20/10	3,625	0	22.965	01/20/20
	01/19/11	8,300	0	14.570	01/19/21
	01/18/12	14,100	0	9.110	01/18/22
	01/23/13	14,100	0	4.590	01/23/23
	01/22/14	16,000	0	6.720	01/22/24
	05/29/14	29,000	0	6.205	05/29/24
	01/21/15	25,300	0	3.975	01/21/25
	05/28/15	39,900	0	5.150	05/28/25
	01/20/16	40,333	20,167(1)	1.740	01/20/26
	01/18/17	21,033	42,067(2)	9.780	01/18/27
	01/17/18	0	96,900(3)	6.555	01/17/28

Jaime Vasquez	10/15/14	2,760	0	5.415	10/15/24	59,267	$133,351	74,600	$167,850
	01/21/15	9,900	0	3.975	01/21/25
	01/20/16	23,266	11,634(1)	1.740	01/20/26
	01/18/17	13,233	26,467(2)	9.780	01/18/27
	01/17/18	0	67,800(3)	6.555	01/17/28

Joseph C. Alter	01/23/13	4,100	0	4.590	01/23/23	28,166	$63,374	40,300	$90,675
	01/22/14	5,500	0	6.720	01/22/24
	05/29/14	14,500	0	6.205	05/29/24
	01/21/15	15,600	0	3.975	01/21/25
	01/20/16	14,133	7,067(1)	1.740	01/20/26
	01/18/17	5,900	11,800(2)	9.780	01/18/27
	01/17/18	0	31,000(3)	6.555	01/17/28

Scott M. Lauschke	02/23/15	10,000	0	4.555	02/23/25	19,333	$43,499	28,200	$63,450
	01/20/16	12,133	6,067(1)	1.740	01/20/26
	01/18/17	4,133	8,267(2)	9.780	01/18/27
	01/17/18	0	19,400(3)	6.555	01/17/28

87	2019 Proxy Statement

(1)	These options became exercisable on January 20, 2019.

(2)	These options became, or will become, exercisable as follows: one-half on January 18, 2019, and one-half on January 18, 2020.

(3)	These options became, or will become, exercisable as follows: one-third on January 17, 2019, one third on January 17, 2020, and one third on January 17, 2021.

(4)	The restricted stock awards that had not vested as of December 31, 2018, have vesting dates as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Lauschke
01/17/2019	35,232	16,966	11,866	5,433	3,400
01/18/2019	21,918	12,200	7,667	3,400	2,400
01/20/2019	31,829	14,433	8,333	5,066	4,333
01/17/2020	35,232	16,967	11,867	5,433	3,400
01/18/2020	21,918	12,200	7,667	3,400	2,400
01/17/2021	35,233	16,967	11,867	5,434	3,400

Total:	181,362	89,733	59,267	28,166	19,333

(5)

The dollar value shown in the column is calculated by multiplying the closing market price of our common stock as of December 31, 2018 ($2.25 per share), by the number of shares set forth in the preceding column.

(6)	The performance period end dates and vesting dates for unearned performance shares are as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Lauschke
12/31/2019	91,800	33,300	21,000	9,300	6,600
12/31/2020	125,300	43,100	30,200	13,800	8,600

Total:	217,100	76,400	51,200	23,100	15,200

The performance period end dates and vesting dates for unearned shares under the Long-Term Plan are as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Lauschke
12/31/2020	73,800	49,200	23,400	17,200	13,000

88	2019 Proxy Statement

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information related to each stock grant that vested during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)(3)
Roger K. Newport	—	$—	192,347	$742,384
Kirk W. Reich	—	—	69,908	320,268
Jaime Vasquez	—	—	34,618	157,990
Joseph C. Alter	—	—	22,619	104,889
Scott M. Lauschke	—	—	25,204	120,058

(1)	There were no stock options exercised during 2018 by any NEO.
(2)

The amounts in these columns reflect the gross number of shares acquired upon vesting and the corresponding gross value realized, based upon such gross number of shares. The table below summarizes the net number of shares acquired on vesting and the corresponding net value realized by each NEO from this net number of shares. The net number of shares acquired on vesting has been calculated by subtracting (i) the actual number of shares that were withheld for tax purposes from (ii) the gross number of shares. The net value realized has been calculated by multiplying (a) the net number of shares acquired upon vesting by (b) for restricted stock, the average of the high and low sales prices for our common stock on the respective vesting dates for each award of restricted stock that vested during the fiscal year ended December 31, 2018, or (c) for performance shares, the average of the high and low sales price for our common stock on December 31, 2018.

	Stock Awards
Name	Net Number of Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Roger K. Newport	133,457	$506,476
Kirk W. Reich	47,908	217,863
Jaime Vasquez	23,140	105,605
Joseph C. Alter	15,119	70,107
Scott M. Lauschke	17,377	83,202

(3)

Value realized on vesting is calculated (A) for restricted stock, by multiplying (i) the number of shares acquired upon vesting of restricted stock by (ii) the average of the high and low sales prices for our common stock on the vesting date, and (B) for performance shares, by multiplying (i) the number of shares acquired upon vesting of the performance shares by (ii) the average of the high and low sales price for our common stock on December 31, 2018.

89	2019 Proxy Statement

PENSION BENEFITS TABLE

The table below provides the benefit plan name, the number of years of creditable service and the present value of accumulated benefits as of December 31, 2018, and the payments, if any, made to each NEO during the last fiscal year:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(4)	Payments During Last Fiscal Year ($)
Roger K. Newport	AK Steel Corporation Non-Contributory Pension Plan(1)	33.78	$1,090,718	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	15,966,056	0
Kirk W. Reich.	AK Steel Corporation Non-Contributory Pension Plan(1)	29.99	741,404	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	10,161,018	0
Jaime Vasquez	AK Steel Corporation Executive Retirement Income Plan	(3)	4,467,268	0
Joseph C. Alter	AK Steel Corporation Executive Retirement Income Plan	(3)	1,797,405	0
Scott M. Lauschke	AK Steel Corporation Executive Retirement Income Plan	(3)	2,905,463	0

(1)

Our full-time, non-represented salaried employees, including two of our NEOs, Mr. Newport and Mr. Reich, who were hired prior to January 31, 2009, are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula (the “Final Average Pay Formula”). Eligibility for coverage under a particular formula typically is determined by the date on which a participant commenced employment with us. The NCPP was closed to new entrants and benefit accruals were frozen as of January 31, 2009. All of the participants in the NCPP are vested. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code.

Under the Cash Balance Formula, a participant’s account is credited monthly with (i) a service credit based on the participant’s years of service and eligible compensation for that month (service credits ceased after January 31, 2009, when we froze NCPP benefits), and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation.

NCPP benefits for Mr. Newport and Mr. Reich are determined under the Final Average Pay Formula. Under the Final Average Pay Formula, a participant’s retirement benefits are calculated on the basis of his or her (i) number of years of credited service and (ii) average earnings which include base pay, annual bonuses, long-term incentives, and overtime during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation, all determined as of January 31, 2009. Mr. Newport has obtained retirement eligibility and his annual benefit accrued to January 31, 2009, is $60,002 to age 62 and $72,540

90	2019 Proxy Statement

after age 62. Mr. Reich has obtained retirement eligibility and his annual benefit accrued to January 31, 2009, is $39,915 to age 62 and $47,158 after age 62.

(2)

Credited service is not a component of the calculation of benefits under the Executive Minimum and Supplemental Retirement Plan (the “SERP”). It is, however, a component of vesting. The SERP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an Officer and as an employee, and vests in a further 10% of such benefit for each additional year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Under these criteria, Messrs. Newport and Reich are 100% vested. A discussion of the SERP is included in the “Pension and Other Retirement Benefits” section of the CD&A. As discussed in the CD&A section, at its March 2014 meeting the Management Development and Compensation Committee locked participation in the SERP to then-existing participants and replaced it for Officers elected thereafter with the Executive Retirement Income Plan (“ERIP”), which provides a reduced level of benefits (which itself was in turn replaced with a new supplemental thrift plan that is expected to provide a lower level of benefits than the ERIP).

(3)

As is the case with the SERP, under the ERIP credited service is a component of vesting but is not a component of the calculation of benefits. The ERIP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an Executive Officer and as an employee, and vests in an additional 10% of such benefit for each year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Messrs. Alter, Lauschke and Vasquez are not yet fully vested in the ERIP. Pursuant to the graded vesting schedule described above and given his total company service, Mr. Vasquez will become 70% vested in his benefit upon five years of service as an Executive Officer (in 2021), and vest in an additional 10% of such benefit for each year of service thereafter, achieving 100% vesting upon ten years of total service in 2024. Pursuant to the graded vesting schedule described above and given his total company service, Mr. Alter will become 100% vested in his benefit upon five years of service as an Executive Officer (in 2019). Pursuant to the graded vesting schedule described above and given his total company service, Mr. Lauschke will become 50% vested in his benefit upon five years of service as an Executive Officer (in 2020), and vest an additional 10% of such benefit for each year of service thereafter, achieving 100% vesting upon ten years of total service in 2025. As discussed in the CD&A section, at its January 2019 meeting the Management Development and Compensation Committee locked participation in the ERIP to then-existing participants and replaced it for Executive Officers elected thereafter with a new supplemental thrift plan that is expected to provide a lower level of benefits than the ERIP, which is discussed on page 74 of the CD&A.

(4)

The calculation of the present value of accumulated benefits begins with a calculation of the lump sum that would be payable upon the later of age 60 or the full vesting date. This lump sum has been calculated using a discount rate of 1.11% for lump sums paid in 2019, and ranging from 1.30% to 1.97% from 2020 to 2024 and the years after. The lump sums were calculated using the IRS 2019 Unisex Mortality Table. The lump sum determined on these assumptions is then discounted back to December 31, 2018, at a discount rate of 4.40%. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit can be found in Note 7 to the consolidated financial statements included in our 2018 Annual Report.

91	2019 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION TABLE

Our Supplemental Thrift Plan (the “STP”) is a nonqualified retirement plan that provides for matching contributions by us with respect to base salary that are not permitted to be taken into account under our Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. We also have an Executive Deferred Compensation Plan, though none of the NEOs participate in that plan. The table below provides information regarding the contributions, aggregate earnings and the total account balance in the STP for each NEO as of December 31, 2018. The STP and the Executive Deferred Compensation Plan are described in more detail in the “Overview of Other Key Compensation Components and Application to 2018 Executive Compensation” and “Pension and Other Retirement Benefits” section of the CD&A.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance in Last Fiscal Year End ($)
Roger K. Newport	STP	—	$38,249	$2,608	$114,098
Kirk W. Reich	STP	—	22,816	1,067	66,312
Jaime Vasquez	STP	—	15,690	431	32,195
Joseph C. Alter	STP	—	4,249	171	11,542
Scott M. Lauschke	STP	—	1,250	70	4,391

(1)

For the STP, the amount shown in this column is calculated based upon assumed earnings on each NEO’s account balance using an investment option within the company-sponsored Thrift Plan known as the Fixed Income Fund.

92	2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The potential payments and benefits provided to an NEO upon his termination from, or a change-of-control of, AK Steel will vary depending upon the circumstances and the bases for the payments and benefits. The various bases for payments and benefits and circumstances that will impact the determination of post-termination or change-of-control payments and benefits are described below.

Bases for Determination of Payments upon Termination or Change-Of-Control

We have entered into severance and change-of-control agreements with each of our NEOs that provide post-termination and/or change-of-control benefits. The benefits provided under each of these agreements and the material terms of each, including the material conditions and obligations applicable to the receipt of payments and benefits under the agreements, are described in the “Post-Termination Benefits” section of the CD&A, beginning at page 76. In addition, the termination of an NEO’s employment and/or a change-of-control may trigger payments or benefits under various of our compensation plans, each of which is also described in the CD&A section.

Circumstances Impacting the Determination of Payments upon Termination or Change-Of-Control

There are various scenarios under which payments upon termination of employment or change-of-control are made. For purposes of the tables that follow, these scenarios are assumed to be as follows:

Normal Retirement

This scenario assumes that the NEO has terminated his employment with us as of December 31, 2018, and receives the normal retirement benefits to which he is entitled, if any, under the terms of the NCPP. The payments and benefits listed in the table below with respect to “Normal Retirement” represent payments and benefits beyond those to which the NEO is entitled under the NCPP. Payments to the NEOs under the NCPP that have vested as of December 31, 2018 are set forth above in the Pension Benefits Table, at page 90. Messrs. Reich, Vasquez, Alter and Lauschke were either not eligible to retire under the terms of the NCPP as of December 31, 2018, or are not participants in the NCPP, and thus the “Normal Retirement” scenario is not applicable to them.

Involuntary Termination without Cause (No Change-of-Control)

This scenario assumes that we have involuntarily terminated the employment of the NEO without cause as of December 31, 2018. It also assumes that we have not experienced a change-of-control event.

Disability

This scenario assumes that the NEO became permanently and totally disabled, as provided under our long-term disability plan, as of December 31, 2018. Mr. Newport was retirement eligible as of December 31, 2018, and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his disability as of December 31, 2018, beyond what is reflected in the “Normal Retirement” scenario, this “Disability” scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

93	2019 Proxy Statement

Death

This scenario assumes that the NEO died on December 31, 2018, while employed by us. Mr. Newport was retirement eligible as of December 31, 2018, and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his death as of December 31, 2018, beyond what is reflected in the “Normal Retirement” scenario, this scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

Change-of-Control

This scenario assumes that we experienced a change-of-control event and that within 24 months following the change-of-control (a) we involuntarily terminated the employment of the NEO without cause, or (b) the NEO voluntarily terminated his employment with us for “good reason.”

Under the terms of the change-of-control agreements entered into between us and each of the NEOs, “good reason” includes the assignment of duties inconsistent with the NEO’s qualifications, a demotion or diminution in job responsibilities, a reduction in annual base salary, a requirement that the NEO be based anywhere other than at our principal executive offices as they existed prior to the change-of-control, our failure to pay compensation due to the NEO, our failure to continue in effect any compensation plan in which the NEO participated at the time of the change-of-control, material reduction in benefits under the SERP or ERIP, our failure to obtain the agreement of any successor corporation to assume and agree to perform the change-of-control agreements, and our failure to give proper notice or otherwise comply with the procedural requirements for involuntary termination without cause.

94	2019 Proxy Statement

The table below summarizes the potential payments resulting from the various scenarios set forth above for each of the NEOs:

Event	Roger K. Newport	Kirk W. Reich	Jaime Vasquez	Joseph C. Alter	Scott M. Lauschke

Normal Retirement
Unvested Stock Options(1)	$33,881	$—	$—	$—	$—
Unvested Stock Awards(2)	408,065	—	—	—	—
Prorated Annual Plan(3)	1,971,149	—	—	—	—
Long-Term Plan(4)	940,452	—	—	—	—
Prorated Performance Shares at Target(5)	287,025	—	—	—	—

Total	$3,640,572	$—	$—	$—	$—
Involuntary Termination Without Cause (No Change-of-Control)
Unvested Stock Options(1)	$—	$10,285	$5,933	$3,604	$3,094
Annual Plan(6)	1,187,500	1,994,936	1,010,768	774,776	561,907
Long-Term Plan(4)	—	675,694	382,316	277,401	233,198
Health and Welfare Benefits(7)	57,008	43,667	51,302	50,850	49,026
Cash Severance(8)	1,425,000	1,125,000	712,500	600,000	487,500

Total	$2,669,508	$3,849,582	$2,162,819	$1,676,631	$1,334,725
Death/Disability
Unvested Stock Options(1)	$—	$10,285	$5,933	$3,604	$3,094
Unvested Stock Awards(9)	—	201,899	133,351	63,374	43,499
Prorated Annual Plan(3)	—	1,244,936	630,768	464,776	350,657
Long-Term Plan(4)	—	675,694	382,316	277,401	233,198
Prorated Performance Shares at Target(5)	—	192,975	106,800	63,000	45,600
Incremental SERP(10)	—	1,474,471	—	—	—
Incremental ERIP(11)	—	—	—	2,832,750	—

Total	$—	$3,800,260	$1,259,168	$3,704,905	$676,048
Change-of-Control
Unvested Stock Options(12)	$—	$10,285	$5,933	$3,604	$3,094
Unvested Stock Awards(12)	—	201,899	133,351	63,374	43,499
Annual Plan(13)	1,995,730	2,505,398	1,212,429	911,889	705,687
Prorated Performance Shares at Target(14)	—	192,975	106,800	63,000	45,600
Prorated Long-Term Plan at Target(15)	3,306,313	2,156,700	1,011,870	749,947	604,259
Incremental SERP(16)	6,569,464	6,364,843	—	—	—
Incremental ERIP(17)	—	—	6,755,451	4,314,936	5,149,300
Health and Welfare Benefits(18)	76,010	58,222	68,402	67,800	65,368
Cash Severance(19)	1,900,000	1,500,000	950,000	800,000	650,000

Total	$13,847,517	$12,990,322	$10,244,236	$6,974,550	$7,266,807

(1)

Under the terms of the Stock Plan, a participant ordinarily may only exercise stock options granted under the Stock Plan while still employed by us. If, however, a participant dies, becomes disabled, retires or is involuntarily terminated without cause, the participant (or, in the case of death, his or her beneficiary) has a period of three years after such triggering event to exercise stock options granted under the Stock Plan. The amounts reported in this row represent the value as of December 31, 2018, of the unexercised stock options granted to each NEO. These amounts assume that all of the respective NEOs’ unexercised stock options as of December 31, 2018, were exercised on December 31, 2018, and were calculated based on the closing market price of our common stock ($2.25) on the last day that stock traded (December 31, 2018) during our 2018 fiscal year, less the option exercise price per share. Stock options that had an exercise price above $2.25 as of December 31, 2018, are treated as having

95	2019 Proxy Statement

no value for purposes of the amounts reported in this row. Mr. Newport was retirement eligible as of December 31, 2018, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(2)

Under the terms of the Stock Plan, restrictions remaining with respect to restricted stock held by a participant as of the date of the participant’s retirement continue to lapse and vest after retirement as provided in the applicable award agreement governing the restricted stock grant to the participant. For purposes of this row, all shares of restricted stock outstanding as of December 31, 2018, are treated as having vested on that day. Amounts were calculated based on the closing market price of our common stock ($2.25) on the last day that stock traded (December 31, 2018) during 2018.

(3)

Under the terms of the Annual Plan, if a participant dies, becomes disabled, or retires during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive a prorated incentive award for that performance period based upon the portion of his or her participation during the period. For purposes of calculating the amounts reported in this row, the effective date of retirement, disability or death was assumed to have occurred on December 31, 2018. Using this assumption, to the extent that an incentive award was earned under the Annual Plan, the NEO would be entitled to the full amount of that award and no prorated calculation would be necessary. An incentive award was earned by and paid to each NEO for the 2018 performance period. The amount of that award is also reported in the Summary Compensation Table beginning at page 82.

(4)

Under the terms of the Long-Term Plan, if a participant dies, becomes disabled, retires or is involuntarily terminated without cause during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date. Because the triggering event for purposes of this table is deemed to have occurred on December 31, 2018, the amount reported is equal to twice the amount of the performance award paid to the NEO for the 2016–2018 performance period (which amount would have been paid in 2018), less the amount of the performance award for that period that we actually paid to the NEO in February 2018 pertaining to that performance period.

(5)

Under the terms of the Stock Plan, if a participant dies, becomes disabled, or retires while holding performance shares, each performance share held by the participant is deemed to be earned on a prorated basis. The shares will be issued to the NEO (or, in the case of death, his or her beneficiary) at the conclusion of the applicable performance period at the same time that shares are issued to other participants whose employment did not terminate before the end of the period and will be prorated on the basis of the number of months of service by the NEO during the performance period, with the normal adjustment based upon the achievement of the performance goals during the entire performance period. For purposes of calculating the amounts reported in this row, it was assumed that the effective date of retirement, disability or death occurred on December 31, 2018, and that we will achieve the target performance level under the 2017–2019 performance period and the 2018–2020 performance period. Under these assumptions, each NEO would be entitled to receive a prorated portion (two-thirds for the 2017–2019 performance period and one-third for the 2018–2020 performance period) of the target payout for both performance periods. The performance level assumptions used to calculate the amounts reported in this row were selected merely to demonstrate the potential compensation that the NEOs could earn with respect to performance shares following certain triggering events and are not intended to provide any indication regarding our future performance.

96	2019 Proxy Statement

(6)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause and the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, that NEO is entitled to receive a lump sum payment separate from and in addition to his assigned target amount under the Annual Plan for the calendar year in which his date of termination occurs. In addition, each NEO is entitled to receive on a prorated basis the award, if any, under the Annual Plan to which such NEO would have been entitled with respect to the calendar year during which the termination occurred. The target amount assigned to each NEO under the Annual Plan for 2018, based on base pay on January 1, 2018, is reported in the Grants of Plan-Based Awards Table beginning at page 85. The payment in this chart has been calculated using each NEO’s actual base pay for the twelve months ending December 31, 2018. Assuming a termination date of December 31, 2018, each of the NEOs would have been entitled under their severance agreements to a lump sum payment equal to their respective assigned target amount under the Annual Plan for the 2018 performance period. Each NEO would also have received an additional prorated Annual Plan award, which because the termination date is assumed to be December 31, 2018, would be equivalent to the award actually made for the 2018 performance period. Absent the application of the severance agreements, an NEO would not be entitled to any payment under the Annual Plan for the performance period in which he is terminated.

(7)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause the NEO is entitled to continue to receive certain benefits for the duration of his “severance period.” The term “severance period” is either six or eighteen months for each NEO, depending upon whether they execute releases of all claims relating to their employment in our favor. The shorter term applies if the NEO does not execute a release of all claims in our favor relating to his employment and the longer term applies if he does execute such a release. If the NEO executes a release of claims in our favor relating to his employment, he is entitled to receive certain employment benefits for the duration of his severance period. The employee benefits reported in this row include an executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(8)

Under the terms of the severance agreements entered into between us and each NEO, an NEO who is involuntarily terminated without cause is entitled to receive cash severance benefits in an amount equal to the NEO’s base salary for a period of six months in a single, undiscounted lump sum. If the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, the NEO is also entitled to receive an additional lump sum severance payment in an amount equal to 12 months of base salary. The amounts calculated for this row assume that the termination occurred on December 31, 2018.

(9)

Under the terms of the Stock Plan, if a participant dies or becomes disabled, then all outstanding restrictions on his or her unvested restricted stock immediately lapse. The amounts reported in this row represent the value of the unvested restricted stock granted to each NEO under the Stock Plan assuming death or disability occurred on December 31, 2018. Amounts were calculated based on the closing market price of our common stock ($2.25) on the last day that the stock traded (December 31, 2018) during 2018. Mr. Newport was retirement eligible as of December 31, 2018, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(10)

The amounts reported in this row represent the incremental value of the SERP benefit calculated for each NEO other than Messrs. Alter, Lauschke and Vasquez, who are not participants in the SERP, assuming death or disability on December 31, 2018, in excess of the vested amount payable due to retirement as of December 31, 2018. In other words, this row

97	2019 Proxy Statement

excludes any amounts to which the NEO would be entitled under the terms of the SERP if he left his employment with us as of December 31, 2018, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 90. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2018, and a 1.06% discount rate was used to calculate the lump sum present value.

(11)

The amounts reported in this row represent the incremental value of the ERIP benefit calculated for Messrs. Alter, Lauschke and Vasquez, who are participants in the ERIP, assuming death or disability on December 31, 2018, in excess of the vested amount payable due to retirement as of December 31, 2018. In other words, this row excludes any amounts to which Messrs. Alter, Lauschke or Vasquez would be entitled under the terms of the ERIP if he left his employment with us as of December 31, 2018, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 90. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2018, and a 1.06% discount rate was used to calculate the lump sum present value.

(12)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled immediately to (a) exercise all stock options awarded to the NEO under the Stock Plan from the effective date of the release until the earlier of the third anniversary of the date of termination or the date the option expires under its own terms, and (b) unrestricted ownership of all shares of restricted stock granted to the NEO under the Stock Plan. Under the terms of the Stock Plan, as of the effective date of our change-of-control all outstanding stock options become immediately exercisable, all restrictions on the transfer of unvested restricted stock lapse, and all performance shares are deemed earned at the target amount assigned to each award, with payment prorated based upon the number of full months of the performance period with respect to each award that has lapsed as of the effective date of the change-of-control. Mr. Newport was retirement eligible as of December 31, 2018, and would have been entitled to the respective benefits without the occurrence of our change-of-control. As such, because Mr. Newport would not have received any incremental value in the event of a change-of-control as of December 31, 2018, beyond what is reflected in the “Normal Retirement” scenario, no additional value is reflected in this table.

(13)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to (a) two times the greater of (i) the NEO’s assigned target amount under the Annual Plan for the calendar year in which the termination occurs, (ii) the amount paid to the NEO under the Annual Plan for the calendar year immediately preceding the calendar year in which the date of termination occurs, or (iii) the average of the amounts paid or payable to the NEO under the Annual Plan for each of the three calendar years immediately preceding the calendar year in which the date of termination occurs, less (b) any amounts otherwise paid or payable to the NEO under the Annual Plan with respect to the calendar year immediately preceding the calendar year in which the date of termination occurs, plus (c) the NEO’s assigned maximum amount under the Annual Plan for the year in which the date of termination occurs, prorated based upon the employment period during such year. The amounts reported in this row assume that the termination occurred on December 31, 2018.

98	2019 Proxy Statement

Mr. Newport is retirement eligible at December 31, 2018, and would be entitled to receive the actual payment earned without a change-of-control. Therefore, the value provided for Mr. Newport represents the payment to which he would be entitled under the terms of his change-of-control agreement above and beyond the amount to which he would already be entitled under the Annual Plan in the event of his retirement.

(14)

Under the terms of the Stock Plan, if a change-of-control occurs and a participant has outstanding grants of performance shares, each grant held by the participant is deemed to be earned at the target amount assigned to the participant on a prorated basis based upon the number of full months of the performance period with respect to each award that has elapsed as of the effective date of the change-of-control. The prorated payment will be made to the NEO as soon as administratively feasible following the effective date of the change-of-control. The amounts reported in this row assume that the effective date of change-of-control occurred on December 31, 2018. Mr. Newport is retirement eligible at December 31, 2018, and would be entitled to this provision without a change-of-control. Therefore, the value is excluded from this table.

(15)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to the incentive payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of the NEO’s termination (which amount shall not be less than it would be if calculated at the NEO’s assigned target amount under the Long-Term Plan), plus a prorated amount of the incentive award with respect to any incomplete performance period calculated at the NEO’s assigned target amount under the Long-Term Plan for each such performance period. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2018.

(16)

The amounts reported in this row represent the incremental value of the SERP calculated under the change-of-control agreement for Messrs. Newport and Reich in excess of the vested amount as of December 31, 2018. In other words, this row excludes any amounts to which the NEO would be entitled if he retired on December 31, 2018, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 90, adjusted to reflect commencement at the earliest possible date on or after December 31, 2018. These adjustments include a payment date of December 31, 2018, or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 1.06% discount rate used to calculate the lump sum present value. Under the SERP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2018.

(17)

The amounts reported in this row represent the incremental value of the ERIP calculated under the change-of-control agreement for Messrs. Alter, Lauschke and Vasquez, in excess of the vested amount as of December 31, 2018. In other words, this row excludes any amounts to which Messrs. Alter, Lauschke and Vasquez would be entitled if any of them retired on December 31, 2018, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 90, adjusted to reflect commencement at the earliest

99	2019 Proxy Statement

possible date on or after December 31, 2018. These adjustments include a payment date of December 31, 2018, or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 1.06% discount rate used to calculate the lump sum present value. Under the ERIP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2018.

(18)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to continue to receive certain benefits, if the NEO executes a full release of claims relating to his employment in our favor, for up to 24 months. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2018. The employment benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(19)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to receive cash severance benefits in an amount equal to six months of the NEO’s base salary in a single, undiscounted lump sum payment. If the NEO executes a full release of claims relating to his employment in our favor, the NEO is entitled to receive additional cash severance in a single, undiscounted lump sum in an amount equal to 18 months of the NEO’s base salary. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2018.

100	2019 Proxy Statement

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2018, the Committee met nine times and discussed the interim quarterly financial results with our Chief Financial Officer and our independent registered public accounting firm, Ernst & Young LLP (the “independent auditors”), prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with Management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with our independent auditors and our internal auditors our audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement audit and evaluation of internal control over financial reporting.

The Committee discussed and reviewed with our independent auditors all communications required by auditing standards of the PCAOB, including those described in PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without Management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements and the effectiveness of our internal control over financial reporting. In addition, the Committee has discussed various matters with the independent auditors related to our consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Management, and all other material written communications between the independent auditors and Management.

The Committee has discussed and reviewed with Management and our independent auditors our audited consolidated financial statements as of and for the year ended December 31, 2018, Management’s assessment of the effectiveness of our internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of our internal control over financial reporting. Management has the responsibility for the preparation of our financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with Management and our independent auditors, the Committee recommended to the Board, and the Board has approved, that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William K. Gerber, Chair

Mark G. Essig

Vicente Wright

Arlene M. Yocum

101	2019 Proxy Statement

PRINCIPAL ACCOUNTING FIRM FEES

The Audit Committee annually approves the scope and fees payable for the audit to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. For 2018 and 2017, the Audit Committee, either itself directly or through its Chair, pre-approved all fees. Our Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on at least a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee. All of the services provided by Ernst & Young LLP in 2018 and 2017 were approved in accordance with the foregoing policies and procedures.

The table below provides the aggregate fees that we paid or accrued to Ernst & Young LLP for the years ended December 31, 2018 and 2017:

(in thousands of dollars)	2018	2017
Audit Fees(1)	$3,520	$3,438
Audit-Related Fees(2)	45	285

Total Audit and Audit-Related Fees	3,565	3,723
Tax-Related Fees	—	—
All Other Fees	—	—

Total	$3,565	$3,723

(1)

Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal control over financial reporting, and consents related to filings with the SEC.

(2)	Includes fees for attest services related to financial reporting that is not required by statute or regulation and due diligence services in 2017 related to the acquisition of Precision Partners.

102	2019 Proxy Statement

ADVISORY VOTE TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 2 on the proxy card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the current fiscal year. The Audit Committee and the Board of Directors seek to have the stockholders ratify this appointment. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

Although stockholder ratification is not required under the laws of the State of Delaware, the Audit Committee and the Board are submitting the appointment of EY to our stockholders for an advisory vote on ratification at the Annual Meeting as a matter of good corporate governance in order to provide a means by which stockholders may communicate their opinion with respect to this matter. If the appointment of EY is not ratified by the stockholders, the Audit Committee may replace EY with another independent registered public accounting firm for the balance of the year or may decide to maintain its appointment of EY, whichever it deems to be in our best interests given the circumstances at that time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

103	2019 Proxy Statement

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (Proposal No. 3 on the proxy card)

Introduction

As set out more fully above in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement beginning on page 41, we maintain a pay-for-performance executive compensation program. The Board and the Management Development and Compensation Committee (for purposes of the discussion of this Proposal No. 3, the “Committee”) believe that this focus ensures that the actual compensation realized by our NEOs and other Executive Officers appropriately aligns and incentivizes their performance to maximize long-term value for the benefit of our stockholders.

Overview of 2018

In 2018, we achieved our best financial results since 2008, delivering $216.8 million of net income under the terms of the Omnibus Management Incentive Plan (“OMIP). For the three-year period ending in 2018—our leadership team’s first completed long-term incentive plan (“Long-Term Plan”) performance period since taking the helm under extremely challenging circumstances in 2016—we generated cumulative adjusted EBITDA of $1.49 billion, our best result for any three-year period in the past decade. In light of this strong operating performance, awards under our Annual Plan and Long-Term Plan were earned at 166% and 198% of target, respectively. Our NEOs met challenging annual and long-term performance targets established by the Committee through its robust goal-setting process. For the Annual Plan, the Committee set a target at its March 2018 meeting requiring net income of $155 million, which represented an approximately 50% improvement over the prior year’s actual result. This Annual Plan target included almost $60 million of unidentified “stretch” that Management would be required to overcome to meet the goal set by the Committee. For the Long-Term Plan, at the March 2018 meeting, the Committee set a target level of $1.25 billion of cumulative EBITDA for the 2016–2018 period, thereby requiring a very meaningful improvement of approximately 35% over the $928 million6 of cumulative EBITDA generated by the company in the prior three-year period (2013–2015). In fact, the target level set by the Committee for the 2016–2018 Long Term Plan performance period would require over a 48% compounded annual growth rate from our 2015 actual adjusted EBITDA of $180 million. For further details on the rigor of the Committee’s target-setting process and the circumstances the Committee considered in determining incentive performance goals, please refer to the discussion in the CD&A beginning at page 45.

A Relentless Pay-for-Performance Focus

Our compensation program’s strong pay-for-performance orientation is illustrated below. As highlighted in these charts, 69% of the CEO’s target total direct compensation was performance-based and 76% of his 2018 long-term incentive awards were performance-based. Likewise, for the other NEOs, 64% of their average target total direct compensation was performance-based and 81% of those NEOs’ average 2018 long-term incentive awards were performance-based.

[6]

Please refer to footnotes 1 and 2 on pages 46 and 47 of this Proxy Statement for information on our 2018 change in accounting method for valuing inventories to the average cost method from the last-in, first-out (“LIFO”) method and its effect on the cumulative EBITDA results.

104	2019 Proxy Statement

The values used for the above charts are set forth on page 50 in the CD&A.

Our incentive plans are founded upon and place a premium on demanding financial performance. For the Annual Plan, the Committee endeavors to set targets at a level that would represent performance that is demanding, but still attainable. The maximum goals are set at a level that would represent very strong performance under the circumstances foreseeable to the Committee at the time it establishes those goals. A maximum award can only be earned through financial performance. Thus, as exemplified in the charts below, while a target award is weighted among the performance components at 50% financial, 25% quality, 20% safety and 5% sustainability, any award above target can be earned solely through above-target financial performance.

105	2019 Proxy Statement

Because we are a company that operates in a cyclical industry (steel products solutions) and that principally serves customers in cyclical businesses (e.g., automotive), the Committee recognizes that our financial performance is likely to vary between good years and challenging ones, and the payouts under our incentive plans vary likewise. The table below presents the actual payouts under our principal incentive plans—the Annual Plan, the Long-Term Plan and performance shares—as a percentage of target for each plan’s performance period ending that year. As illustrated by the table, the five- and ten-year averages have been near or below target for these plans.

Year	Annual Plan	Long-Term Plan	Performance Shares
2009	20%	200%	178%
2010	12%	0%	0%
2011	46%	0%	0%
2012	20%	0%	0%
2013	20%	0%	0%
2014	20%	0%	0%
2015	50%	0%	0%
2016	198%	76%	160%
2017	134%	88%	0%
2018	166%	196%	63%
Five-Year Average (2014 – 2018):	114%	72%	44%
Ten-Year Average (2009 – 2018):	69%	56%	40%

Application of Compensation Program for 2018

As further set forth in the CD&A, the foundational principle of our executive compensation program is ensuring alignment between pay and performance to incentivize our Management team to maximize long-term shareholder returns. Our Annual Plan and Long-Term Plan are measured by metrics based on operating performance (adjusted net income and adjusted EBITDA, respectively), which typically drive our stock price over time. In 2018, we delivered our best financial results in a decade and performed well in other areas that are vital to the long-run success of our business. For the long-term incentive period of 2016-2018, we generated our highest cumulative adjusted EBITDA for any three-year period in the past decade. Nonetheless, under our Stock Incentive Plan (“Stock Plan”), we earned less than two-thirds of the target amount of performance shares as our stock price at the end of the performance period failed to reflect the strength of our financial performance (additional information on the terms of our performance shares is provided at page 70 in the CD&A). In sum, for 2018 and the three-year performance periods ending in 2018:

•	Annual Plan payments were earned at 166% of target;

106	2019 Proxy Statement

•	Long-Term Plan payments were earned at 196% of target; and,

•	Performance share awards were earned at 63% of target under the Stock Plan.

The Committee is relentlessly focused on ensuring that the executive compensation program aligns executive pay with our performance. Thus, despite realizing our best financial performance since before the Great Recession, the NEOs only earned a portion of their total potential performance-based compensation as a result of achieving some, but not all, of the challenging financial and other performance goals set by the Committee. In addition, notwithstanding our strong financial results, our stock price performance in 2018 did not meet our Board’s or Management’s expectations, and the Committee proactively implemented significant changes to our compensation program to further bolster alignment between our Management and stockholder interests. These changes included:

•	Further increasing the stock component of the Long-Term Plan to 50% denominated in AK Steel stock from 30%;

•	Reducing all NEO equity grant values for 2019 by 30% to 35%;

•

Applying the aforementioned 30% to 35% reduction in 2019 NEO equity grant values to the 50% stock denominated portion of the Long-Term Plan, thereby reducing the value of this component of NEO compensation; and,

•	Not increasing base salaries or target cash compensation for most NEOs in 2019, including the CEO, the President and COO, and the CFO.

Moreover, as a result of our stock price decline during 2018, (i) nearly all outstanding stock options were “underwater” (i.e., below the respective option exercise prices) as of December 31, 2018, and (ii) none of the performance share grants for the 2017–2019 and 2018–2020 performance cycles would have been earned based on the stock price as of December 31, 2018.

Recommendation

Because your vote on this proposal is advisory, it will not be binding on the Board. The Board, however, respects all stockholder votes, both “For” and “Against” this proposal, and remains committed, through the Committee, to continued engagement with stockholders to ensure that we maintain an executive compensation program that is effective and in the best interests of our stockholders. As in past years, the Committee will consider the results of the voting on this proposal, as well as direct feedback from our stockholders through our outreach program and our investor relations efforts, in establishing our executive compensation program and in determining the executive compensation packages for our Named Executive Officers in the future.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING
RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE
OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

107	2019 Proxy Statement

APPROVAL OF THE 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN (Proposal No. 4 on the proxy card)

Introduction and Summary of the Omnibus Supplemental Incentive Plan

The Management Development and Compensation Committee (for purposes of the discussion of this Proposal No. 4, the “Committee”) of the Board oversees our compensation program. Consistent with the compensation philosophy described in the Compensation Discussion and Analysis beginning at page 41, the proposed 2019 Omnibus Supplemental Incentive Plan (“2019 Plan”) provides the Board with the means for granting various types of equity-based awards and cash and equity-based performance awards to Executive Officers, key employees, and non-employee Directors of the Company and its operating subsidiaries and affiliates. On March 21, 2019, the Board, at the Committee’s recommendation, adopted the 2019 Plan, subject to stockholder approval at the 2019 Annual Meeting. In the event stockholders approve the 2019 Plan, no further awards will be made under our existing Amended and Restated Stock Incentive Plan (“Prior Plan”) after May 23, 2019; awards currently outstanding under the Prior Plan will remain outstanding under the Prior Plan in accordance with its terms. If our stockholders do not approve the 2019 Plan, the Prior Plan will remain in full force and effect in its existing form. However, there will be insufficient shares available under the Prior Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, incentivize and retain eligible Executive Officers, key employees and non-employee Directors.

Rationale for the 2019 Plan

The Committee believes that the principal purpose of awards under the 2019 Plan is to enhance the commonality of interests between Management team members and our stockholders by linking compensation to our performance and to appreciation in the market price of our common stock. Grants also are intended to encourage Executive Officers and other key members of Management to remain employed with our business and contribute to its performance by (1) restricting their ability to benefit from a grant until it vests and/or is earned based upon performance, and (2) giving them an incentive to make meaningful contributions to our business performance, by linking the value of the awards they do receive to that business performance. The 2019 Plan is intended to facilitate the ability of the Committee to plan for and make equity-based awards and cash awards to achieve these goals, while also complying with good governance practices with respect to such awards.

Key Considerations Related to the 2019 Plan

•	Observes best practices – The terms of the 2019 Plan reflect best practices in terms of compensation plan design and corporate governance (as further highlighted in the below section).

•

Existing share pool needs refreshing – The Prior Plan has a limited number of shares of common stock remaining in its share pool (approximately 3.3 million as of January 31, 2019), which is likely to support only one more year of annual awards based on our historical share usage rate.

•	Track record of low share usage – Our three-year average share usage rate, from 2016 to 2018 was well below the median of our executive compensation benchmarking peer group.

•

Low overhang relative to peer group – Our fully diluted overhang as of January 31, 2019 is below the 25th percentile of our executive compensation benchmarking peer group. (The term “ fully diluted overhang” is defined below in this Proposal.)

108	2019 Proxy Statement

•

Conservative approach to equity awards – We limit the population of recipients of equity-related awards on an annual basis by granting awards to key employees whom we believe have the greatest accountability to our stockholders and the highest responsibility to drive the success of the business. While this has resulted in a lower number of shares being awarded overall, it also results in a relatively higher concentration of share awards among those who are best positioned to influence our performance over the long-run.

Corporate Governance Highlights of the 2019 Plan

Below is a non-exclusive list of some of the corporate governance best practices included in the terms of the 2019 Plan.

•	Administered by our Management Development and Compensation Committee, which consists entirely of independent, non-employee Directors.

•

Minimum 100% fair market value exercise price as of the grant date for options, except for substitute awards granted through the assumption or substitution of awards from an acquired or merged company.

•	No “liberal” definition of change-of-control.

•	No “liberal share recycling” of options or stock appreciation rights.

•

No repricing of options or stock appreciation rights and no cash buyout of underwater options or stock appreciation rights without stockholder approval, except for adjustments with respect to a change in control or an equitable adjustment in connection with certain corporate transactions.

•	No excise tax “gross-ups”.

•	Dividends and dividend equivalents are subject to the same vesting criteria and risk of forfeiture as the underlying award.

The Board and the Committee believe that the 2019 Plan will facilitate the continuation of an important aspect of our compensation program and comply with governance and compensation best practices for awards. As such, the Board believes that approval of the 2019 Plan is in our and our stockholders’ best interests.

Key Stock Plan Data

In determining the appropriate share reserve under the 2019 Plan, the Board and the Committee, with assistance and input from the Committee’s independent compensation consultant, carefully weighed a number of factors. These included, among others, the number of shares required to continue to make annual equity-based awards at levels consistent with prior practice, as well as current competitive conditions and market conditions. In addition, the Committee assessed the impact that the additional proposed shares would have on stockholder dilution.

The tables below provide a summary of awards outstanding under the Prior Plan as of January 31, 2019, as well as recent annual share usage and dilution. The Prior Plan is the only equity incentive plan under which awards of equity-based compensation may currently be awarded to our employees and non-employee Directors.

Summary of Prior Plan Awards as of January 31, 2019
Aggregate number of stock options outstanding under the Prior Plan	4,536,902
Weighted-average exercise price of all outstanding stock under the Prior Plan	$5.75
Weighted-average remaining term of all outstanding stock under the Prior Plan in years	7.4 Years
Aggregate number of full-value awards under the Prior Plan(1)	1,759,859

(1)	Includes outstanding performance shares at target performance.

109	2019 Proxy Statement

Historical Share Usage (1)
For the Year Ended December 31,	Options Granted	Restricted Shares Granted	Performance Shares Earned	Total Shares	Weighted Average Common Stock Outstanding	Share Usage Rate (%)
2018	842,000	521,100	277,971	1,641,071	314,800,000	0.52%
2017	513,600	355,600	0	869,200	314,300,000	0.28%
2016	630,040	617,460	381,701	1,629,201	230,000,000	0.71%
Three-year average:						0.50%

(1)

The annual share usage rate calculation represents the sum of stock options granted, full value restricted stock and restricted stock unit awards granted and performance shares earned in each year as a percentage of the weighted average common shares outstanding for that year. Data included in the chart is taken from Note 12 to the consolidated financial statements included in our 2018 Annual Report.

Fully Diluted Overhang(1)
	Overhang as of 1/31/2019 Before New Authorization	Overhang as of 1/31/2019 After New Authorization
A.) Grants Outstanding	6,296,761	6,296,761
B.) Shares Available for Future Grant	3,320,159	14,400,000
C.) Common Shares Outstanding	316,308,531	316,308,531

Fully Diluted Overhang
– Due to Grants Outstanding (A / (A + B + C))	1.9%	1.9%
– Due to Shares Available for Future Grant (B / (A + B + C))	1.0%	4.3%
– Total ((A + B) / (A + B + C))	3.0%	6.1%

(1)

The “Fully Diluted Overhang” due to grants outstanding was calculated by taking (i) the total number of unexercised stock options, restricted stock, restricted stock units and performance shares (at target) as of January 31, 2019, divided by (ii) the sum of that value plus shares available for future grant plus common shares outstanding as of January 31, 2019.

We expect that the share reserve under the 2019 Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately three years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2019 Plan’s reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Summary of the Material Terms of the 2019 Plan

A summary of the material terms of the 2019 Plan is set forth below. This summary is intended to facilitate a general understanding of the 2019 Plan and does not purport to be complete. The summary is qualified in its entirety by reference to the full text of the 2019 Plan, a complete copy of which is appended to this Proxy Statement as Annex A.

Administration.    The 2019 Plan will continue to be administered by the Committee, all of the members of which must be (i) “non-employee directors” within the meaning of and to the extent required by Rule 16b-3 under the Exchange Act, and (ii) “independent directors” under the rules and regulations of The New York Stock Exchange. Among other functions, the Committee has the authority to determine the allocation of the shares available for issuance under the 2019 Plan among options, restricted stock, restricted stock units and performance awards; the type of awards (options, restricted

110	2019 Proxy Statement

stock, and/or performance awards); the number of shares subject to an award; and the terms and conditions of awards. The Committee also has the authority to construe and interpret the 2019 Plan, establish, amend or waive rules and regulations for its administration, and amend the terms and conditions of any outstanding award (subject to the conditions provided in the 2019 Plan).

Eligibility.    All non-employee Directors and salaried employees are eligible to participate in the 2019 Plan. As of January 31, 2019, we had approximately 3,500 salaried employees, including twelve Executive Officers, as well as ten non-employee Directors, all of whom are eligible to participate under the Plan.

Number of shares authorized.    One of the principal motivations for the 2019 Plan is to ensure that we have an adequate number of shares available to the Committee for future grants under the 2019 Plan. Awards under the 2019 Plan may be made with respect to an aggregate of 14,400,000 shares, reduced by awards granted between January 31, 2019 and the date stockholders approve the 2019 Plan, if approved. The number of shares covered by the 2019 Plan would adjust automatically for any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or similar corporate change.

Limit on Non-Employee Director Compensation.    The 2019 Plan includes (as the Prior Plan included) an annual aggregate limit on awards granted (based on grant date value) and all other consideration paid, including all cash, to any non-employee Director equal to $750,000. Most of the annual compensation earned by the members of our Board is paid in the form of RSUs, with the remainder in cash (unless elected by the Director to be received in the form of additional RSUs). Our Director compensation is discussed in detail on page 31 of this Proxy Statement.

Recycling Rules.    The 2019 Plan precludes the following shares from being added back to the share pool (i) shares tendered by a participant or withheld by the Company in payment of the option price, (ii) shares tendered by a participant or withheld by the Company to satisfy any tax withholding obligation with respect to option awards, (iii) shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of option awards.

The 2019 Plan permits the affected shares to be added back to the share pool if (i) any shares subject to an award are forfeited, an award expires or otherwise does not result in the issuance of all or a portion of the shares subject to the award, or an award is settled for cash, whether in whole or in part, or (ii) after January 31, 2019, any shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise does not result in the issuance of all or a portion of the shares subject to the award, or is settled for cash, whether in whole or in part. Also, in the event that withholding tax liabilities arising from an award other than an option award or, after January 31, 2019, an award other than an option under the Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the Share Pool. (Note: “Stock appreciation rights” or “SARs” are not a specified award type under the Plan or the Prior Plan.)

Term.    No awards may be made under the 2019 Plan on or after May 31, 2029.

Description of Awards

Options.    All options granted under the 2019 Plan will constitute “Nonqualified Options,” which are options that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Each option grant must be evidenced by a written agreement specifying the grant’s terms, including the number of shares covered, the exercise price, the first date the option may be exercised, any restriction on the transferability of shares obtained upon exercise of the option, and the duration of the option. However, no option may be exercisable later than the tenth anniversary of

111	2019 Proxy Statement

the date of its grant (other than if an option would expire during a period when trading in our stock is prohibited by law or our insider trading policy, in which case such option would be exercisable until the end of the 30th calendar day after expiration of such prohibition, to the maximum extent permitted by applicable law). The purchase price for each share covered by an option is to be determined by the Committee at the date of grant but may not be less than 100% of the fair market value of the shares on the date of grant. For purposes of determining the purchase price of an option, the 2019 Plan generally defines the fair market value of shares to be the closing trading price on the date of grant. Payment of the exercise price may be made with cash, with previously owned shares, or by a combination of these methods. The Committee also may allow the cashless exercise of an option or other means of exercise that the Committee determines to be consistent with the 2019 Plan’s purpose and applicable law.

Performance Awards.    Each performance award, which may be paid in stock or cash, as designated by the Committee, is based on our achievement over a performance period (the “Performance Period”) of certain objectives with respect to specific performance categories established by the Committee for the applicable Performance Period. A non-exclusive list of performance goals that may be established by the Committee is set forth in Section 8.8(a) of the 2019 Plan.

Restricted Stock.    The 2019 Plan authorizes the Committee to grant awards of restricted stock to eligible individuals. Each award of restricted stock must be evidenced by a written agreement that specifies the period of restriction, the number of shares subject to the award and such other provisions as may be determined by the Committee. The restrictions on shares of restricted stock will lapse under the schedules set forth in the employee’s or Director’s award agreement.

Restricted Stock Units.    Under the 2019 Plan, the Committee is authorized to grant restricted stock units to eligible individuals. Each restricted stock unit will represent the right to receive a share of our common stock. Each award of restricted stock units must be evidenced by a written agreement specifying its terms, including the number of shares subject to the award, any vesting and forfeiture conditions and the time and form of settlement of the applicable restricted stock units.

The 2019 Plan mandates that 50% of each Director’s annual retainer fee for services on the Board be paid in the form of awards of restricted stock or restricted stock units, as determined by the Board, though each Director may elect prior to each calendar year to have more than 50% of his or her annual retainer fee, and/or a portion of any other fees to be earned in the calendar year for Board services, paid to him or her by such means.

Restrictions on Dividends Received on Awards.    Any dividends or dividend equivalents payable to a participant with respect to a given award will be subject to the same restrictions as the underlying award.

Limits on Transferability and Termination of Employment

Options.     Except as provided in the 2019 Plan, no option granted under the 2019 Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Subject to the terms of the 2019 Plan and the discretion of the Committee, an option may be exercised only while the individual is employed by one of the companies within our business. In the event of the qualifying retirement of a participant who is an employee, vesting generally will continue in accordance with the applicable option award agreement but must be exercised within three years following the date of such retirement. In the event of a participant’s disability or death, any unvested stock options will vest immediately and automatically, and will be exercisable for the periods specified in the 2019 Plan.

Performance Awards.    Shares or cash underlying a performance share award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the completion of the

112	2019 Proxy Statement

applicable performance period, and the shares or cash earned under the terms of the award are issued (in the case of stock) or paid (in the case of cash). Upon an award holder’s death, or disability or qualifying retirement (in the case of an employee), during a performance period, unless the Committee provides otherwise, payment of a prorated award based on the award holder’s number of full months of employment during the performance period, and based on the levels of achievement in each performance category during the entire performance period, shall be made to the award holder after the completion of that performance period. If the award holder’s employment by our organization terminates during a performance period for any other reason, unless the Committee provides otherwise, the award shall be forfeited, and no payment shall be made.

Restricted Stock.    Shares underlying a restricted stock award may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated until the restriction period has ended. Restrictions shall lapse pursuant to the schedule set forth in each award agreement, and with respect to shares underlying a restricted stock award made to a Director, upon completion of his or her full tenure on the Board or upon the date of his or her mandatory retirement from the Board by reason of age. In the case of a qualifying retirement by holders of restricted stock who are employees of our organization, upon such holder’s retirement the restricted stock shall continue to vest over the normal course of its original vesting schedule. All outstanding restrictions on shares will lapse in the case of death or disability of a holder. During the period of restriction, a holder of restricted stock may exercise full voting rights with respect to the underlying shares and is entitled upon vesting to all dividends and other distributions paid on such underlying shares. Upon the lapse of the applicable period of restriction, the shares then vest in the holder.

Restricted Stock Units.    Shares underlying a restricted stock unit award may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated until the restriction period has ended. The restrictions imposed upon restricted stock units will lapse pursuant to the schedule set forth in each award agreement. A restricted stock unit will not vest in its holder any rights as a stockholder until the date that such holder is transferred shares of common stock pursuant to the terms of the award.

Change of Control.

Upon any “Change of Control” (as defined in the 2019 Plan), unless otherwise provided in an individual award agreement, the following actions and events will be taken or will occur:

(a)

the surviving entity or acquirer will decide whether to assume or continue the Company’s rights and obligations under each and every outstanding award, or to substitute for each such award a substantially equivalent award with respect to the acquirer’s stock;

(b)

outstanding awards which are not assumed or otherwise continued will accelerate and become fully vested, effective immediately prior to, but contingent upon, the consummation of such change in control; and,

(c)

any awards which are assumed, continued, or substituted for as described above will become fully vested upon a qualifying termination of employment that occurs in connection with or following such change in control, pursuant to the terms set forth in the applicable award agreement.

Amendment and Discontinuance.    The 2019 Plan may be amended, altered or discontinued by the Board. Except as expressly provided in the 2019 Plan, the 2019 Plan may not be amended without stockholder approval to the extent such approval is required by law or the rules of any securities exchange on which our common stock is then listed.

113	2019 Proxy Statement

Federal Tax Consequences

The following discussion only provides a general summary of the federal tax rules applicable to grants and awards made under the 2019 Plan. This summary is not intended to be exhaustive and does not address all matters relevant to all circumstances. Because individual circumstances vary, participants should consult with their own tax advisor concerning the tax implications of grants or awards made to them under the 2019 Plan.

Nonqualified Stock Options.    Upon the grant of an option, the recipient of the grant will not recognize any taxable income; we correspondingly are not entitled to claim any sort of federal income tax deduction in connection with that grant at that time. Upon the exercise of such an option, though, the excess of the fair market value of the shares acquired upon the exercise of the option over the exercise price (the “spread”) will constitute compensation which is taxable to the grantholder as ordinary “wage” income for both federal income tax and employment tax (Social Security and Medicare tax) purposes, even if the grantholder no longer is an employee on the exercise date. In determining the amount of the spread, the fair market value of the stock on the date of exercise is used, except in cases involving options exercised by a grantholder who is subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally Executive Officers). For grantholders subject to Section 16(b) at time of exercise, the fair market value usually will be determined at the expiration of the six-month period, unless the holder elects to be taxed based on the stock’s fair market value on the date of exercise. Subject to the limitations imposed by Section 162(m), as modified by the Tax Cuts and Jobs Act of 2017 (the “TCJA”), we generally are entitled to claim a federal income tax deduction in connection with the exercise of a nonqualified stock option in an amount equal to the ordinary “wage” income the grantholder recognizes from the exercise of the option, in and for the taxable year in which grantholder includes that amount in income.

Restricted Stock.    A person who is granted and awarded restricted stock may make a timely Section 83(b) election to have the grant taxed as ordinary “wage” income to them as of the date such restricted stock is transferred to them, based on its fair market value as of such date. That recognition of “wage” income then establishes such person’s tax basis in such stock (for purposes of determining gain or loss upon its disposition), and the date such income is recognized for federal tax purposes then serves as the first day of such person’s holding period. The result of making a Section 83(b) election is that any future appreciation (or depreciation) in the value of the stock will be taxed as long-term or short-term capital gain (or loss) upon any subsequent sale or exchange of the stock by that person. However, if a person who is granted and awarded restricted stock does not make a timely Section 83(b) election, the grant will be taxed as ordinary “wage” income at the full fair market value of the stock on the date that the restrictions imposed on the shares lapse. Unless the grantholder makes a Section 83(b) election, any dividends paid on restricted stock while such stock remains subject to restrictions likewise qualify as ordinary “wage” income to the grantholder for federal income and employment tax purposes. We are generally entitled to claim a federal income tax deduction in connection with the transfer of restricted stock to a grantholder, based on the amount of “wage” income such holder recognizes and in and for the taxable year in which such holder recognizes such income, subject to the limitations imposed by Section 162(m) as modified by the TCJA.

Restricted Stock Units.    A person who is granted and awarded restricted stock units will not be deemed to have received any taxable income, either for federal income tax purposes or (where applicable) for federal employment tax purposes, until the restrictions attached to the award all have lapsed. Generally, the amount of taxable income a grantholder will be required to recognize in connection with a grant of restricted stock units (and dividend equivalents or other distributable amounts payable paid with respect to such restricted stock units, if any) will be based upon the fair market value of the stock underlying such stock units, determined as of the date the restrictions attached to the award have lapsed. We are generally entitled to claim a federal income tax deduction in connection with the payment of restricted stock units and any associated dividend equivalents or other

114	2019 Proxy Statement

distributable amounts, whether paid in cash or in stock, in the taxable year in which the grantholder takes those amounts into his or her income for federal income and (where relevant) employment tax purposes, subject to the limitations imposed by Section 162(m), as modified by the TCJA.

Performance Awards.    The value of stock transferred to, or cash paid out to, the holder of a performance award will constitute ordinary “wage” income to that grantholder for federal income and employment tax purposes. We are generally entitled to claim a federal income deduction in connection with the payment of such cash or the transfer of such stock to such holder, equal to the amount of ordinary “wage” income the grantholder is required to recognize, subject to the limitations imposed by Section 162(m) as modified by the TCJA.

Plan Benefits

At this time, it cannot be reasonably determined what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the 2019 Plan in future years. Such determinations are subject to the discretion of the Committee. However, grants of options, restricted stock, and performance share awards made to the Named Executive Officers under the Prior Plan for each of the past three calendar years are set forth in the Summary Compensation Table, beginning on page 82 of this Proxy Statement. Grants of restricted stock units made to Directors during the last fiscal year are set forth in the Director Compensation Table beginning on page 33 of this Proxy Statement.

Stockholder Vote Required; Board Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required to approve the 2019 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN.

115	2019 Proxy Statement

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

Our By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or Director nomination for the 2020 Annual Meeting must be received by us no later than March 26, 2020, and no earlier than February 25, 2020, and must contain certain information and conform to certain requirements specified in the By-laws. If the Chair determines at the Annual Meeting that a stockholder proposal or Director nomination was not made in accordance with the By-laws, we may disregard the proposal or nomination.

The Company’s By-laws provide for proxy access for Director nominations. In order to nominate a Director for election pursuant to our proxy access provision, stockholders who meet the eligibility and other requirements set forth in Section 9A of our By-laws must send a notice no later than December 12, 2019, and no earlier than November 12, 2019, to AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attn: Corporate Secretary. The Notice must provide the information and meet the other detailed requirements set forth in Section 9A of our By-laws, which can be found as Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on January 20, 2017.

If a stockholder intends to present a proposal at the 2020 Annual Meeting of Stockholders and seeks to have the proposal included in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Corporate Secretary no later than December 12, 2019. The proposal must also satisfy the other requirements of the rules of the SEC relating to stockholder proposals.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 or our proxy access provision for the 2019 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to: Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to lower our environmental impact by reducing paper copies.

If you are a registered stockholder (your shares are held directly in your name) and you wish to opt out of householding so that you and other members of your household receive multiple copies of the proxy materials at the same address, you may do so by calling our transfer agent, Computershare, at (888) 294-8217 or by notifying us in writing at: AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attention: Corporate Secretary. Your notice must be received by us at least 30 days before the mailing of proxy materials, which we expect to be mailed in April of each year. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

116	2019 Proxy Statement

OTHER MATTERS

Our audited financial statements as of and for the year ended December 31, 2018, together with the reports thereon of Ernst & Young LLP, our independent registered public accounting firm, for the year ended December 31, 2018, and their report on the effectiveness of our internal control over financial reporting are included in our 2018 Annual Report under the Exchange Act. A copy of the 2018 Annual Report on Form 10-K is included in our 2018 Annual Report to Stockholders and is being furnished on the Internet to stockholders together with this Proxy Statement.

This Proxy Statement and the accompanying form of proxy will be furnished on the Internet to stockholders on or about April 10, 2019, together with the 2018 Annual Report to Stockholders. In addition, we are requesting banks, brokers and other custodians, nominees and fiduciaries to forward the Notice of Internet Availability of Proxy Materials to the beneficial owners of shares of our common stock held by them of record and will reimburse them for the reasonable out-of-pocket expenses they incur in complying with this request. We retained Georgeson to assist in the solicitation of proxies for a fee estimated to be $8,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by our officers and employees, via personal contacts, telephone or email. The cost of soliciting proxies will be borne by us.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote on the matter in their discretion.

By order of the Board of Directors, Joseph C. Alter Corporate Secretary

West Chester, Ohio

April 10, 2019

117	2019 Proxy Statement

ANNEX A

AK STEEL HOLDING CORPORATION

2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN

(as of May 23, 2019)

2019 Proxy Statement

AK STEEL HOLDING CORPORATION

OMNIBUS SUPPLEMENTAL INCENTIVE PLAN

(Effective May 23, 2019)

Article 1. Purpose, and Duration.

1.1    Establishment of Plan. This 2019 Omnibus Supplemental Incentive Plan (the “Plan”) hereby is established, subject to its approval by majority vote of the stockholders of AK Steel Holding Corporation, a Delaware corporation (the “Company”). The Effective Date of the Plan shall be the later of May 23, 2019, or the date the Plan is approved by a majority vote of the Company’s stockholders (the “Effective Date”). The Plan permits the grant of awards, including without limitation Nonqualified Stock Options, awards of Restricted Stock, awards of Restricted Stock Units, awards of Performance Awards.

1.2    Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of directors, executive officers and key employees of the Company and of its subsidiaries and affiliates to those of the Company’s stockholders, and by providing those individuals with an incentive for outstanding performance. The Plan is further intended to enhance the Company’s ability to motivate, attract, and retain the services of these individuals upon whose judgment, interest, and special effort the successful conduct of its business is largely dependent.

1.3    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall have been purchased or otherwise issued and acquired or are no longer available for Awards according to the Plan’s provisions, subject to the right of the Board to terminate the Plan at any time in accordance with Article 11 herein. In no event may an Award be granted under the Plan on or after May 31, 2029. Termination of the Plan shall not affect the rights of any person under an outstanding Award Agreement unless otherwise specifically provided in such Award Agreement.

1.4    No Awards under Prior Plan. Following the Effective Date of this Plan, including its approval by a majority of the Company’s stockholders, the Board (as herein defined) immediately shall cause no further options, awards or other grants to be made under the Company’s Stock Incentive Plan, which was amended and restated as of May 26, 2016 (the “Prior Plan”). Options, awards or other grants made under the Prior Plan in any event shall be governed by the terms and conditions of the Plan Prior, and the option or award agreements used to effect said options, awards or other grants.

Article 2. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)    “Award” includes, without limitation, Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards (or the cash equivalent thereof), Performance Awards, which are valued in whole or in part by reference to, or are otherwise based on, the Company’s stock, performance goals or other factors, each on a stand alone or combination basis, as described in or granted under this Plan.

(b)    “Award Agreement” means the agreement or other writing (including in electronic form) that sets forth the terms and conditions of each Award, including any amendment or modification thereof. A Participant is bound by the terms of an Award Agreement and this Plan by reason of accepting the benefits of the Award.

(c)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule l3d-3 of the General Rules and Regulations under the Exchange Act.

A-1

(d)    “Beneficiary” means the person or persons named by a Participant to succeed to the Participant’s rights under any then unexpired Award Agreements. Each such designation shall: (i) revoke all prior designations by the same Participant; (ii) be in a form acceptable to the Committee; and (iii) be effective only when delivered to the Committee by the Participant in writing and during the Participant’s lifetime. No beneficiary shall be entitled to any notice of any change in a designation of beneficiary. In the absence of any such designation, the Participant’s estate shall be the beneficiary.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Cause” means, except as specifically provided to the contrary in the Award Agreement: (i) conviction of, or entering a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (ii) engagement in fraud, misappropriation or embezzlement with respect to the Company or with respect to any subsidiary or affiliate thereof; (iii) willful failure, gross negligence or gross misconduct in the performance of duties for the Company or any subsidiary or affiliate thereof; (iv) any violation of Company policy (including, without limitation, any violation of any Company personnel policies or non-harassment policies) which could reasonably be expected cause, or result in, the Company incurring liability or ascertainable loss; and/or (v) breach of a fiduciary duty to the Company or to any subsidiary or affiliate thereof.

(g)    “Change of Control” shall be deemed to have occurred if:

(i)    any person (other than a trustee or other fiduciary holding securities under an employee benefit plan in which employees of the Company participate) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)    during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Subsection (g)) whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)    there is a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or there is a complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(i)    “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer this Plan. The Committee, however organized and constituted, shall consist of not less than two members of the Board who shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall be comprised solely of Directors who are: (i) “independent directors” as defined in the rules and regulations of the New York Stock Exchange; and (ii) “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

A-2

(j)    “Company” means AK Steel Holding Corporation, a Delaware corporation, or any successor thereto, as provided in Article 14 herein.

(k)    [Reserved.]

(l)    “Director” means any individual who is a member of the Board and who is not concurrently an Employee.

(m)    “Disability” means a physical or mental condition which, in the judgment of the Committee, renders a Director unable to serve or an Employee unable to perform the regular and recurring duties of his position with the Company or, in the case of an Employee, the duties of another available position with the Company for which such Employee is suited by education, background and training. Any Employee found to be qualified for disability benefits under AK Steel Holding Corporation’s long-term disability plan or by the federal Social Security Administration will be considered to be disabled under this Plan, but qualification for such benefits shall not be required as evidence of disability hereunder.

(n)    “Employee” means an individual while such individual is a common law employee of the Company or of any subsidiary or affiliate thereof, including AK Steel Corporation (regardless whether separately, or concurrently). A Director will not qualify as an Employee solely by reason of his position as a Director and, unless otherwise employed by the Company or by at least one subsidiary or affiliate thereof, shall not qualify as an Employee under this Plan.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(p)    “Fair Market Value” shall mean, except as otherwise determined by the Committee from time to time:

(i)    if the Shares are traded on an established United States national stock exchange or in the United States over-the-counter market with prices reported on the NASDAQ, the closing trading price for Shares on the grant or award date (or, if there were no sales of Shares on such date, the closing trading price for Shares on the nearest preceding trading day on which there were sales of Shares); and

(ii)    if the Shares are not traded as described in clause (i), the fair market value of such Shares on the relevant date, as determined in good faith by the Board, employing the reasonable application of a reasonable valuation method (within the meaning of Section 409A of the Code and related regulations).

(q)    “Insider” shall mean an Employee who is, on the relevant date, an executive officer or ten percent (10%) Beneficial Owner of the Company, as defined under Section 16 of the Exchange Act, or a Director.

(r)    “Nonqualified Stock Option” or “Option” means an option to purchase Shares from the Company at a price established in an Option Award Agreement. No incentive stock option within the meaning of Code Section 422 may be granted under this Plan.

(s)    “Option Award” means, individually or collectively, a grant under this Plan of a Nonqualified Stock Option.

(t)    “Option Award Agreement” means an agreement setting forth the terms and provisions applicable to an Option Award granted to a Participant under this Plan.

(u)    “Option Price” means the price at which a Share may be purchased by a Participant under the terms of an Option Award Agreement.

A-3

(v)    “Par Value” shall mean the designated par value of one Share.

(w)    “Participant” means any Director or Employee who possesses an unexpired Award granted under the Plan.

(x)    “Performance Award” means Shares (or units representing the right to receive Shares) or a cash incentive granted to a Participant subject to attainment of certain performance goals in accordance with the terms of the Plan.

(y)    [Reserved.]

(z)    “Performance Award Agreement” means an agreement setting forth the terms and provisions applicable to a Performance Award under this Plan.

(aa)  “Plan” means the AK Steel Holding Corporation Omnibus Supplemental Incentive Plan as set in this document, and if amended at any time, then as so amended.

(bb)  “Restricted Stock” means Shares granted to a Participant subject to certain restrictions on the Participant’s right to retain, sell, transfer, assign, pledge, encumber or otherwise alienate or hypothecate the Shares except in accordance with the terms of this Plan.

(cc)  “Restricted Stock Award” means, individually or collectively, a grant under this Plan of Shares of Restricted Stock.

(dd)  “Restricted Stock Award Agreement” means an agreement setting forth the terms and provisions applicable to a Restricted Stock Award under this Plan.

(ee)  “Restricted Stock Unit” means an Award that represents the right to receive one (1) or more Shares, or the cash equivalent thereof, in accordance with the terms of the Plan.

(ff)    “Restricted Stock Unit Award” means, individually or collectively, a grant under this Plan of Restricted Stock Units.

(gg)  “Restricted Stock Unit Award Agreement” means an agreement setting forth the terms and provisions applicable to a Restricted Stock Unit Award under this Plan.

(hh)  “Retirement” shall mean, unless otherwise provided in the Award Agreement, termination of employment with the Company and its subsidiaries and affiliates with eligibility to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan as in effect on such Employee’s termination date; or termination of employment with the Company and its subsidiaries and affiliates after: (1) completion of at least 30 years of continuous employment with the Company and its subsidiaries and affiliates, (2) attainment of age 60 and completion of at least 5 years of continuous employment with the Company and its subsidiaries and affiliates; or (3) attainment of age 55 and completion of at least 10 years of continuous employment with the Company and its subsidiaries and affiliates. With respect to an individual who is not a participant in the Company’s noncontributory defined benefit pension plan, Retirement also shall mean any termination of employment with the Company which would have entitled such individual to be eligible to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan, had the individual been a participant therein and had such plan been then in effect.

(ii)  “Shares” means the shares of voting common stock of the Company.

(jj)  “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock.

A-4

Article 3. Administration.

3.1    The Committee. The Plan shall be administered by the Committee. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.2    Authority of the Committee. The Committee shall have full power, subject to the provisions of this Plan, except as limited by law or by the Articles of Incorporation or By-laws of the Company: (a) to determine the size and types of Awards (except as to Awards to Directors, which shall be limited to the size and shall be subject to the conditions expressly permitted by this Plan); (b) to determine the terms and conditions of each Award Agreement in a manner consistent with the Plan; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, or waive rules and regulations for the Plan’s administration; and, (e) subject to the provisions of Article 11 herein, to amend the terms and conditions of any outstanding Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority hereunder to the extent permitted by law.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company and its subsidiaries and affiliates, the Company’s stockholders, Directors, Employees, Participants, and their estates, beneficiaries or assignees.

3.4    Arbitration. Each individual who is granted an Award hereunder agrees as a condition of receiving such Award to submit to binding and confidential arbitration any dispute regarding the Plan or any Award made under the Plan, including by way of illustration and not limitation, any decision of the Committee or any action of the Company respecting the Plan or such Award. Such arbitration shall be held in accordance with the rules of the American Arbitration Association before an arbitrator selected by the Company and reasonably acceptable to the Participant. If the Participant reasonably objects to the appointment of the arbitrator selected by the Company, and the Company does not appoint an arbitrator reasonably acceptable to the Participant, then the Company and the Participant shall each select an arbitrator and those two arbitrators shall collectively appoint a third arbitrator who shall alone hear and resolve the dispute. The Company and the Participant shall share equally the cost of arbitration. No Company agreement of indemnity, whether under the Articles of Incorporation, the By-Laws or otherwise, and no insurance purchased by the Company shall apply to pay or reimburse any Participant’s costs of arbitration.

3.5    No Dividends or Dividend Equivalents Until Award Vested. Notwithstanding the terms of Section 7.6 of this Plan or anything else to the contrary, any dividends or dividend equivalents otherwise payable in connection with an Award shall be subject to the same restrictions as the underlying Award; provided, that if, when, and to the extent such vesting conditions are met with regard to any otherwise-payable dividends or dividend equivalents, the Company shall pay such dividends or dividend equivalents to the record holder of the Shares to which such dividends or dividend equivalents are attributable not later than sixty (60) days following the date such vesting conditions are met. In no event shall dividends or dividend equivalents be paid with respect to Option Awards.

A-5

Article 4. Shares Subject to Grant Under the Plan.

4.1    Number of Shares. Subject to adjustment as provided in this Article, an aggregate of 14,400,000 Shares shall be available as of the Effective Date for the grant of Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Awards under the Plan (hereinafter called the “Share Pool”) less one (1) Share for every one (1) Share granted under the Prior Plan after January 31, 2019 and prior to the Effective Date. The Committee, in its sole discretion, shall determine the appropriate division of the Share Pool as between Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Awards. Shares issued pursuant to any Award may be either authorized and previously unissued Shares or reacquired Shares.

4.2    Permitted Addbacks to Share Pool. If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, or an Award is settled for cash (in whole or in part), or (ii) after January 31, 2019, any Shares subject to an Award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, non-issuance or cash settlement, be added to the Share Pool. In the event that withholding tax liabilities arising from an Award other than an Option Award or, after January 31, 2019, an award other than an option under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Share Pool.

4.3    No Recycling of Option Awards. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Pool: (i) Shares tendered by the Participant or withheld by the Company in payment of the Option Price, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Option Awards, (iii) Shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Awards.

4.4    Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, separation, liquidation, stock dividend, split-up, spin-off, Share combination, or other change in the corporate structure of the Company affecting the Shares, to prevent dilution or enlargement of rights, an appropriate adjustment shall be made in an equitable manner by the Committee in the number and class of Shares or other securities which may be delivered under the Plan, in the number and class of Shares or other securities that may be issued to an Employee with respect to Awards in any given period, in the number and class of and/or price of Shares or other securities subject to any then unexercised and outstanding Awards, and the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto). The number of Shares or other securities subject to any Award shall always be a whole number.

4.5    Rights as a Stockholder. No person shall have any rights as a stockholder with respect to Shares subject to an Option Award until the date the Company receives full payment of the Option Price, including any sum due for withholding pursuant to Section 6.6. A person who has Restricted Stock shall have the rights of an owner of Shares, except to the extent those rights are expressly limited by then applicable restrictions on transfer contained in this Plan and the Restricted Stock Award Agreement. No person shall have any rights as a stockholder with respect to a Restricted Stock Unit Award until such date that the Participant may receive Shares pursuant to the Restricted Stock Unit Award. No person shall have any rights as a stockholder with respect to a Performance Award until such date that the Participant may receive the Shares covered by the Performance Award.

A-6

Article 5. Eligibility and Participation. Directors and Employees shall be eligible to be Participants in this Plan.

Article 6. Stock Options.

6.1    Grant of Options. Options may be granted to an Employee or Director at any time and from time to time as shall be determined by and in the sole discretion of the Committee, subject to the provisions of Section 4.1.

6.2    Option Award Agreement. Each Option shall be granted pursuant to a written Option Award Agreement, signed by the appropriate member of the Committee or its designee, and specifying the terms and conditions applicable to the Options granted including: the Option Price; the period during which the Option may be exercised; the number of Shares to which the Option pertains; the conditions under which the Option is exercisable; and such other provisions as the Committee may from time to time determine. The Option Award Agreement also shall specify that the Option is intended to be a Nonqualified Stock Option whose grant is intended not to fall under the provisions of Code Section 422.

6.3    Option Price. Other than in connection with Substitute Awards, the Option Price for each Share subject to purchase shall be determined by the Committee and stated in the Option Award Agreement but in no event shall be less than the Fair Market Value of the Shares on the date of grant of the Award. Except in connection with a corporate transaction involving the Company, including without limitation any event pursuant to which the Committee elects to make any adjustments under Section 4.3 of the Plan, the Company may not, without obtaining appropriate Company stockholder approval and confirmation that such adjustments or modifications will not result in a violation of Section 409A of the Code and related regulations: (a) amend the terms of outstanding Options to reduce the exercise price of such outstanding Options; (b) cancel outstanding Options in exchange for Options with an exercise price that is less than the exercise price of the Options as originally granted; or (c) cancel outstanding Options with an exercise price above the current Fair Market Value in exchange for cash, common stock or other consideration.

6.4    Duration of Options. Each Option shall be exercisable for such period as the Committee shall determine at the time of grant. No Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant; provided, however, that in the event an Option would expire when trading in Company’s stock is prohibited by law or the Company’s insider trading policy, such Option shall be exercisable until the end of the 30th calendar day after expiration of such prohibition (to the maximum extent permitted by Section 409A of the Code and related regulations).

6.5    Exercise of Options.

(a)    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Subject to Section 6.9, the Committee may provide, by rule or regulation or in any Option Award Agreement, that the exercisability of an Option may be accelerated or extended under various circumstances to a date not later than the latest expiration date permitted in accordance with Section 6.4.

(b)    Each Option shall be exercisable only by delivery to the Committee in care of the Secretary of the Company of a written notice of exercise in such form as the Committee may require. A notice of exercise shall: specify the number of shares to be purchased, shall be signed by the Participant or holder of the Option and shall be dated the date the signature is affixed.

A-7

6.6    Payment. Except as hereinafter provided, a written notice of exercise shall be accompanied by full payment for the Shares to be purchased. Subject to the provisions of Article 12, payment shall include any income or employment taxes required to be withheld by the Company from the Employee’s compensation with respect to the Shares so purchased.

(a)    The Option Price upon exercise of any Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by net settlement upon exercise of the Option, by electing to have the Company withhold Shares having an aggregate Fair Market Value at the time of exercise at least equal to the total Option Price, (iii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof, or (iv) by any combination of (i), (ii) and (iii).

(b)    The Committee also may allow cashless exercises, in a manner consistent with the guidelines set forth in Federal Reserve Board Regulation T, subject to any and all applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

(c)    As soon as practicable after receipt of a written notice of exercise and full payment, the Company shall issue and deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased.

6.7    Restrictions on Transferability. Except to the extent permitted under this Section 6.7, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. Notwithstanding the foregoing, the right to purchase Shares subject to an Option Award that has vested and become fully exercisable may be transferred, in whole or in part, by a Participant during a Participant’s lifetime, to a Participant’s spouse, child or grandchild, or to the trustee of a testamentary or other grantor trust established primarily for the benefit of a Participant’s spouse, child or grandchild; provided that:

(a)    A transfer shall only be effective upon receipt by the Secretary of the Company, on behalf of the Committee, of written notice of transfer in such form as the Committee may require;

(b)    A notice of transfer shall: (i) identify the name, address and relationship of the transferee to the Participant; (ii) identify the Option Award which is the subject of the transfer, the number of Shares transferred and the consideration paid, if any, for the transfer; (iii) in the case of a transfer to a trustee, include evidence satisfactory to the Committee that under the terms of the trust the transfer is for the exclusive benefit of a Participant’s spouse, child or grandchild; and (iv) include a copy of the authorized signature of each person who will have the right to exercise the option to purchase and all information relevant to the rights transferred; and

(c)    A transferee may not transfer any rights. Upon the transferee’s death, all rights shall revert to the Participant.

The Committee may impose such additional restrictions on transferability as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares. For the avoidance of doubt and notwithstanding anything to the contrary, no Option Awards may be transferred by a Participant for value.

A-8

6.8    Termination of Employment. Except as hereinafter provided, Options granted under the Plan may not be exercised by any person, including an otherwise-permitted transferee of any rights under an Option Award, unless the Participant to whom such Options were granted is then in the employ of the Company or a subsidiary or affiliate thereof, and unless such Participant has remained continuously so employed since the date of grant of such Option (to the extent imposing such continuous employment requirement would not violate relevant federal law). Subject to the general limitation period set forth in Section 6.4, Options shall be exercisable as follows unless otherwise provided by the Committee:

(a)    in the case of a Participant’s death, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable under the following conditions:

(i)    if such Participant’s death occurs while employed by the Company or by a subsidiary or affiliate thereof, by the Beneficiary or representative during a period of three (3) years following the date of such Participant’s death; or

(ii)    if such Participant’s death occurs after his Retirement, but before the third anniversary of his Retirement, by the Beneficiary or representative on or before such third anniversary of his Retirement;

(b)    in the case of a Participant’s Disability, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable by such Participant or by such Participant’s appointed representative during a period of three (3) years following the date of such Participant’s last day of active employment;

(c)    in the case of a Participant’s Retirement, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and such vested Options shall be exercisable by such Participant during a period of three (3) years immediately following such Participant’s last day of active employment (provided that any Options which have not yet vested or been exercised at the end of such three-year period shall be forfeited);

(d)    in the case of a Participant’s involuntary termination of all Company, subsidiary and affiliate employment:

(i)    if such termination is for reasons other than Cause, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and any Options that vest shall be exercisable by such Participant during a period of three (3) years immediately following such Participant’s last day of active employment (provided that any Options which have not yet vested or been exercised at the end of such three-year period shall be forfeited); or

(ii)    if such termination is for Cause, by such Participant on or before his last day of active employment whether or not the Committee has made its final determination that there is Cause for termination as of that last day worked; and

(e)    in the case of a Participant’s voluntary termination of employment, his last day of active employment.

Article 7. Restricted Stock and Restricted Stock Units.

7.1    Restricted Stock Awards and Restricted Stock Unit Awards. Restricted Stock Awards and Restricted Stock Unit Awards may be made to any Director or Employee at any time while the Plan is in effect. Restricted Stock Awards and Restricted Stock Unit Awards may be made whether or not prior such Awards have been made to said individual.

A-9

7.2    Notice. The Committee shall promptly provide each Participant with written notice setting forth the number of Shares covered by such Participant’s Restricted Stock Award or Restricted Stock Unit Award and such other terms and conditions relevant thereto (which may include one or more performance goals), including the purchase price, if any, to be paid for the Shares by the recipient of a Restricted Stock Award, as may be considered appropriate by the Committee.

7.3    Restrictions on Retention and Transfer of Restricted Stock. The purpose of these restrictions is to provide an incentive to each Participant to continue to provide services to the Company and to perform his or her assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its stockholders. The Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions:

(a)    Stock certificates evidencing shares shall be issued in the sole name of the Participant (but may be required to be pledged to and held by the Company, or its agent, until all restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of common stock evidenced by this certificate are subject to the terms and restrictions of the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan. These shares are subject to forfeiture or cancellation under the terms of said Plan. These shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which Plan is available from the Secretary of the Company upon request.”

(b)    No Restricted Stock may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless, until and then only to the extent that said restrictions shall have lapsed in accordance with Section 7.4.

7.4    Lapse of Restrictions. With respect to a Restricted Stock Award made to an Employee, the restrictions set forth in Section 7.3 will lapse only in accordance with the terms of the Award Agreement. With respect to a Restricted Stock Award made to a Director, the restrictions set forth in Section 7.3 shall lapse upon completion of the full tenure for which such Director was elected to serve on the Board.

7.5    Vesting and Forfeiture of Restricted Stock. Upon the lapse of the restrictions set forth in Section 7.3 with respect to Shares covered by a Restricted Stock Award, ownership of the Shares with respect to which the restrictions have lapsed shall vest in the holder of such Award. In the event of termination of an Employee’s employment with the Company and all of its subsidiaries and affiliates, or in the event a Director fails to complete his or her full tenure on the Board, all Shares then still subject to the restrictions described in Section 7.3 shall be forfeited by such Participant and returned or released to the Company (as applicable) for cancellation, except as follows, or as otherwise provided in the applicable Award Agreement:

(a)    Restrictions with respect to Shares covered by an outstanding Restricted Stock Award held by a Director shall lapse upon the date of his or her mandatory retirement from the Board by reason of age. In the case of an Employee’s Retirement, restrictions remaining in respect of a Restricted Stock Award held by such Employee as of the date of such Retirement shall continue to lapse and vest after Retirement as provided in the applicable Award Agreement; provided, that the Committee may in its sole discretion reduce each outstanding Restricted Stock Award held by such Employee with respect to which restrictions have not yet lapsed by the number of Shares sufficient in value to pay such Employee’s share of any tax withholdings required in connection with such continued vesting after Retirement. Any outstanding restrictions shall lapse in case of death or Disability of a Participant holding a Restricted Stock Award; and

A-10

(b)    The Committee may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of the Shares covered by an outstanding Restricted Stock Award (to the extent not waived or released pursuant to paragraph (a) above). This authority may be exercised for any or all Participants; provided, that the waiver in any particular case shall not bind the Committee in any other similar case, it being the intention of the Company to grant the Committee the broadest possible discretion to act or to refuse to act in this regard.

7.6    Rights as Stockholder. Upon issuance of the stock certificates evidencing a Restricted Stock Award and notwithstanding the restrictions set forth in Section 7.3 hereof, the Participant shall have all the rights of a stockholder of the Company with respect to the Shares of Restricted Stock represented by that Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

7.7    Restricted Stock and Restricted Stock Unit Awards to Directors.

(a)     Except as otherwise determined by majority vote of the Board with respect to any calendar year, at least fifty percent (50%) of each Director’s annual retainer fee for services on the Board shall be paid in the form of Restricted Stock Awards or in the form of Restricted Stock Unit Awards, as determined by the Board. Each Director may elect before the beginning of such calendar year to have an additional portion of his or her annual retainer fee, and/or a portion of any other fees to be earned in such calendar year for services on the Board that otherwise would be payable in cash, paid to him or her by such means. Awards made under this Section 7.7(a), and any other Awards made to Directors under this Article 7, shall be made at intervals during the calendar year as the Board determines to be administratively feasible in accordance with procedures it establishes for that purpose.

(b)    The terms of any Restricted Stock Unit Award granted under the Plan shall be set forth in Restricted Stock Unit Award Agreements which shall contain provisions determined by the Board and not inconsistent with the Plan, including any vesting and forfeiture conditions, and the time and form of settlement of the applicable Restricted Stock Units. The terms of Restricted Stock Unit Award Agreements need not be the same with respect to each Director.

(d)    The Board may at any time in its sole discretion accelerate or waive all or any portion of vesting restrictions remaining in respect of the Shares covered by an outstanding Restricted Stock Unit Award. This authority may be exercised for any or all Directors; provided, that the acceleration or waiver in any particular case shall not bind the Board in any other similar case, it being the intention of the Company to grant the Board the broadest possible discretion to act or to refuse to act in this regard. Any such action shall require the unanimous consent of all Directors (excluding the Director for whose benefit such action is taken) then in office.

(e)    The holder of a Restricted Stock Unit Award shall not have any rights of a stockholder of the Company with respect to such Award, including any right to vote. Except as otherwise provided in a Restricted Stock Unit Award Agreement, prior to settlement or forfeiture, any Restricted Stock Unit shall carry with it a right to dividend equivalents under which the Participant shall be entitled to receive the value of all dividends and other distributions (with respect to actual Shares) in the form of additional Restricted Stock Units. Such additional Restricted Stock Units shall be subject to the same restrictions as the Restricted Stock Unit Award to which they relate.

(f)    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

(g)    Settlement of Restricted Stock Units shall be made in the form of Shares and distribution of such Shares shall occur or commence as provided in the applicable Restricted Stock

A-11

Unit Award Agreement; provided, that such settlement and distribution may be deferred to a later date if elected in advance by the Director in accordance with procedures established by the Company to ensure compliance with applicable law, including Section 409A of the Code and related regulations.

(h)    Notwithstanding any provision in the Plan to the contrary, no Director may be granted an aggregate combination of all Awards under the Plan in any calendar year (based on the grant date fair value of such Awards) which, when added to all cash and other compensation paid to such Director, in respect of such Director’s service as a member of the Board for such calendar year (including but not limited to retainer fees, meeting fees, committee chair and /or lead director fees, and perquisites) would cause such Director’s total compensation from the Company for such calendar year to exceed $750,000.

Article 8. Performance Awards

8.1    Grant of Performance Awards. Subject to the terms and conditions of the Plan, Performance Awards may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares or cash value of Performance Awards granted to each Participant and the terms and conditions thereof.

8.2    Value of Performance Shares. The Committee shall set performance goals over certain periods to be determined in advance by the Committee (“Performance Periods”). Prior to each grant of a Performance Award, the Committee shall establish an initial number of Shares or cash value for the Performance Award granted to a Participant for that Performance Period. The Committee also shall set the performance goals that will be used to determine the extent to which the Participant may receive a payment of Shares or cash value with respect to the Performance Award made for such Performance Period. These goals will be based on the attainment, by the Company or one or more of its subsidiaries or affiliates, of one or more certain performance criteria and objectives described in Section 8.8 herein. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance which shall be applied to determine the extent to which the Participant may receive a payout of the Performance Award for such Performance Period.

8.3    Payment. After a Performance Period has ended, the holder of a Performance Award shall be entitled to payment of the applicable number of Shares or cash value with respect thereto as determined by the Committee. The Committee shall make this determination by first determining the extent to which the performance goals set pursuant to Section 8.2 have been met. It will then determine the applicable percentage to be applied to and will apply such percentage to the number of Performance Shares to determine the payout to be made to the Participant, net of any applicable withholding.

8.4    Committee Discretion to Adjust Awards. The Committee shall have the authority to modify, amend or adjust the terms and conditions of any Performance Award Agreement, at any time or from time to time, including but not limited to the performance goals.

8.5    Form and Timing of Payment. The payment described in Section 8.3 herein shall be made in the applicable number of Shares or cash value as soon as administratively feasible after the end of the Performance Period to which such payment relates. Unless the Committee provides otherwise, the value of any dividends or dividend equivalents with respect to such issued Shares that the Participant would have been entitled to during the applicable Performance Period had he held such Shares during such Performance Period shall also be paid to the Participant in whole Shares on said date. Notwithstanding the foregoing, any dividend equivalents payable in connection with a Performance Award that is subject to performance-based vesting conditions shall be subject to the same restrictions as the underlying Award.

A-12

8.6    Termination of Employment.

(a)    Unless the Committee provides otherwise, in the event the employment by the Company and its subsidiaries and affiliates of a Participant terminates by reason of death, Disability, or Retirement, each Performance Award held by such Participant shall be deemed earned on a prorated basis, and a prorated payment based on such Participant’s number of full months of service during the Performance Period, further adjusted based on the achievement of the performance goals during the entire Performance Period, as computed by the Committee, shall be made at the time payments are made to Participants whose Company, subsidiary and/or affiliate employment did not terminate during the Performance Period.

(b)    If the employment by the Company and its subsidiaries and affiliates of a Participant shall terminate for any reason other than death, Disability or Retirement, all Performance Shares shall be forfeited and no payment shall be made with respect thereto; provided, that the Committee may in its sole discretion waive such forfeiture and provide for a payment to the Participant with respect to outstanding Performance Shares, determined in such manner and payable at such time as the Committee deems appropriate under the circumstances. This authority of the Committee may be exercised for any or all Participants; provided that its action in any particular case shall not bind the Committee in any other case, it being the intention of the Company to grant the Committee the broadest possible discretion to act or refuse to act in this regard.

8.7    Nontransferability. No rights held by an individual in Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, divided or partitioned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, until the termination of the applicable Performance Period. All rights with respect to Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

8.8    Performance Goals.

(a)    For purposes of this Plan, including but not limited to Awards of Performance Shares under this Article 8, “performance goals” shall mean the criteria and objectives, determined by the Committee, which shall be satisfied or met during the applicable Performance Period as a condition to the Participant’s receipt of Shares with respect to such Award. The criteria or objectives for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the Performance Period in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to an index or other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, including, without limitation, whether by corporate-wide, subsidiary, division, operating unit, individual or other measure, the following: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus and excluding special, unusual, and extraordinary items); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including without limitation earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including without limitation, in each case, subject to specified adjustments and as applied as a ratio to revenue or other measures or on a per ton or other per unit basis); economic value-added models or equivalent metrics; economic profit; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including without limitation cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash;

A-13

debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and innovation achievements; regulatory achievements (including without limitation submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing inspections); safety achievements, including without limitation those related to injuries and injury rates, accidents and other safety-related metrics; objectives related to environmental or sustainability metrics, including without limitation objectives relating to compliance under environmental permits (whether related to air, water or other objective metrics), environmental audit performance, or environmental-related events such as deviations, exceedances, violations, releases and the like; quality objectives, including without limitation metrics related to internal retreats, internal rejects, customer claims, process loss and similar quality-related measurements; financial ratios, including without limitation those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including without limitation sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the company’s assets, including without limitation its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

(b)    Performance criteria and objectives may include or exclude events the impact of which the Committee determines should be so included or excluded, including, without limitation, extraordinary, unusual, or infrequently occurring charges or credits; pension or other employee benefit plan corridor charges or credits; losses from discontinued operations; restatements and accounting changes and other unplanned special charges such as restructuring expenses; acquisitions; acquisition expenses, including expenses related to impairment of goodwill or other intangible assets; stock offerings; stock repurchases and loan loss provisions. Such performance criteria and objectives may be corporate-wide or particular to a subsidiary, division, operating unit, individual or otherwise.

Article 9. Rights of Employees.

9.1    Employment. Nothing in the Plan shall: (a) interfere with or limit in any way the right of the Company, or any subsidiary or affiliate thereof, to terminate any Employee’s employment at any time; (b) confer upon any such Employee any right to continue in the employ of the Company or any of its subsidiaries or affiliates (or any combination thereof); or (c) constitute evidence of any agreement or understanding, express or implied, that the Company, or a particular subsidiary or affiliate thereof, will employ an Employee in any particular position at a particular rate of compensation or for any particular period of time.

9.2    Participation. Nothing in this Plan shall be construed to give any individual any right to be granted any Award other than at the sole discretion of the Committee or as giving any individual any rights whatsoever with respect to Shares except as specifically provided in the Plan. No Employee or Director shall have any right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10. Change of Control Election. Subject to the requirements of Section 409A of the Code and related regulations, where applicable, and unless otherwise provided in an Award Agreement, upon the occurrence of a Change of Control:

(a)    the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock;

A-14

(b)    outstanding Awards which are not assumed or otherwise continued by the Acquiror shall accelerate and become fully vested effective immediately prior to, but contingent upon, the consummation of the Change in Control, and thereafter, all Awards which become vested as a result of this sentence shall terminate to the extent not exercised or settled as of the date of the Change in Control; and

(c)    any Awards which are assumed, continued, or substituted for pursuant to Section 10.1(a) above shall become fully vested upon a qualifying termination of employment that occurs in connection with or following such Change in Control, pursuant to the terms set forth in the applicable Award Agreement.

Article 11. Amendment, Modification, and Termination.

11.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment that (a) requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, or (b) would modify the provisions of the first paragraph of Section 4.1 or the second sentence of Section 6.3 of this Plan shall be effective unless such amendment shall first be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

11.2    Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award. If consent is not given, the Award shall continue in force in accordance with its terms without modification.

Article 12. Withholding.

12.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, (including the Participant’s FICA obligation, if any) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. Failure to cooperate with the Company in paying any such withholding shall cause the cancellation of the Shares subject to the taxable transaction without liability for such cancellation.

12.2    Share Withholding. With respect to withholding required upon the exercise of Options, the vesting of Shares under a Restricted Stock Award, or receipt of Shares pursuant to a Performance Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction (or such other rate that will not create an adverse accounting consequence or cost and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity). All elections shall be irrevocable, made in writing, signed by the Participant. In addition to the foregoing requirements, an Insider may elect Share withholding only if such election is made in compliance with Section 16 of the Exchange Act.

Article 13. Indemnification. The Company shall indemnify and hold harmless each member of the Committee, and each member of the Board, against and from any loss, cost, liability or expense, including reasonable attorney’s fees and costs of suit, that may be imposed upon or reasonably incurred by the member in connection with or resulting from any claim, action, suit, or proceeding to which the member may be a party defendant or in which the member may be involved as a defendant by reason of any action taken or any failure to act under the Plan and against and from any and all amounts paid in settlement thereof or paid in satisfaction of any judgment in any such action, suit, or

A-15

proceeding against the member, provided that the member shall give the Company an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it or agrees to any settlement of the claim. The foregoing right of indemnification shall be in addition to, and not exclusive of, any other rights of indemnification to which the member may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise. This right shall not extend to any action by a Director as a claimant of rights under the Plan, whether on the Director’s behalf or on behalf of a class of persons which would include the Director, unless filed in the form of a declaratory judgment seeking relief for the Company or the Plan.

Article 14. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Option or the issuance of Shares thereunder, the granting of a Restricted Stock Award and the issuance and transfer of Shares thereunder, the granting of Shares pursuant to a Restricted Stock Unit Award or the issuance and transfer of Shares pursuant to a Performance Award, no Option that is the subject of such Award may be exercised in whole or in part and no certificates may be issued or reissued in respect of any Restricted Stock, Restricted Stock Unit or Performance Award that is the subject of such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Article 16. Legal Construction.

16.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2    Severability. If any provision of the Plan shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included.

16.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Awards and the issuance of Shares under the Plan shall be further subject to the AK Steel Covered Officer Compensation Clawback Policy, as amended from time to time.

16.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule l6b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. The obligations of the Company to issue or transfer Restricted Stock awarded pursuant to the Plan, Shares pursuant to a Restricted Stock Unit Award, Shares upon exercise of an Option, or Shares pursuant to a Performance Award, shall be subject to: compliance with all applicable governmental rules and regulations, and administrative action; the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and the condition that listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed shall have been satisfied.

A-16

16.5    Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware. The references herein to specific rules, regulations, and statutes shall include any successor provisions thereof.

AK STEEL HOLDING CORPORATION

By:
Joseph C. Alter, Vice President,
General Counsel and Corporate Secretary

Adopted as of March 21, 2019 (subject to stockholder approval at the May 23, 2019 Annual Meeting of Stockholders)

A-17

ANNEX B

Non-GAAP Financial Measures

In certain of our disclosures, we have reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) attributable to AK Holding that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of an iron ore pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG, charges for temporarily idling facilities and an asset impairment charge. We believe that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance. Adjustments to net income (loss) attributable to AK Holding do not result in an income tax effect as any gross income tax effects are offset by a corresponding change in the deferred income tax valuation allowance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this report, we have made the adjustments to EBITDA noted in the preceding paragraph. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has generally only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and we believe this is useful to investors in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of the corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when we perform a valuation. The two most significant of those assumptions are the discount rate we use to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of a measurement date and actual return on plan assets compared to the expected return will have a significant impact on our liability, corridor adjustment and following year’s expense for these benefit plans. For example, actuarial assumptions we made to remeasure the funded status of our pension and OPEB obligations in the fourth quarter of 2016 affected actuarial losses and the related pension/OPEB net corridor charge. The net corridor charge reflected (i) a decrease in the discount rate assumption used to determine pension liabilities from 4.15% at December 31, 2015 to 3.35% at the October 2016 remeasurement (an actuarial loss of approximately $221.1 million), partially offset by (ii) gains from changes in pension and OPEB mortality assumptions, lower claims costs and other demographic factors (netting to a gain of approximately $76.4 million) and (iii) the net effect of the difference between the expected annualized return on assets of 7.25% ($129.4 million) and the actual annualized return on assets of 12.7% as of the October 2016 remeasurement

B-1

($228.8 million) (netting to a gain of $99.4 million). We believe that the corridor method of accounting for pension and OPEB obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, our resulting pension and OPEB expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension and OPEB expense on a GAAP basis. Although the net corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, we expect to ultimately settle the pension and OPEB obligations in cash.

Neither current shareholders nor potential investors in our securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and we encourage investors and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

(in millions)	2013 (a)	2014 (a)	2015 (a)	2016 (a)	2017 (a)	2018	2016 (as originally filed)	2017 (as originally filed)
Net income (loss) attributable to AK Holding	$(60.2)	$(114.2)	$(652.3)	$(16.8)	$103.5	$186	$(7.8)	$6.2
Net income attributable to noncontrolling interests	64.2	62.8	62.8	66.0	61.4	58.1	66.0	61.4
Income tax expense (benefit)	(42.3)	0.3	(6.3)	(16.9)	(2.2)	(6.2)	3.2	(17.0)
Interest expense, net	126.3	144.0	171.7	162.3	150.9	150.7	162.3	150.9
Depreciation and amortization	200.0	211.0	224.4	221.4	236.3	237.0	221.4	236.3

EBITDA	288.0	303.9	(199.7)	416.0	549.9	625.6	445.1	437.8
Less: EBITDA of noncontrolling interests (b)	78.3	77.2	77.1	80.8	77.7	76.7	80.8	77.7
Pension and OPEB net corridor and settlement charges	—	5.5	131.2	68.1	—	14.5	68.1	14.5
Charges (credit) for termination of pellet agreement and related transportation costs	—	—	—	69.5	(19.3)	—	69.5	(19.3)
Impairment of Magnetation investment	—	—	256.3	—	—	—	—	—
Impairment of AFST investment	—	—	41.6	—	—	—	—	—
Charge for facility idling	—	—	28.1	—	—	—	—	—
Asset impairment charge	—	—	—	—	75.6	—	—	—
Acquisition-related expenses	—	23.3	—	—	—	—	—	—

Adjusted EBITDA	$209.7	$255.5	$180.4	$472.8	$528.5	$563.4	$501.9	$416.4

Adjusted EBITDA margin	3.8%	3.9%	2.7%	8.0%	8.7%	8.3%	8.5%	6.8%

(a)	Recast to reflect retrospective adjustments from certain accounting changes, including change from last-in, first-out method to average cost method for inventory valuation.

B-2

(b)	The reconciliation of net income attributable to noncontrolling interests to EBITDA of noncontrolling interests is as follows:

(in millions)	2013	2014	2015	2016	2017	2018
Net income attributable to noncontrolling interests	$64.2	$62.8	$62.8	$66.0	$61.4	$58.1
Depreciation	14.1	14.4	14.3	14.8	16.3	18.6

EBITDA of noncontrolling interests	$78.3	$77.2	$77.1	$80.8	$77.7	$76.7

Reconciliation of Adjusted Net Income

(in millions, except per share)	2013	2014	2015	2016	2017	2018
Reconciliation to Net Income (Loss) Attributable to AK Holding
Net income (loss) attributable to AK Holding, as reported	$(60.2)	$(114.2)	$(652.3)	$(16.8)	$103.5	$186.0
Pension and OPEB net corridor and settlement charges	—	5.5	131.2	68.1	—	14.5
Charges (credit) for termination of pellet agreement and related transportation costs	—	—	—	69.5	(19.3)	—
Impairment of Magnetation investment	—	—	41.6	—	—	—
Charge for facility idling	—	—	28.1	—	—	—
Asset impairment charge	—	—	—	—	75.6	—
Acquisition-related expenses (net of tax)	—	31.7	—	—	—	—

Adjusted net income attributable to AK Holding	$(60.2)	$(77.0)	$(195.1)	$120.8	$159.9	$200.5

Reconciliation to Diluted Earnings (Loss) per Share
Diluted earnings (loss) per share, as reported	$(0.44)	$(0.77)	$(3.67)	$(0.07)	$0.32	$0.59
Pension and OPEB net corridor and settlement charges	—	0.04	0.74	0.29	—	0.05
Charges (credit) for termination of pellet agreement and related transportation costs	—	—	—	0.30	(0.06)	—
Impairment of Magnetation investment	—	—	1.44	—	—	—
Impairment of AFSG investment	—	—	0.23	—	—	—
Credit for facility idling	—	—	0.16	—	—	—
Asset impairment charge	—	—	—	—	0.24	—
Acquisition-related expenses	—	0.21	—	—	—	—

Adjusted diluted earnings per share	$(0.44)	$(0.52)	$(1.10)	$0.52	$0.50	$0.64

B-3

☐	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A.	Proposal No. 1 – Election of Directors.

The Board of Directors recommends a vote FOR the listed nominees.

	For	Against	Abstain		For	Against	Abstain
01 – Dennis C. Cuneo	❑	❑	❑	06 – Ralph S. Michael, III	❑	❑	❑

02 – Sheri H. Edison	❑	❑	❑	07 – Roger K. Newport	❑	❑	❑

03 – Mark G. Essig	❑	❑	❑	08 – Dwayne A. Wilson	❑	❑	❑

04 – William K. Gerber	❑	❑	❑	09 – Vicente Wright	❑	❑	❑

05 – Gregory B. Kenny	❑	❑	❑	10 – Arlene M. Yocum	❑	❑	❑

B.	Proposal No. 2 – Advisory vote to ratify the appointment of independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2019.

❑    For             ❑    Against                ❑    Abstain

C.	Proposal No. 3 – Advisory vote to approve Named Executive Officer compensation.

The Board of Directors recommends a vote FOR the resolution to approve the compensation of the Named Executive Officers.

❑    For             ❑    Against                ❑    Abstain

D.	Proposal No. 4 – Approval of 2019 Omnibus Supplemental Incentive Plan.

The Board of Directors recommends a vote FOR the approval of the 2019 Omnibus Supplemental Incentive Plan.

❑    For             ❑    Against                ❑    Abstain

E.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Title:	Title:

Proxy – AK Steel Holding Corporation

Annual Meeting of Stockholders

Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 23, 2019

The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints Roger K. Newport, Kirk W. Reich and Joseph C. Alter, and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 23, 2019, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 25, 2019, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE TEN NOMINEES NAMED ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AND “FOR” THE APPROVAL OF THE 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2019 OMNIBUS SUPPLEMENTAL INCENTIVE PLAN.

Please sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)